                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2).

     [X] Definitive proxy statement.

     [ ] Definitive additional materials.

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12.

                               Pharmacia Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [x] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3) Filing Party:

--------------------------------------------------------------------------------

     (4) Date Filed:

--------------------------------------------------------------------------------

[PHARMACIA LOGO]

NOTICE OF
ANNUAL MEETING OF STOCKHOLDERS
JUNE 23, 2000

On behalf of the Board of Directors, you are invited, as a stockholder of Pharmacia Corporation, to the Annual Meeting of Stockholders of the Company to be held at The Oriental Theater, 24 Randolph Street, Chicago, Illinois, on Friday, June 23, 2000, at 1:30 p.m. (local time) for the following purposes:

     1. To elect six directors for a term of three years;

     2. To consider and act upon the stockholder proposals presented in the attached Proxy Statement; and

     3. To transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on May 4, 2000 are entitled to notice of, and to vote at, the Annual Meeting of Stockholders and any and all adjournments thereof. Since a majority of the Company's outstanding shares which are entitled to vote at the meeting must be represented in person or by proxy to constitute a quorum, all stockholders are urged to promptly either mark, sign and return the enclosed proxy card, or follow the telephone, Internet, bank or broker instructions provided for voting your shares. If you hold your shares directly, your proxy card will contain instructions for voting by telephone or the Internet. If your shares are held in street name by your bank or broker, please follow their instructions.

Admittance to the Annual Meeting will be granted only to stockholders of record on May 4, 2000. Each stockholder may also bring one guest. If you wish to attend the meeting in person, please provide advance notice to the Company either by checking the box on your proxy card or by following the telephone or Internet instructions, or by providing notice to the Corporate Secretary, 100 Route 206 North, Peapack, New Jersey 07977. If you are not a shareholder of record, please bring identification and, if you hold your shares through a broker, bank or otherwise not in your own name, please bring proof of share ownership, such as an account statement, for admittance. An admission list containing the names of all those planning to attend will be placed at the registration desk at the entrance to the meeting, where you must check-in to gain admittance to the meeting.

                                           /s/ Don W. Schmitz
                                           Secretary
Peapack, New Jersey
May 22, 2000
--------------------------------------------------------------------------------

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, THE BOARD OF DIRECTORS REQUESTS THAT YOU PROMPTLY VOTE YOUR SHARES BY EITHER COMPLETING AND RETURNING THE ENCLOSED PROXY CARD OR BY VOTING BY TELEPHONE, INTERNET OR THROUGH YOUR BANK OR BROKER.

                               TABLE OF CONTENTS

                                                               PAGE NO.
                                                               --------
PART I. PROXY STATEMENT..................................          1
Election of Directors (Proxy Item No. 1).................          2
     Stock Ownership of Management and Certain Beneficial
       Owners............................................          7
     Board Meetings and Committees; Compensation of
       Directors.........................................          8
     Executive Compensation..............................         10
     Other Information Regarding Management..............         24

Stockholder Proposals and Pharmacia's Responses (Proxy
  Items No. 2-5).........................................         25

Relationship with Independent Accountants................         32

General Information......................................         32

PART II. ANNUAL REPORT...................................         33
     Description of the Business.........................         33
     Corporate Officers..................................         33
     Management's Discussion and Analysis................         34
     Selected Financial Data.............................         53
     Reports of Independent Accountants..................         54
     Consolidated Statements of Earnings.................         56
     Consolidated Balance Sheets.........................         57
     Consolidated Statements of Shareholders' Equity.....         58
     Consolidated Statements of Cash Flows...............         59
     Notes to Consolidated Financial Statements..........         60
     Quarterly Data......................................         90
     Stockholder Information.............................  Inside Back Cover

[PHARMACIA LOGO]

                            PART I. PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Pharmacia Corporation ("Pharmacia" or the "Company") of proxies to be voted at the Annual Meeting of Stockholders to be held on June 23, 2000, and at any and all adjournments thereof.

On March 31, 2000, Monsanto Company ("Monsanto") completed its merger (the "Merger") with Pharmacia & Upjohn, Inc. ("P&U") and was renamed Pharmacia Corporation. References to Pharmacia Corporation prior to March 31, 2000 refer to Monsanto. All information presented in this Proxy Statement consists of information of Monsanto and P&U unless otherwise indicated. Upon the Merger, each share of P&U common stock was converted into 1.19 shares of Pharmacia common stock. The Company's mailing address is 100 Route 206 North, Peapack, NJ 07977.

Only stockholders of record at the close of business on May 4, 2000 will be eligible to vote at the meeting. Except for shares owned by Pharmacia, each share of common stock, $2 par value, of Pharmacia outstanding on such record date will be entitled to one vote at the meeting. As of May 4, 2000, 1,269,325,253 shares of Company common stock were outstanding and entitled to vote. In addition, on May 4, 2000, 6,625 shares of the Company's Convertible Perpetual Preferred Stock were held by the P&U Employee Stock Ownership Trust pursuant to the P&U Employee Savings Plan. These shares have total votes equivalent to 11,431,437 shares of the Company's common stock. This Proxy Statement and the accompanying form of proxy were first forwarded to stockholders on May 22, 2000.

INCLUDED AS PART II, BEGINNING ON PAGE 33, IS THE FINANCIAL AND LEGAL INFORMATION NORMALLY INCLUDED IN THE ANNUAL REPORT TO STOCKHOLDERS. THE COMPANY WILL NOT BE SENDING A SEPARATE ANNUAL REPORT TO STOCKHOLDERS THIS YEAR.

Pharmacia will bear the expense of preparing and distributing this proxy material, as well as the cost of solicitation. Pharmacia has engaged D.F. King, a proxy solicitation firm, to assist in the solicitation of proxies for a fee of $20,000 plus expenses. A few regular employees may also participate in the solicitation, without additional compensation. In addition, Pharmacia will reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries for reasonable expenses incurred in forwarding proxy materials to beneficial owners of Pharmacia's common stock and obtaining their proxies.

Unless you indicate to the contrary, the persons named in the accompanying proxy will vote FOR the election of the nominees named below, AGAINST each of the stockholder proposals, and in their discretion on any other matters properly coming before the meeting.

A plurality of the shares present at the meeting in person or by proxy is required for the election of directors. The affirmative vote of a majority of the shares present at the meeting in person or by proxy is required to adopt the stockholder proposals. Pursuant to Pharmacia's By-Laws, abstentions and votes withheld by brokers in the absence of instructions from street-name holders (broker non-votes) have the same effect as votes cast against a particular proposal. Any stockholder giving a proxy has the power to revoke it at any time before it is voted.

The proxy of a stockholder who is a participant in Pharmacia's Dividend Reinvestment Plan will also serve as an instruction to vote the shares held for the account of the participant under this Plan in the manner indicated on the proxy. If a stockholder's proxy is not received, the shares held in that account in the Dividend Reinvestment Plan will not be voted.

Participants in the Company's Savings and Investment Plan, the P&U Employee Savings Plan, and the Solutia Inc. Savings and Investment Plan may direct the trustees of the plans how to vote the shares allocated to the participant's account under the plans. If a participant is also a stockholder of record, the proxy card given by such person will govern the voting of shares held by the participant both directly and through the Plan. Under the terms of the respective trust agreements, the trustees will vote the shares which have not been allocated to participant accounts or for which no instructions were timely received in the same proportion as the shares voted by participants who do provide such instruction.

                    ELECTION OF DIRECTORS (PROXY ITEM NO. 1)

The Board of Directors is composed of three classes of members. One class of directors is elected each year to hold office for a three-year term or until a successor is duly elected and qualified. Except where the authority to do so has been withheld, it is the intention of the persons named in the Company's proxy to vote to elect Frank C. Carlucci, Michael Kantor, Gwendolyn S. King, Olof Lund, John E. Robson and Bengt Samuelsson as directors. Each nominee is currently a director of Pharmacia and was a director of either Monsanto or P&U before the Merger.

The Board of Directors increased the size of the Board, effective upon the Merger, from ten to eighteen directors. Richard De Schutter, who is currently a member of the Board of Directors, will resign from the Board of Directors as of the Annual Meeting reducing the size of the Board to seventeen directors.

The Board does not contemplate that any of the nominees will be unable to stand for election, but should any nominee become unavailable for election, all proxies (except proxies marked to the contrary) will be voted for the election of a substitute candidate nominated by the Board.

The principal occupations for the past five years, age, directorships held and other information is as of May 4, 2000, with respect to the nominees for election and the directors whose terms will continue after the Annual Meeting, are shown below.

TO BE ELECTED FOR A TERM EXPIRING IN 2003:

                          FRANK C. CARLUCCI             PRINCIPAL OCCUPATION: CHAIRMAN, THE CARLYLE GROUP
                                                        FIRST BECAME DIRECTOR: MARCH 2000
                                                        AGE: 69
                          Chairman, The Carlyle Group, a merchant bank. U.S. Secretary of Defense from 1987 to
                          1989. Director: Ashland, Inc.; Kaman Corporation; Neurogen Corporation; Chairman,
                          Nortel Networks Corporation, The Quaker Oats Company; SunResorts, Ltd, N.V.; Texas
                          Biotechnology Corporation. Member, Board of Trustees for Rand Corporation, a
[FRANK C. CARLUCCI]       nonprofit entity. Director of P&U prior to the Merger and of The Upjohn Company
                          ("Upjohn") before its combination with Pharmacia AB ("PAB").

                          MICHAEL KANTOR                PRINCIPAL OCCUPATION: PARTNER, MAYER, BROWN & PLATT
                                                        FIRST BECAME DIRECTOR: 1997
                                                        AGE: 60

                          Partner, Mayer, Brown & Platt, a law firm, since 1997; U.S. Secretary of Commerce,
                          1996-97; U.S. Trade Representative, 1993-96; National Chairman for the Clinton/Gore
                          Campaign, 1992.
[MICHAEL KANTOR]


                          GWENDOLYN S. KING            PRINCIPAL OCCUPATION: RETIRED SENIOR VICE PRESIDENT,
                                                         CORPORATE AND PUBLIC AFFAIRS, PECO ENERGY COMPANY
                                                       FIRST BECAME DIRECTOR: 1993
                                                       AGE: 59
                          Retired Senior Vice President, Corporate and Public Affairs, PECO Energy Company
                          (formerly Philadelphia Electric Company), a diversified utility company, 1992-98;
                          Commissioner, Social Security Administration, 1989-92. Director: Lockheed Martin
[GWENDOLYN S. KING]       Corp.; Marsh & McLennan Companies, Inc.; Erie Family Life Insurance Co.

                          OLOF LUND                    PRINCIPAL OCCUPATION: CHAIRMAN, TIETOENATOR
                                                         CORPORATION
                                                       FIRST BECAME DIRECTOR: MARCH 2000
                                                       AGE: 69
                          Chairman, TietoEnator Corporation, a telecommunications company, since 1999.
                          Retired President and Chief Executive Officer, Celsius Industrier AB, a defense manufacturing company, 1984 to 1997. Chairman: SIAR Foundation; the Swedish
                          Financial Accounting Standards Council. Director: FPG/AMFK; LKAB; the Federation of
[OLOF LUND]
                          Swedish Industries. Member: Royal Academy of War Sciences. Director of P&U prior to the Merger and of PAB before its combination with Upjohn.

                          JOHN E. ROBSON               PRINCIPAL OCCUPATION: SENIOR ADVISOR, ROBERTSON
                                                         STEPHENS
                                                       FIRST BECAME DIRECTOR: 1996
                                                       AGE: 69
                          Senior Advisor, Robertson Stephens, an investment banking firm, since 1993;
                          Distinguished Faculty Fellow, Yale University School of Management and Visiting
                          Fellow, The Heritage Foundation, 1993; Deputy Secretary of the U.S. Department of
                          the Treasury, 1989-92; Dean, Emory University Business School, 1986-89; President
[JOHN E. ROBSON]
                          and Chief Executive Officer, G.D. Searle & Co., 1985 to 1986. Director: Exide
                          Corporation; Northrop Grumman Corp.; ProLogis Trust.

                          BENGT SAMUELSSON             PRINCIPAL OCCUPATION: PROFESSOR OF MEDICAL AND
                                                         PHYSIOLOGICAL CHEMISTRY, KAROLINSKA INSTITUTE
                                                       FIRST BECAME DIRECTOR: MARCH 2000
                                                       AGE: 65
                          Professor of Medical and Physiological Chemistry, and former President, Karolinska
                          Institute, a university and medical research facility. Nobel Laureate in Physiology or Medicine in 1982 and current Chairman of the Nobel Foundation. Director: Svenska
                          Handelsbanken; Pyrosequencing AB; the Liposome Company; Nicox, S.A.; Valbonne,
[BENGT SAMUELSSON]
                          France. Member: Royal Swedish Academy of Sciences; the American Academy of Arts and
                          Sciences; the Association of American Physicians; Adacemie des Sciences, Paris; the
                          U.S. National Academy of Sciences; the Royal Society, London. Director of P&U prior to the Merger and of PAB before its combination with Upjohn.

TO CONTINUE IN OFFICE UNTIL 2001:

                          M. KATHRYN EICKHOFF           PRINCIPAL OCCUPATION: PRESIDENT, EICKHOFF ECONOMICS
                                                          INCORPORATED
                                                        FIRST BECAME DIRECTOR: MARCH 2000
                                                        AGE: 61
                          President, Eickhoff Economics Incorporated, an economic consulting firm; Associate
                          Director for Economic Policy, United States Office of Management and Budget.
                          Director: AT&T Corp.; Tenneco Inc.; Fleet Bank, NA. Member: the Conference of
                          Business Economists; the Economic Club of New York; the National Association of
[KATHRYN EICKHOFF]
                          Business Economists. Director of P&U prior to the Merger and of Upjohn before its combination with PAB.

                          FRED HASSAN                   PRINCIPAL OCCUPATION: CHIEF EXECUTIVE OFFICER,
                                                          PHARMACIA CORPORATION
                                                        FIRST BECAME DIRECTOR: MARCH 2000
                                                        AGE: 54
                          Chief Executive Officer, Pharmacia Corporation since March 2000. President and Chief
                          Executive Officer, P&U, from May 1997-March 2000. Former Executive Vice President and Director of American Home Products Corporation, 1995 to May 1997. Director of
                          P&U prior to the Merger.
[FRED HASSAN]

                          PHILIP LEDER                  PRINCIPAL OCCUPATION: CHAIRMAN, DEPARTMENT OF
                                                          GENETICS, HARVARD MEDICAL SCHOOL, AND SENIOR
                                                          INVESTIGATOR, HOWARD HUGHES MEDICAL INSTITUTE
                                                        FIRST BECAME DIRECTOR: 1990
                                                        AGE: 65
                          Chairman, Department of Genetics, Harvard Medical School since 1980; John Emory
                          Andrus Professor of Genetics since 1980; Senior Investigator, Howard Hughes Medical
                          Institute since 1986. Director: Genome Therapeutics Corporation. Trustee: The
[PHILIP LEDER]
                          General Hospital Corporation; The Hadassah Medical Organization; Massachusetts
                          General Hospital; The Charles A. Revson Foundation.

                          BERTHOLD LINDQVIST            PRINCIPAL OCCUPATION: RETIRED PRESIDENT AND CHIEF
                                                          EXECUTIVE OFFICER OF GAMBRO AB
                                                        FIRST BECAME DIRECTOR: MARCH 2000
                                                        AGE: 61
                          Retired President and Chief Executive Officer of Gambro AB, a global medical technology company. Director: Modo Paper AB; Probi AB; Novotek AB; Trelleborg AB;
                          Munters AB; Securitas AB. Member: Royal Swedish Academy of Sciences. Director of P&U
                          prior to the Merger and of PAB before its combination with Upjohn.
[BERTHOLD LINDQVIST]


                          JOHN S. REED                  PRINCIPAL OCCUPATION: RETIRED CHAIRMAN, CITIGROUP INC.
                                                        FIRST BECAME DIRECTOR: 1985
                                                        AGE: 61
                          Retired Chairman, Citigroup Inc., a commercial bank and financial services company.
                          Chairman and Co-Chief Executive Officer of Citigroup Inc., 1998-April 2000; Chairman
                          and Chief Executive Officer, Citicorp and Citibank, N.A., 1984-98. Director: Philip
                          Morris Companies, Inc. Member: The Business Council.
[JOHN S. REED]

                          WILLIAM D. RUCKELSHAUS        PRINCIPAL OCCUPATION: PRINCIPAL, MADRONA INVESTMENT
                                                          GROUP L.L.C.
                                                        FIRST BECAME DIRECTOR: 1985
                                                        AGE: 67
                          Principal, Madrona Investment Group L.L.C., a venture capital group, since 1996;
                          Chairman, Browning-Ferris Industries, Inc., a waste management and recycling company, 1995-1999; Chairman and Chief Executive Officer, Browning-Ferris
                          Industries, Inc., 1988-95; Of Counsel, Perkins Coie, a law firm, 1985-88;
[WILLIAM D. RUCKELSHAUS]
                          Administrator, Environmental Protection Agency, 1983-85. Director: Coinstar, Inc.;
                          Cummins Engine Co., Inc.; Nordstrom, Inc.; Solutia Inc.; Weyerhaeuser Company.

TO CONTINUE IN OFFICE UNTIL 2002:

                          C. STEVEN MCMILLAN            PRINCIPAL OCCUPATION: PRESIDENT AND CHIEF OPERATING
                                                          OFFICER, SARA LEE CORPORATION
                                                        FIRST BECAME DIRECTOR: MARCH 2000
                                                        AGE: 54
                          President and Chief Operating Officer, Sara Lee Corporation, a consumer goods company, since 1997 and other management positions at Sara Lee before that.
                          Effective July 1, 2000, Mr. McMillan will be President and Chief Executive Officer of Sara Lee Corporation. Executive Vice President Sara Lee Corporation, 1993-1997.
[C. STEVEN MCMILLIAN]
                          Director: Sara Lee Corporation and Dynegy Inc. Director of P&U prior to the Merger.

                          WILLIAM U. PARFET             PRINCIPAL OCCUPATION: CHAIRMAN AND CHIEF EXECUTIVE
                                                          OFFICER, MPI RESEARCH INC.
                                                        FIRST BECAME DIRECTOR: MARCH 2000
                                                        AGE: 53
                          Chairman and Chief Executive Officer, MPI Research Inc., a pre-clinical toxicology and clinical pharmaceutical testing laboratory and Co-Chairman of MPI Research Inc.
                          before that. Director: CMS Energy Corporation; the Financial Accounting Foundation;
                          Stryker Corporation; Sybron International. Director of P&U prior to the Merger and
[WILLIAM U. PARFET]
                          of Upjohn before its combination with PAB.


                          JACOBUS F. M. PETERS         PRINCIPAL OCCUPATION: RETIRED CHAIRMAN OF THE
                                                         EXECUTIVE BOARD AND CHIEF EXECUTIVE OFFICER, AEGON
                                                         N.V.
                                                       FIRST BECAME DIRECTOR: 1993
                                                       AGE: 68
                          Retired Chairman of the Executive Board and Chief Executive Officer, AEGON N.V., an
                          insurance company, 1984-93. Director: Kleinwort Endowment Policy Trust Plc.;
[JACOBUS F. M. PETERS]    Chairman of Supervisory Board, Bank Dutch Municipalities. Member of Supervisory
                          Board: AEGON N.V.; Amsterdam Company for Town Restoration Ltd.; Gilde Investment
                          Funds; Randstad Holding N.V.; SAMAS Group N.V.; United Flower Auctions Aalsmeer,
                          KEMA.

                          ULLA REINIUS                 PRINCIPAL OCCUPATION: PRESIDENT, FINANSFAKTA R. AB
                                                       FIRST BECAME DIRECTOR: MARCH 2000
                                                       AGE: 62
                          President, Finansfakta R. AB, a publisher and financial information consultant.
                          Director: Swedish Association for Share Promotion; the Swedish State Pension Fund,
                          No. 4; and the Royal Swedish Opera. Member: Ethical Advisory Board of the Swedish
                          County Pension Funds. Director of P&U prior to the Merger and of PAB before its
[ULLA REINIUS]            combination with Upjohn.

                          ROBERT B. SHAPIRO            PRINCIPAL OCCUPATION: CHAIRMAN OF THE BOARD, PHARMACIA
                                                         CORPORATION
                                                       FIRST BECAME DIRECTOR: 1993
                                                       AGE: 61
                          Chairman of the Board, Pharmacia since March 2000. Chairman and Chief Executive
                          Officer, Monsanto 1997--March 2000; Chairman, President and Chief Executive
                          Officer, Monsanto, 1995-97; President and Chief Operating Officer, Monsanto,
                          1993-95; Executive Vice President and Advisory Director, Monsanto, and President,
[ROBERT B. SHAPIRO]
                          The Agricultural Group of Monsanto, 1990-93. Director: Northwestern Memorial
                          Hospital, Silicon Graphics, Inc.; Rockwell International Corporation. Trustee:
                          Washington University. Member: The Business Council; American Society of Corporate
                          Executives.

STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

Information is set forth below regarding beneficial ownership of common stock of Pharmacia by (i) each person who is a director or nominee; (ii) each executive officer named in the Summary Compensation Table on page 19; and (iii) all directors and executive officers as a group. Except as otherwise noted, each person has sole voting and investment power as to his or her shares. All information is as of May 4, 2000.

                                                           Shares of        Shares Underlying
                                                          Common Stock     Options Exercisable
                                                         Owned Directly         Within 60
                        Name                             or Indirectly           Days(h)            Total
                        ----                             --------------    -------------------      -----
Frank C. Carlucci(a).................................         29,740                3,570             33,310
Richard U. De Schutter(b)............................        244,084            1,095,730          1,339,814
M. Kathryn Eickhoff(a)...............................          8,391                3,570             11,961
Fred Hassan(c)(d)....................................        663,334            2,023,000          2,686,334
Michael Kantor.......................................            800               13,637             14,437
Gwendolyn S. King....................................          3,865                7,387             11,252
Philip Leder.........................................          9,002               13,636             22,638
Berthold Lindqvist...................................          2,281                3,570              5,851
Olof Lund............................................          2,727                3,570              6,297
C. Steven McMillan...................................          5,950                   --              5,950
Philip Needleman(b)..................................        209,195            1,111,497          1,320,692
William U. Parfet(a)(c)(e)...........................      1,874,357                3,570          1,877,927
Jacobus F. M. Peters.................................          4,705               10,227             14,932
John S. Reed.........................................         91,947               14,395            106,342
Ulla Reinius.........................................          2,281                3,570              5,851
John E. Robson(f)....................................          6,093               10,546             16,639
Timothy G. Rothwell(c)...............................         19,384              452,976            472,360
William D. Ruckelshaus...............................         16,286                8,919             25,205
Bengt Samuelsson.....................................          3,174                3,570              6,744
Robert B. Shapiro....................................      1,038,079            2,833,875          3,871,954
Hendrik A. Verfaillie(b)(g)..........................        232,219            1,601,922          1,834,141
29 directors and executive officers as a
  group(a)(b)(c)(d)(e)(f)(g)(h)......................      4,609,723           11,951,814         16,561,537

(a) Includes the following number of shares representing deferred directors' fees payable in stock which are held in trust with respect to which the individual has shared voting power: Mr. Carlucci, 28,578; Ms. Eickhoff, 3,319; Mr. Parfet, 498.

(b)  Includes shares held under Pharmacia's Savings and Investment Plan ("SIP"):
     Dr. Needleman, 3,473; Mr. De Schutter, 17,274; Mr. Verfaillie, 16,610; and directors and executive officers as a group, 38,965. With respect to shares held under the SIP, the individuals have sole discretion as to voting and, within limitations provided by the SIP, investment of shares. With respect to shares held under other benefit and incentive plans, employee directors and officers have sole voting power and no current investment power.

(c) Includes the following number of shares or share equivalents credited under the P&U Employee Savings Plan with respect to which the individual has shared voting power: Mr. Hassan, 609; Mr. Parfet, 8,475; Mr. Rothwell, 672.

(d)  Includes 4,400 held by Mr. Hassan's wife.

(e) Includes 1,864,710 shares held in trust over which Mr. Parfet shares voting and/or dispositive power in his capacity as trustee over various trusts.

(f)  Includes 1,378 shares owned jointly by Mr. Robson and his wife.

(g)  Includes 150,374 shares owned jointly by Mr. Verfaillie and his wife.

(h) The Securities and Exchange Commission deems a person to have beneficial ownership of all shares which that person has the right to acquire within 60 days, including by the exercise of stock options.

The percentage of shares of outstanding common stock of Pharmacia, including shares underlying options exercisable within 60 days beneficially owned by all directors and executive officers as a group, is approximately 1.3%. The percentage of such shares beneficially owned by any director, nominee or executive officer does not exceed 1%.
                         ------------------------------

The following table sets forth certain information regarding the only known beneficial owner of more than 5% of Pharmacia's common stock as of December 31, 1999.

                                                                 AMOUNT AND NATURE
                      NAME AND ADDRESS                             OF BENEFICIAL         PERCENT
                    OF BENEFICIAL OWNER                              OWNERSHIP          OF CLASS
                    -------------------                          -----------------      --------
Capital Research and Management Company.....................        68,444,100(a)         5.3%(b)
333 South Hope Street
Los Angeles, California 90071

(a) As reported in its Schedule 13G dated February 10, 2000, Capital Research and Management Company, through its role as investment adviser to several investment companies, may be deemed to be the beneficial owner of these shares with sole dispositive power.

(b) Percentage of the Company's outstanding shares of common stock on May 4, 2000.

BOARD MEETINGS AND COMMITTEES; COMPENSATION OF DIRECTORS

During 1999, the Board of Directors of Monsanto met seven times. All incumbent directors attended 75% or more of the aggregate meetings of the Board and of the Board Committees on which they served during the period they held office in 1999. During 2000, the Monsanto Board of Directors met two times, the P&U Board of Directors met two times and from January 1, 2000 to the date of this Proxy Statement, the Pharmacia Board of Directors met one time.

The new Pharmacia Board of Directors has the following Committees:

EXECUTIVE COMMITTEE

     Members: Mr. Shapiro, Chair; Messrs. Carlucci, Hassan, Lindqvist, Robson and Ruckelshaus

The Executive Committee generally has the powers of the Board in directing the management of the business and affairs of Pharmacia when a meeting of the full Board cannot be arranged. The Committee did not meet in 1999 or in 2000 to date.

AUDIT AND FINANCE COMMITTEE

     Members: Mr. Reed, Chair; Ms. Eickhoff, Ms. Reinius and Mr. Peters

The Audit and Finance Committee is composed of non-employee directors who are "independent" of management as required by the rules of the New York Stock Exchange and free from any relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment. The Committee's composition and functioning will conform to applicable requirements of the New York Stock Exchange and the U.S. Securities and Exchange Commission. The Company's internal auditors and the independent accountants will meet periodically with the Audit and Finance Committee, with and without management representatives present, to discuss the results of their examinations, the adequacy of Pharmacia's internal accounting controls, and the quality of Pharmacia's financial reporting. The Audit and Finance Committee will also review Pharmacia's financial policies to ensure Pharmacia's sound operation and long-term growth. Prior to the Merger, the equivalent Committee of Monsanto met six times in 1999, including to (i) review and discuss the 1999 Monsanto audited financial statements with management and the independent auditors; (ii) discuss the matters required to be discussed with the independent auditors by SAS 61; (iii) receive the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1; (iv) discuss the independence of the Company's independent auditors with the independent auditors; and (v) recommend to the Board that the audited financial statements be included in Monsanto's Annual Report on Form 10-K for 1999.

COMPENSATION COMMITTEE

     Members: Mr. Carlucci, Chair; Mrs. King and Messrs. McMillan and
Ruckelshaus

The Compensation Committee, composed of non-employee directors, approves the establishment, modification and termination of Pharmacia's major compensation and benefit plans and agreements. The Compensation Committee sets salaries and makes grants and awards under the Company's compensation plans for executive officers. Prior to the Merger, the equivalent Committee was known as the People Committee and met eight times in 1999.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

     Members: Mr. Ruckelshaus, Chair; Messrs. Kantor, Lindqvist and Parfet

The Nominating and Corporate Governance Committee recommends the size and composition of the Board, nominates Directors for election and removal, if appropriate, and annually evaluates the performance of the Board and its Directors. The Committee also recommends Board Committee charters, members and chairpersons. The Committee nominates individuals for election as officers of Pharmacia and reviews management succession and individual development plans. Finally, the Nominating and Corporate Governance Committee reviews corporate governance policies and procedures and practices. The Committee will consider director nominees recommended by stockholders that meet the timeliness and other requirements of the Company's By-Laws and applicable law. Any such recommendations should be made in writing to the Secretary of the Company at the address set forth on the first page of this proxy statement. There was no equivalent Committee prior to the Merger, although the nominating function was part of the responsibility of the People Committee, which met eight times in 1999.

PUBLIC ISSUES AND SOCIAL RESPONSIBILITY COMMITTEE

     Members: Mrs. King, Chair; Messrs. Kantor, Lund and Robson

The Public Issues and Social Responsibility Committee reviews and monitors Pharmacia's performance as it affects communities, customers, and the environment. The Committee also identifies and investigates emerging issues that will affect Pharmacia's impact on society. Prior to the Merger, the equivalent Committee was known as the Public Policy Committee and met four times in 1999.

SCIENCE AND TECHNOLOGY COMMITTEE

     Members: Dr. Samuelsson, Chair; Dr. Leder and Messrs. Parfet and Reed

The Science and Technology Committee reviews and monitors Pharmacia's science and technology initiatives in pharmaceutical research and development, information technology, global supply, biotechnology and similar areas. The Committee also identifies and discusses significant emerging science and technology issues. Prior to the Merger, the Committee met four times in 1999.

DIRECTORS' FEES AND OTHER ARRANGEMENTS

Annual compensation for non-employee members of the new Pharmacia Board of Directors consists of a retainer fee of $50,000 ($100,000 for the Chairman of the Board) and either 2,200 shares of Pharmacia common stock or a stock option grant of 6,600 shares of Pharmacia common stock having an exercise price equal to the fair market value of such stock on the date of grant and a term of ten years. The chairperson of each Board committee receives an additional annual fee of $20,000. Directors are permitted to defer all or part of their fees in common stock or cash until they leave the Board. There are no additional fees for attending regular meetings or serving on regular Board committees.

EXECUTIVE COMPENSATION

COMPARISON OF CUMULATIVE TOTAL STOCKHOLDER RETURN

The merger between Monsanto and P&U did not occur until March 31, 2000 and shares of the new Pharmacia Corporation did not begin trading until April 3, 2000. As a result, the cumulative total stockholder return on the common stock of the merged entity over a five-year period cannot be provided. However, at the close of the first trading day after the Merger was announced, December 20, 1999 the total market capitalization of the two companies was $48.1 billion; on March 31, 2000, the effective date of the Merger, the total market capitalization of the Company was approximately $63.7 billion; and on May 4, 2000, the total market capitalization of the Company was approximately $65.7 billion.

The graph below compares total stockholder return (assuming reinvestment of dividends) on Monsanto's common stock with the cumulative total return of the Standard & Poor's 500 Stock Index and the cumulative total return of a peer group for the five year period prior to December 31, 1999. After the Merger on March 31, 2000, P&U stockholders received 1.19 shares of Pharmacia common stock for each share of P&U common stock, and Monsanto stockholders continued to hold their Monsanto common stock although the Company was renamed Pharmacia. Because Monsanto, and now Pharmacia, is involved in both the pharmaceutical and agricultural businesses, no published peer group accurately mirrors the Company's business. Accordingly, in 1997 a new peer group index (the "Custom Composite Index") that includes Bayer AG ADR, Dow Chemical Company, E.I. DuPont de Nemours and Company, Hoechst AG, Novartis AG, Aventis (formerly known as Rhone-Poulenc S.A.), and AstraZeneca plc (formerly known as Zeneca Group PLC) was used to measure the Company's relative common stock performance. The Custom Composite Index reflects the separate performance of Ciba-Geigy AG and Sandoz AG, prior to their merger pursuant to which Novartis AG was formed in December 1996. These indices are included for comparative purposes only and do not necessarily reflect management's opinion that such indices are an appropriate measure of the relative performance of the stock involved, and are not intended to forecast or be indicative of possible future performance of the Company's common stock.

                            CUMULATIVE TOTAL RETURN
         BASED UPON AN INITIAL INVESTMENT OF $100 ON DECEMBER 31, 1994
                           WITH DIVIDENDS REINVESTED
[LINE GRAPH]

                                                       MONSANTO *                  S&P 500(R)            CUSTOM COMPOSITE INDEX
                                                       ----------                  ----------            ----------------------
Dec-94                                                   100.00                      100.00                      100.00
Dec-95                                                   179.00                      138.00                      133.00
Dec-96                                                   290.00                      169.00                      199.00
Dec-97                                                   346.00                      226.00                      259.00
Dec-98                                                   392.00                      290.00                      283.00
Dec-99                                                   293.00                      351.00                      281.00

* After March 31, 2000, Monsanto common stock became Pharmacia common stock.

The graph below is prepared on the same basis as the prior graph, but continues the measurement period until April 30, 2000. Please note that the periods after December 1999 are shown on a monthly basis for ease of reference and are not to scale with the prior annual periods.

                            CUMULATIVE TOTAL RETURN
         BASED UPON AN INITIAL INVESTMENT OF $100 ON DECEMBER 31, 1994
                           WITH DIVIDENDS REINVESTED
[LINE GRAPH]

                                                       PHARMACIA *                 S&P 500(R)            CUSTOM COMPOSITE INDEX
                                                       -----------                 ----------            ----------------------
Dec-94                                                   100.00                      100.00                      100.00
Dec-95                                                   178.94                      137.58                      123.70
Dec-96                                                   289.22                      169.17                      174.80
Dec-97                                                   347.39                      225.60                      234.98
Dec-98                                                   393.80                      290.08                      263.31
Dec-99                                                   294.63                      351.12                      262.04
Jan-00**                                                 293.06                      333.47                      228.89
Feb-00**                                                 322.93                      327.16                      220.53
Mar-00**                                                 428.62                      359.17                      240.35
Apr-00**                                                 415.62                      348.36                      239.04

 * Monsanto common stock on and before March 31, 2000.
** Not to scale.

                       REPORTS OF COMPENSATION COMMITTEES

Under the rules of the Securities and Exchange Commission, the Company is required to report the compensation earned in 1999 and the two prior years for Messrs. Shapiro and Hassan, who served as Chief Executive Officer of Monsanto and P&U, respectively, the two predecessor companies of Pharmacia, and for the next four most highly compensated executive officers of either company. In addition, the Company is required to include a report from the respective Board's Compensation Committees describing the applicable policies and performance criteria used by the Committees in setting 1999 compensation for executive officers. As a result, this proxy statement includes separate reports on 1999 executive compensation from the Compensation Committees of Monsanto and P&U. In addition, because the Compensation Committee of the Pharmacia Board of Directors has established new executive compensation policies for Pharmacia Corporation, the report from that Committee describing the compensation philosophy and policies of the new Company is also included.

REPORT OF THE MONSANTO COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

This report of the Monsanto Compensation Committee relates to the 1999 compensation of Messrs. Shapiro, Dr. Needleman and Messrs. De Schutter and Verfaillie included in the Summary Compensation Table set forth on page 19.

Policies and Objectives

The Monsanto Compensation Committee adopted, and made awards to executive officers under plans that were designed to:

- focus management on business performance that creates stockholder value;

- recognize the contribution of each business unit to stockholder value;

- build an ownership mentality throughout the company;

- encourage innovative approaches to the business;

- reward for results rather than on the basis of seniority, tenure, or other entitlement;

- continue the emphasis on variable incentive compensation versus fixed or base pay, particularly for senior executives; and

- create an environment that encourages exceptional performance with an opportunity for higher reward.

In order to further these objectives, 1999 executive officer compensation included three components: (1) base pay, (2) an annual incentive bonus, and (3) a long-term incentive award.

Base Pay. From November 1995 to September 1999, salaries were frozen by the Committee except for job changes or major increases in responsibilities. In September 1999, the Committee increased the total compensation, including the base pay, of some executives to ensure competitive pay and to recognize the value of the individual. This change was retroactively applied to July 1, 1999. The levels of compensation at competitive companies which were used to calculate such increases are derived from compensation surveys provided by independent consultants covering pharmaceutical, agricultural chemicals and other major companies (adjusted for company size differentials).

Annual Incentive Program. The Annual Incentive Program provided for cash awards based upon achievement of certain corporate and business goals set at the beginning of the year, the individual's level of responsibility and the individual's personal performance.

The goals established for 1999 included increasing net income and net operating cash flow; and key performance indicators such as product launches, investment in core technologies, acquisition integration, biotech acceptance, and general business operations. The actual annual incentive award was then determined based on actual results measured against these goals. The Committee was also permitted to adjust incentive awards based on the results of four additional factors: performance compared to competitors (measured by such criteria as total stockholder return, earnings per share, and return on equity), the impact of the general economy, the balance achieved between long-term and short-term objectives, and the motivational impact of the award.

Long-term Compensation. For the period 1997 through 1999, long-term compensation for the Chief Executive Officer and other corporate executives consisted of stock options that, for 80% of the grant, could be exercised only if Monsanto's stock price met or exceeded three specific price targets, which were higher than the fair market value at the time of grant, within prescribed times, provided the options were held for a minimum of one year, and for 20% of the grant, could be exercised at the fair market value at the time of grant.

In addition, the Chief Executive Officer and other corporate executives were provided an opportunity to purchase a specified number of shares of Monsanto common stock at the then fair market value by using the proceeds of a full-recourse loan obtained from Monsanto. These executives were also eligible to receive a deferred cash bonus equal to the amount of the full-recourse loan plus accrued interest, which bonus must be used to repay the loan, two-thirds of which is based on Monsanto's common stock performance relative to the performance of the Standard & Poor's Industrials Index and one-third of which is based upon continued service with Monsanto. However, none of the performance-based portion of the incentive is paid unless the total return to Monsanto's stockholders is at or above the total stockholder return of companies at the 50th percentile of the Standard & Poor's Industrials Index, and for maximum incentives, total stockholder return for Monsanto must be at or above the 75th percentile.

In order to further align the interests of senior management with the interests of stockholders, the Committee adopted a premium stock option purchase program in 1999, which provided an opportunity for executive officers to purchase premium stock options for Monsanto stock at $7.77 per option having an exercise price of $75. The stock options will expire if the stock price of $75 is not achieved within five years. Executive officers also received a premium stock option grant in 1999 having an exercise price of $75.00, representing competitive long-term compensation for the year 2000, which are reflected in the stock option grant table set forth on page 21.

After implementation of the premium stock option purchase program (including the year 2000 grant described above), for several executives, long-term compensation was below the level set by the Committee. Those executives were granted additional premium priced stock options in order to make up such difference. These stock options are exercisable at $51 per share, even though the price of the stock on the date of grant was $42.125 per share. In accordance with the terms of the Stock Option Plan, the exercise price reverted to the fair market value on the date of grant as a result of the change-in-control.

1999 Compensation for the Chief Executive Officer

Mr. Shapiro's 1999 salary, which was set at $800,000 per annum in November 1995, remained at that level until the Committee raised it to $900,000 per annum effective as of July 1, 1999.

The Committee approved an annual incentive award of $1.44 million for Mr. Shapiro for 1999. Mr. Shapiro's award was based on company-wide goals established by the Committee at the beginning of the year. Performance against these goals was high and included the highly successful launch of Celebrex, net income above budget, net operating cash flow above budget, and the high performance on most of the key performance indicators. The Committee considered the decline in the stock price in spite of above budget performance against goals and the impact of acceptance of biotechnology.

Deductibility of Compensation

The Committee complied with the requirements of the U.S. Internal Revenue Code, with respect to stock options and annual and long-term incentive programs in order to maintain the deduction for compensation in excess of $1 million paid to any executive officer.

                                                          COMPENSATION COMMITTEE
                                                   William D. Ruckelshaus, Chair
                                                               Gwendolyn S. King
                                                                    Philip Leder
                                                               February 24, 2000

REPORT OF THE P&U COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

This report of the P&U Compensation Committee relates to the 1999 compensation of Messrs. Hassan and Rothwell included in the Summary Compensation Table set forth on page 19.

Compensation Policies

The Committee's primary objective is to encourage and reward executive efforts that create stockholder value through achievement of corporate objectives, business strategies and performance goals. The Compensation Committee develops compensation policies and practices that are consistent with and linked to the P&U strategic business objectives. This is accomplished by blending cash and equity compensation and by aligning the interests of executives with those of stockholders generally.

Components of Executive Compensation

The four primary components of executive compensation are:

- Base salary

- Annual incentives

- Long-term incentives

- Employee benefits

Each category is offered to key executives in various combinations, structured in each case to meet varying business objectives. The philosophy underlying each element of executive compensation is discussed below.

Base Salaries: All executive base salaries, including Mr. Hassan's, were based on several factors:

- Competitive labor market position determined from market surveys

- Level of job responsibility

- Individual and team performance

These factors were not weighted, and salary increases were based on a subjective assessment by the Compensation Committee.

The Committee's objective is to ensure base salaries that are competitive at or near the median of a comparator group of global, research-based pharmaceutical companies. Base salaries above the median may be necessary, in some cases, to attract and retain key talent. Executive officer performance ratings and base salary increases are reviewed by the Committee annually.

Annual Incentives: Target annual cash incentives and specific performance criteria are established each year for executive officers with the actual payout based on the extent to which the performance criteria are met. Annual incentives are "targeted" at the industry median, with above-average and superior performance resulting in actual payouts above the median of the market. Below a threshold level of performance, no awards may be granted under the plan. The weightings may be adjusted to take into account unusual circumstances. For 1999, the actual award was based on growth in revenue, growth in earnings per share, and individual performance. Generally, corporate revenue and earnings-per-share growth are weighted equally with business unit and individual performance. These performance measures were exceeded for 1999, and, accordingly, the actual payouts for 1999 were above the median.

Long-Term Incentives: Long-term equity-based compensation, in the form of stock options and restricted stock, comprises the largest portion of the total compensation package for executive officers. In any given year, an executive officer may be offered stock options and/or restricted stock. Long-term incentives are targeted at the median, with above-average and superior performance resulting in awards above the median of the market.

     Stock Options: Stock options provide executives with the opportunity to buy P&U stock, increase their equity in P&U and share in the appreciation in the value of the stock. The Committee grants stock options annually with ten-year terms at an exercise price equal to the fair market value on the date of grant. The stock options have value based on the level of stock price appreciation over the market price on the date of grant. This provides an incentive for executives to create wealth for the stockholders and rewards them in proportion to the gain received by other stockholders. Stock option awards generally vest over a three-year period for retention purposes.

     Grants for the executive officers, including Mr. Hassan, were based on a comparison to the comparator group of global, research-based pharmaceutical companies.

     Restricted Stock: Restricted stock is used selectively to focus executives on the long-term performance of P&U and to serve as a retention device for high potential and key employees. Restricted stock awards generally vest over a three-year period and are normally not granted on an annual basis.

Employee Benefits: Employee benefits offered to key executives are designed to provide a "safety-net" of protection against the financial catastrophes that can result from illness, disability or death, and to provide a reasonable level of retirement income based on years of service with the Company.

1999 Compensation of the Chief Executive Officer

The compensation of Mr. Hassan was established by the Committee based on an analysis of his past performance as Chief Executive Officer, review of comparable compensation of chief executive officers of other leading global, research-based pharmaceutical companies, and application of the compensation policies described above. In order to ensure Mr. Hassan's continued leadership and retention with the Company, the Committee entered into a new employment agreement with Mr. Hassan in 1999.

In view of Mr. Hassan's efforts in significantly improving stockholder value and strengthening results of operations, and consistent with the policies stated above, Mr. Hassan received a base salary increase of 5% in January 1999, an annual incentive payout of $1,901,400 in March 2000, 400,000 stock options in February 1999 and 200,000 restricted shares in November 1999. All objectives set for Mr. Hassan's incentive compensation--growth in revenue, growth in earnings per share and individual performance--were exceeded.

The Board of Directors evaluates the performance of the Company's Chief Executive Officer at least annually based upon both P&U's financial performance and the extent to which the strategic and business goals established for P&U are met. The Committee does not assign relative weights or rankings to particular factors but will make its determination based upon a consideration of all such factors.

Policy on Deductibility of Compensation

The Committee believes the stock options granted to P&U's executive officers meet the requirements for fully deductible compensation under the U.S. Internal Revenue Code. However, since the annual incentive compensation plan reserves some discretion for the Committee to adjust awards to ensure that the efforts of the eligible group are compensated fairly and appropriately, such awards may not be fully deductible under the Internal Revenue Code.

                                                          COMPENSATION COMMITTEE
                                                           F. C. Carlucci, Chair
                                                                      G. Douglas
                                                                    B. Lindqvist
                                                                   C.S. McMillan
                                                               February 11, 2000

REPORT OF THE PHARMACIA COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

Compensation Policies

The overall goal of the Compensation Committee is to develop compensation policies and practices that encourage and reward executive efforts to create stockholder value through achievement of corporate objectives, business strategies and performance goals. This is accomplished by blending cash and equity compensation and by aligning the interests of executives with those of stockholders generally.

There are certain principles to which the Committee adheres in structuring the compensation package for each of the executive officers. They are as follows:

Long-Term and At-Risk Focus: The major portion of compensation for senior executive officers should be composed of long-term, at-risk pay to align management with the long-term interests of stockholders. Over time, the Committee expects that less emphasis will be placed on base salary, annual cash incentives and employee benefits.

Equity Based: Equity-based plans should comprise the major part of the at-risk portion of total compensation, which is intended to instill ownership and long-term strategic thinking and link compensation to corporate performance and the interests of stockholders generally. Consistent with this philosophy, the Compensation Committee established Stock Ownership Guidelines for officers and other key employees of the Company. The Committee annually reviews each executive officer's ownership interest as it relates to the guidelines.

Market Competitiveness: Total compensation should be targeted at the upper end of the second highest quartile of the range of total compensation of a group of similar global, research-based pharmaceutical companies [American Home Products Corporation, Bristol-Myers Squibb Company, Eli Lilly and Company, Johnson & Johnson, Merck & Company, Inc., Pfizer Inc., Schering-Plough Corporation and Warner-Lambert Company (the "Comparator Group")] and other large, high-performing, general industry companies. This Comparator Group, which is different from the group used in the stock performance graph set forth on page 10, was selected as the group of companies competing for employment of the same group of executives. Over time, the level of the Company's competitiveness in total compensation should be based heavily on the Company's stock price performance relative to the Comparator Group. Clearly superior performance should result in actual total compensation levels within the top quartile of the Comparator Group relative to the peer companies.

Components of Executive Compensation

The four primary components of executive compensation are:

- Base salary

- Annual incentives

- Long-term incentives

- Employee benefits

Each category is offered to key executives in various combinations, structured in each case to meet varying business objectives. The philosophy underlying each element of executive compensation is discussed below.

Base Salaries: All executive base salaries, including Mr. Hassan's, are based on several factors:

- Competitive labor market position determined from market surveys

- Level of job responsibility

- Individual and team performance

These factors are not weighted, and salary increases are based on a subjective assessment by the Compensation Committee.

The Committee's objective is to ensure that base salaries are competitive at or near the median of the Comparator Group. Base salaries above the median may be necessary, in some cases, to attract and retain key talent. Executive officer performance ratings and base salary increases are reviewed by the Committee annually.

Annual Incentives: Target annual cash incentives and specific performance criteria are established each year for executive officers with the actual payout based on the extent to which the performance criteria are met. Annual incentives are "targeted" at the median of the Comparator Group, with above-average and superior performance resulting in actual payouts above the median of the Comparator Group. Below a threshold level of performance, no awards may be granted under the plan. The weightings may be adjusted to take into account unusual circumstances. For 2000, the actual awards will be based on growth in revenue, growth in earnings per share and individual performance.

Long-Term Incentives: Long-term equity-based compensation, in the form of stock options and restricted stock, comprises the largest portion of the total compensation package for executive officers. In any given year, an executive officer may be offered stock options and/or restricted stock. Long-term incentives are targeted at the 75th percentile of the Comparator Group, with above-average and superior performance resulting in long-term compensation in the top quartile of the Comparator Group.

     Stock Options: Stock options provide executives with the opportunity to buy Company common stock, increase their equity in the Company and share in the appreciation in the value of the common stock. The Committee grants stock options annually with ten-year terms at an exercise price equal to the fair market value on the date of grant. The stock options have value based on the level of stock price appreciation over the market price on the date of grant. This provides an incentive for executives to create wealth for the stockholders and rewards them in proportion to the gain received by other stockholders. Stock option awards generally vest ratably over a three-year period for retention purposes.

     Grants for the executive officers, including Mr. Hassan, were based on a comparison to the Comparator Group.

     Restricted Stock: Restricted stock is used to focus executives on the long-term performance of the Company and to serve as a retention device for high potential and key employees. Restricted stock awards generally vest over a three-year period and are normally not granted on an annual basis. Some restricted stock awards will only vest upon the attainment of specific Company performance measures.

Employee Benefits: Employee benefits offered to key executives are designed to provide a "safety-net" of protection against the financial catastrophes that can result from illness, disability or death, and to provide a reasonable level of retirement income based on years of service with the Company.

Chief Executive Officer Compensation

The compensation of Mr. Hassan was established by the Committee based on an analysis of his past performance as Chief Executive Officer of P&U, review of comparable compensation of chief executive officers of the Comparator Group, and application of the compensation policies described above.

In view of Mr. Hassan's superior performance, and consistent with the policies stated above for the year 2000, Mr. Hassan received a base salary of $1,300,000, an annual incentive compensation target award of $1,300,000, 500,000 stock options vesting ratably over a three-year period or upon a change in control, and 300,000 performance shares that will be earned on December 31, 2004 based on the Company's relative total stockholder return compared to the Comparator Group and absolute total stockholder return, or upon a change-in-control.

The Board of Directors will evaluate the performance of the Company's Chief Executive Officer at least annually based upon both the Company's financial performance and the extent to which the strategic and business goals established for the Company are met. The Committee does not assign relative weights or rankings to particular factors but will make its determination based upon a consideration of all such factors.

Policy on Deductibility of Compensation

The U.S. Internal Revenue Code limits to $1 million the corporate tax deduction for compensation paid to certain executive officers unless the compensation is based upon non-discretionary, pre-established performance goals. The Committee believes the stock options granted to the Company's executive officers meet the requirements for fully deductible compensation. However, since the annual incentive compensation plan reserves some discretion to adjust awards to ensure that the efforts of the eligible group are compensated fairly and appropriately, such awards may not be fully deductible under the Internal Revenue Code.

Concluding Statement

This Committee believes that the executive compensation policies and programs described in this report serve the best interest of the stockholders. Compensation delivered to executives is intended to be linked to and commensurate with Company performance and with stockholder expectations. The Committee believes that the results of the compensation philosophy described in this report should be measured over a period of time sufficient to determine whether such compensation strategy and philosophy is aligned with and responsive to stockholder expectations.

                                                          COMPENSATION COMMITTEE
                                                           F. C. Carlucci, Chair
                                                                         G. King
                                                                  C. S. McMillan
                                                                  W. Ruckelshaus
                                                                  April 17, 2000

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation Committee of the Board of Directors of Monsanto, P&U or Pharmacia were officers or employees of such companies. However, until his consulting agreement with Monsanto expired in January 2000, Dr. Leder, who was a member of the Monsanto Compensation Committee, provided consulting services in areas of interest to Monsanto, particularly in the field of biological sciences. In 1999, Dr. Leder received $143,400 under the consulting agreement.

SUMMARY COMPENSATION TABLE

THE INFORMATION ON EXECUTIVE COMPENSATION INCLUDED IN THIS SECTION OF THE PROXY STATEMENT WAS PREVIOUSLY MADE PUBLICLY AVAILABLE IN FILINGS BY THE RESPECTIVE COMPANIES WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION IN MARCH 2000.

                                                                                   Long Term Compensation
                                                                           ---------------------------------------
                          Annual Compensation                                        Awards               Payouts
----------------------------------------------------------------------------------------------------------------------------------
                              (b)        (c)          (d)         (e)                         (g)           (h)
           (a)                                                   Other        (f)          Securities                       (i)
         Name and                                               Annual     Restricted        Under-                      All Other
        Principal                                               Compen-      Stock           Lying         LTIP           Compen-
         Position                                               sation       Awards         Options       Payouts         sation
       During 1999            Year    Salary($)    Bonus($)     ($)(1)        ($)             (#)           ($)           ($)(2)
       -----------            ----    ---------    --------     -------    ----------      ----------     -------        ---------
F. Hassan
President and CEO,            1999    1,114,688    1,901,400         --    12,012,501(4)    476,000              0         50,883
P&U(3)                        1998    1,050,000    1,176,000    103,116             0       357,000              0         37,000
                              1997(5)   644,445      636,000         --    10,080,000(6)    595,000              0              0

R. B. Shapiro                 1999      850,000    1,440,000     61,207             0       394,064              0        120,185
Chairman and CEO,             1998      800,000      800,000         --             0             0              0        101,070
  Monsanto                    1997      800,000      965,000     69,466             0        79,811        750,365(7)     171,624

P. Needleman                  1999      550,000    1,100,000         --             0        96,005              0        105,221
  Senior Vice President,      1998      495,833      700,000         --             0       193,588              0         67,761
  Monsanto                    1997      450,000      700,000         --             0        76,904      4,570,360(8)      53,367

R. U. De Schutter             1999      650,000      950,000         --             0       160,339              0        156,452
Vice Chairman and Chief       1998      600,000      810,000         --             0             0              0         60,236
  Administrative Officer,     1997      525,000      700,000         --             0       460,391      6,757,745(8)      66,339
  Monsanto

H. A. Verfaillie              1999      650,000      900,000         --             0       222,115              0        138,932
President and Chief           1998      600,000      810,000         --             0             0              0         72,439
  Operating Officer,          1997      566,667      645,000         --             0        34,917        979,000(7)      96,146
  Monsanto

T. G. Rothwell                1999      756,000      756,730         --             0       119,000              0         51,783
Executive Vice President      1998      676,552      600,300    325,000       687,969(9)    261,800              0         42,333
  and President, Global
  Pharmaceutical
  Operations, P&U

NOTE: Information regarding shares and stock options reported in this table and in succeeding tables has been adjusted to reflect the spin-off of Monsanto's chemicals business in 1997, and the conversion of P&U shares into Pharmacia shares at the rate of 1.19 Pharmacia shares for every P&U share.

(1) Applicable regulations set reporting levels for certain non-cash compensation. For Mr. Hassan, the amounts presented in this column include, among other things, relocation allowance and moving expenses, amounts for reimbursement of taxes and related gross-ups for income taxes in excess of those that would have been incurred in his home country, and amounts paid to Mr. Hassan's home country's social security system while he was employed in the U.K. The 1999 and 1997 amounts for Mr. Shapiro include $36,938 and $53,891, respectively, for personal use, as directed by resolution of the Board of Directors, of Company aircraft, and other perquisites totaling $24,269 and $15,575, respectively. For Mr. Rothwell, this amount reflects a cash bonus paid in 1998 to compensate for the loss of bonus from his prior employer.

(2) For Mr. Hassan and Mr. Rothwell, the amounts shown include the P&U's matching contribution under the P&U Employee Savings Plan and the premiums paid for split-dollar life insurance. Amounts shown for

    1999 for the following individuals include: contributions to savings plans for Mr. Shapiro, $120,185; Dr. Needleman, $103,491; Mr. De Schutter, $74,148; and Mr. Verfaillie, $116,432; split dollar life insurance premiums for Mr. Shapiro, $7,497; Dr. Needleman, $10,721; Mr. De Schutter, $32,002; and Mr. Verfaillie, $11,391; compensation for changes made to Pharmacia's vacation program: Mr. De Schutter, $31,154 and Mr. Verfaillie, $22,500; and performance match payments on deferred bonus awards: Dr. Needleman, $1,400; and Mr. De Schutter, $51,150.

(3) Information is presented for Mr. Hassan, who became Chief Executive Officer of Pharmacia effective upon the Merger. All compensation was paid by P&U, of which Mr. Hassan was Chief Executive Officer prior to the Merger.

(4) Under the terms of Mr. Hassan's employment agreement with P&U dated November 15, 1999, he received 200,000 restricted shares of P&U common stock in 1999 (converted effective upon the Merger to 238,000 shares of Pharmacia common stock), which are included in the table at the fair market value on date of grant and which will vest on the first day of the month following retirement, provided such date is not prior to December 1, 2004. At December 31, 1999, the market value of these shares was $9,087,500. Dividends are paid on these restricted shares.

(5) Mr. Hassan commenced employment with P&U on May 10, 1997.

(6) Under the terms of Mr. Hassan's original employment agreement that he entered into in May 1997 when he joined P&U, in order to replace equity compensation awards received from his prior employer that he forfeited by joining P&U, he received 315,000 restricted shares of such company's common stock (equivalent to 374,850 shares of Pharmacia common stock), which are included in the table at the fair market value on date of grant. All of these shares vested in 1998.

(7) The annual incentive program for the years 1994 through 1996 was designed to encourage sustained performance by withholding a percentage of each annual award (15% of the 1994 award and 30% of the awards for each of 1995 and 1996), including Mr. Shapiro and, for certain employees working in selected business units, including Mr. Verfaillie, a cash long-term incentive opportunity. These amounts were adjusted upward or downward based on sustained performance during the three-year period. The amounts shown represent the March 1997 payment of the withheld amounts after application of the sustained performance adjustment.

(8) Prior to February 1997, Dr. Needleman and Mr. De Schutter participated in the Searle Phantom Stock Option Plan of 1986 ("Searle Phantom Plan"), which gave participants the opportunity to receive the appreciation in the value of a hypothetical share of the common stock of G.D. Searle & Co. ("Searle"), now a wholly-owned subsidiary of Pharmacia. In February 1997, the Searle Phantom Plan was terminated and Dr. Needleman and Mr. De Schutter were credited with a combination of cash and options on Company common stock representing current and anticipated future appreciation of the units. The amounts shown for Dr. Needleman and Mr. De Schutter represent payments made in lieu of grants under the Searle Phantom Plan. The amount shown for Dr. Needleman represents payment of $660,000 in cash, $1,770,000 in deferred cash (deferred to avoid losing the compensation deduction under Section 162(m) of the Code), and the value of 162,162 Company stock options, with an exercise price equal to the fair market value per underlying share on the date of grant, paid to Dr. Needleman in cash in connection with the termination of the Searle Phantom Plan, plus $421,605 in payment of the withheld amounts, after application of the sustained performance adjustment, as discussed in footnote 7 to this Summary Compensation Table.

(9) Mr. Rothwell commenced employment on January 23, 1998. Under the terms of Mr. Rothwell's employment agreement with P&U, in order to replace equity compensation awards received from his prior employer that he forfeited by joining P&U, he received 18,500 restricted shares of such company's common stock (converted effective upon the Merger to 22,015 shares of Pharmacia common stock), which are included in the table at the fair market value on date of grant. All compensation was paid by P&U, of which Mr. Rothwell was Executive Vice President and President, Global Pharmaceutical Operations prior to the Merger.

OPTION GRANTS IN 1999

                                                                                          Grant Date
                                 Individual Grants                                          Value
------------------------------------------------------------------------------------   ----------------
              (a)                    (b)           (c)                       (e)             (f)
                                  Number of     % of Total       (d)
                                 Securities      Options      Exercise
                                 Underlying     Granted to     or Base                    Grant Date
                                   Options     Employees in     Price     Expiration    Present Value
             Name                Granted (#)   Fiscal Year    ($/Share)      Date           ($)(1)
             ----                -----------   ------------   ---------   ----------    -------------
F. Hassan(2)                       476,000         N/A          45.9       2/16/09        6,172,000
R. B. Shapiro                      102,960(3)      0.2            75       4/23/07        1,350,835
                                   229,344(4)      0.3            75       4/23/07        4,790,996
                                    61,760(5)      .01            51       6/30/09        1,248,787
P. Needleman                        12,870(3)      .01            75       4/23/07          168,854
                                    62,548(4)      .01            75       4/23/07        1,306,628
                                    20,587(5)      .01            51       6/30/09          416,269
R. U. De Schutter                   15,444(3)      .01            75       4/23/07          202,625
                                    62,548(4)      .01            75       4/23/07        1,306,628
                                    82,347(5)      .01            51       6/30/09        1,665,056
H. A. Verfaillie                    77,220(3)      .01            75       4/23/07        1,013,126
                                    62,548(4)      .01            75       4/23/07        1,306,628
                                    82,347(5)      .01            51       6/30/09        1,665,056
T. G. Rothwell(6)                  119,000         N/A          45.9       2/16/09        1,543,000

1) In accordance with Securities and Exchange Commission rules, the Black-Scholes option pricing model was chosen to estimate the grant date present value of the options set forth in this table. Pharmacia's use of this model should not be construed as an endorsement of its accuracy at valuing options. Accordingly, there is no assurance that the value realized by an executive, if any, will be at or near the value estimated by the Black-Scholes model. Future compensation resulting from option grants is based solely on the performance of Pharmacia's stock price. For the options granted under the 1999 Premium Option Purchase Program, the option purchase price of $7.77 per share was subtracted from the Black-Scholes value before the grant date value was determined. For other than Messrs. Hassan and Rothwell, the following weighted-average assumptions were made for purposes of calculating the original Grant Date Present Value: an option term of ten years, average volatility of 42.5%, dividend yield of 0.28%, and a risk-free interest rate equal to the then current ask yield of ten-year Treasury Bonds. For Messrs. Hassan and Rothwell, the Black-Scholes valuation was determined using the following assumptions: an average volatility of 24.8%, a dividend yield of 1.98%, a risk-free interest rate of 6.64%, a projected exercise period of 5.0 years and no additional value for reloaded stock options.

2) Information is presented for Mr. Hassan, who became Chief Executive Officer of Pharmacia effective upon the Merger. All options were granted by P&U, of which Mr. Hassan was Chief Executive Officer prior to the Merger and were converted into options to purchase Pharmacia common stock effective as of the Merger.

3) The units represent shares purchased under the 1999 Monsanto Premium Option Purchase Program at a price of $7.77 per share paid through base salary or bonus reductions over a four year period. These options became exercisable as of the Merger and will expire if the stock price of $75 is not achieved within five years.

4) The units represent long-term compensation awards for 2000 and were granted in tandem with the Premium Option Purchase Program as described on page 13. The shares are exercisable on a pro-rata basis based upon the number of months of employment in 2000 and will expire if the stock price of $75 is not achieved within five years.

5) Represents the grant of 1999 Premium Priced Options as described on page 13. These options became exercisable as of the Merger with a premium exercise price of $51.00.

6) Information is presented for Mr. Rothwell, who became Executive Vice President and President, Global Pharmaceutical Operations of Pharmacia effective upon the Merger. All options were granted by P&U, of which Mr. Rothwell was Executive Vice President and President, Global Pharmaceutical Operations prior to the Merger and were converted into options to purchase Pharmacia common stock effective as of the Merger. Mr. Rothwell made a stock for stock option exercise in 1999 and received reloaded stock options for 777 shares with an exercise price of $42.8 and an expiration date of January 25, 2008.

AGGREGATED OPTION EXERCISES IN 1999 AND OPTION VALUES ON DECEMBER 31, 1999

              (a)                    (b)          (c)             (d)                  (e)
-------------------------------  -----------   ---------   -----------------   -------------------
                                                               Number of
                                                              Securities            Value of
                                                              Underlying           Unexercised
                                                              Unexercised         In-the-Money
                                   Shares                     Options at           Options at
                                 Acquired on     Value       FY-End (#)(2)        FY-End ($)(2)
                                  Exercise     Realized      Exercisable/         Exercisable/
             Name                    (#)        ($)(1)       Unexercisable      Unexercisable (3)
             ----                -----------   --------      -------------      -----------------
F. Hassan(4)                             0             0     515,669/912,331   5,021,009/3,321,991
R. B. Shapiro                      229,865     8,077,456   2,407,887/425,988      3,400,051/63,050
P. Needleman                             0             0     926,018/185,479     12,887,310/24,826
R. U. De Schutter                        0             0     921,425/174,305      4,919,640/27,583
H. A. Verfaillie                         0             0   1,365,841/236,081     14,534,090/27,583
T. G. Rothwell(5)                   47,601       850,641      39,667/292,179     180,337/1,001,203

(1) The amount in column (c) reflects the value of shares received on the exercises of options less the exercise price.

(2) Unexercised options shown in columns (d) and (e) reflect grants received over an extended period of time. Exercisability is as of December 31, 1999. All outstanding options became exercisable effective upon the Merger.

(3) All unvested stock options became exercisable upon the Merger.

(4) Information presented for Mr. Hassan, who became Chief Executive Officer of Pharmacia effective upon the Merger, reflects options granted by P&U prior to the Merger which were converted into options to purchase Pharmacia common stock effective as of the Merger.

(5) Information presented for Mr. Rothwell, who became Executive Vice President and President, Global Pharmaceutical Operations of Pharmacia effective upon the Merger, reflects options granted by P&U prior to the Merger and which were converted into options to purchase Pharmacia common stock effective as of the Merger.

PENSION PLAN

Other than Messrs. Hassan and Rothwell, who were employees of P&U prior to the Merger and were therefore covered under such company's pension plans as described below, the named executive officers (as well as other employees of Pharmacia) are eligible for retirement benefits payable under Pharmacia's tax-qualified and non-qualified defined benefit pension plans, consisting of a prior plan account and a cash balance account. The opening balance of the prior plan account was the lump sum value of the executive's December 31, 1996 monthly retirement benefit earned prior to January 1, 1997, calculated using the assumption that the monthly benefit would be payable at age 55 with no reduction for early payment, at the rate of the greater of 1.4% (1.2% for employees hired on or after April 1, 1986) of average final compensation multiplied by years of service, without reduction for Social Security or other offset amounts, or 1.5% of average final compensation multiplied by years of service, less a 50% Social Security offset. Average final compensation for purposes of determining the opening balance was the greater of (1) average compensation received during the 36 months of employment prior to 1997 or (2) average compensation received during the highest three of the five calendar years of employment prior to 1997. For each year of the executive's continued employment with Pharmacia, the executive's prior plan account will be increased by 4% to recognize that prior plan benefits would have grown as a result of pay increases.

For each year that the executive is employed by Pharmacia after 1996, 3% of annual eligible compensation in excess of the Social Security wage base and a percentage (based on age) of annual compensation (salary and annual bonus) will be credited to the cash balance account. In addition, the cash balance account of executives who earned benefits under Monsanto's old defined benefit pension plan will be credited each year (for up to 10 years based on prior years of service with Pharmacia), during which the executive is employed after 1996, with an amount equal to a percentage (based on age) of annual compensation.

The estimated annual benefits payable as a single life annuity beginning at age 65 (assuming that each executive officer remains employed by Pharmacia until age 65 and receives 4% annual compensation increases) are as follows: Mr. Shapiro, $751,290; Dr. Needleman, $280,810; Mr. De Schutter, $828,269; and Mr.
Verfaillie, $785,296.

Mr. Shapiro will be provided supplemental retirement benefits to recognize his experience prior to employment by Pharmacia. Pharmacia will provide Mr. Shapiro with supplemental retirement benefits equal to 12% of average final compensation. The estimated annual supplemental benefits payable to Mr. Shapiro upon retirement at age 65 are $222,837. Mr. Shapiro will also receive the same Company contribution to the retiree medical plan as an eligible retiree with 30 years of service.

If the total of the benefits payable to Mr. De Schutter under Pharmacia's defined benefit pension plans described above do not equal the benefit Mr. De Schutter would have received if all of his employment service with Searle had been with Pharmacia, he will be provided supplemental retirement benefits in an amount equal to the benefits he would have received under Pharmacia's plans had all his years of employment service been with Pharmacia, less the benefits provided by the Searle plans. It is estimated that there will be no annual supplemental benefit payable to Mr. De Schutter when he retires on August 1, 2000.

Dr. Needleman will be provided supplemental retirement benefits equal to 14% of his annual compensation to recognize his experience prior to employment by Pharmacia. The estimated annual supplemental benefits payable to Dr. Needleman upon retirement at age 65 are $196,952.

In addition to the retirement benefits for Mr. Verfaillie based on his years of service as a Company employee in the U.S., Mr. Verfaillie is also eligible for regular retirement benefits based on his years of service as an employee outside the U.S. In addition, he participates in Pharmacia's regular, non-qualified pension plan designed to protect retirement benefits for employees serving in more than one country. However, his total retirement benefits from the combined plans when considering his total service are expected to be generally comparable to the benefits he would have received if all of his employment had been in the U.S.

At December 31, 1999, Messrs. Hassan and Rothwell participated in P&U's Global Officer Pension Plan, which supplements other sources of retirement income to provide the actuarial value of an annual life annuity of 65% of final three-year average annual salary and cash bonus compensation prior to retirement, provided he retires at age 65 with at least ten years of service under the Plan. The estimated annual benefits that would be payable under P&U's Global Officer Pension Plan to Messrs. Hassan and Rothwell (before deductions for social security or other governmental retirement income and before deduction of any other sources of retirement income from P&U, its predecessors and any prior employers) at year-end and at age 65, assuming Messrs. Hassan and Rothwell were to continue employment at current compensation until age 65 and commence benefits upon reaching age 65 are: Mr. Hassan, $239,000 and $1,560,000, respectively; and Mr. Rothwell, $74,000 and $860,000, respectively.

CERTAIN AGREEMENTS

Monsanto entered into Change of Control Employment Agreements with each of the executive officers, other than Messrs. Hassan and Rothwell, named in the Summary Compensation Table which became effective upon the Merger, which constituted a "change of control" as defined in the Agreements. Each Change of Control Employment Agreement provides for the continuing employment of the executive after the change of control on terms and conditions no less favorable than those in effect before the change of control. If the executive's employment is terminated by Pharmacia without "cause" or if the executive terminates his or her own employment for "good reason" (each as defined in the Change of Control Employment Agreement), the executive is entitled to severance benefits equal to three times his annual compensation (including bonus) and continuation of certain benefits for three years. In addition, each of the executive officers, other than Messrs. Hassan and Rothwell, named in the Summary Compensation Table are entitled to receive the severance benefits if the executive voluntarily terminates his or her own employment during the 30-day period beginning on the first anniversary of the Merger. A cash medical allowance of $15,000 for payment of medical insurance premiums will also be provided to Mr. Verfaillie if he does not qualify for retiree medical coverage.

Due to Mr. Shapiro's retirement effective as of the Merger, Mr. Shapiro received $8,831,194 pursuant to his Change of Control Employment Agreement.

In addition to any payments that may be due to him pursuant to his Change of Control Employment Agreement, under a supplemental agreement with Mr. De Schutter, he will receive a payment from Pharmacia in the event his employment is terminated prior to December 31, 2000 equal to one year of base salary and annual incentive at one-half of Mr. De Schutter's target at an outstanding level of performance. The estimated amount that will be payable to Mr. De Schutter pursuant to this agreement is $1,260,000.

Mr. Hassan's employment agreement with P&U, which was assumed by Pharmacia effective upon the Merger, provides for the payment of severance pay equal to three times annualized cash compensation, for immediate vesting of all stock options in the case of involuntary termination and for payment of a pension equal to the greater of (i) the amount he would have received if he had remained employed with his prior employer until he retires and if his compensation had been the same as that received from P&U; or (ii) the amount determined under P&U's Global Officer Pension Plan or his employment contract dated November 15, 1999, offset in either case by any pension benefits actually received from his prior employer.

Mr. Rothwell's employment agreement with P&U, which was assumed by Pharmacia effective upon the Merger, provides for the payment of severance pay equal to two times annualized cash compensation and also provides for immediate vesting of all stock options in the case of involuntary termination.

OTHER INFORMATION REGARDING MANAGEMENT

TRANSACTIONS AND RELATIONSHIPS

Mr. Kantor is a partner at the law firm of Mayer, Brown & Platt, which provided services to Pharmacia in 1999 and has been retained to provide services to Pharmacia in 2000.

Ms. Eickhoff is President of Eickhoff Economics Incorporated, which provided services to P&U in 1999 and is providing services to Pharmacia in 2000.

Mr. Parfet is Chairman and Chief Executive Office of MPI Research Inc., which provided services to P&U in 1999 and is providing services to Pharmacia in 2000. Total fees paid to MPI Research Inc. for 1999 were approximately $640,367.

Until his retirement in April 2000, Mr. Reed served as Chairman and Co-Chief Executive Officer of Citigroup Inc., the parent company of Salomon Smith Barney, an investment banking firm which provided services to Pharmacia in 1999 and is providing services to Pharmacia in 2000.

Mr. Robson is Senior Advisor of Robertson Stephens, which provided investment advisory services to Pharmacia in 1999 and is expected to provide services to Pharmacia in 2000.

Dr. Samuelsson is Professor of Medical and Physiological Chemistry, Karolinska Institute. Pharmacia provides research grants and other business-related funding to the Institute.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires all Company executive officers, directors, and persons owning more than 10% of any registered class of Company stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. During 1999, Mr. Nick E. Rosa, formerly a Senior Vice President of Monsanto, was inadvertently late in filing his initial report on Form 3 and Hakan Astrom, a Senior Vice President of P&U, was inadvertently late in one filing.

INDEBTEDNESS

The following Pharmacia executive officers received full-recourse, interest bearing loans in the amounts shown for the purchase price of Company common stock purchased pursuant to the Pharmacia Executive Stock Purchase Incentive Plan described above in the Report of the Monsanto Compensation Committee on Executive Compensation. This plan has been terminated. At the time of the Merger, these executive officers received cash bonuses awarded under the plan that were required to be used to repay the loans. However, these cash bonuses did not cover the full amount due. The balance of the loans must be repaid over a three-year period following termination of employment. The loan may also be prepaid at any time at the executive officer's option. The amount outstanding at May 4, 2000 is also the greatest amount of such indebtedness at any time.

                                                  Aggregate Amount of
                                                  Indebtedness as of
                                  Interest Rate       May 4, 2000
      Name         Year of Loan        (%)                ($)
      ----         ------------   -------------   -------------------
R. B. Shapiro         1996           6.36              6,687,767
P. Needleman          1996           6.36                743,085
R. U. De Schutter  1996/1998       6.36/5.69                   0
H. A. Verfaillie      1996           6.36              2,415,029

STOCKHOLDER PROPOSALS

Certain stockholders have submitted the four proposals set forth below. Pharmacia will furnish, orally or in writing as requested, the names, addresses and claimed share ownership positions of the proponents of these stockholder proposals promptly upon written or oral request directed to the Secretary of Pharmacia. The following proposals have been carefully considered by the Board, which has concluded that their adoption would not be in the best interests of Pharmacia or its stockholders. For the reasons stated after each proposal and its supporting statement, the Board recommends a vote AGAINST each proposal.

In order for inclusion in the Company's proxy statement, proposals of stockholders intended to be presented at the 2001 Annual Meeting of Stockholders must be received by the Secretary of Pharmacia no later than December 22, 2000 at the following address: Pharmacia Corporation, 100 Route 206 North, Peapack, New Jersey 07977. In order to be presented at the Annual Meeting outside the processes of SEC Rule 14a-8, such proposals must be received by the Secretary at the above address by March 15, 2001. Such proposals must meet applicable requirements of the U.S. Securities and Exchange Commission and the Company's By-Laws.

                  STOCKHOLDER PROPOSAL ONE (PROXY ITEM NO. 2)

STATEMENT OF STOCKHOLDER PROPONENT

International markets for genetically engineered (GE) foods are threatened by extensive resistance to gene protection technology, transgenic technology and genetically altered foods;

- Several of Europe's largest food retailers, including Tesco, Sainsbury Group, Carrefour, and Rewe, have committed to removing GE ingredients from their store-brand products. In the UK, three fast-food giants--McDonald's, Burger King, and Kentucky Fried Chicken--are eliminating GE soya and corn ingredients from their menus;

- Gerber Products Co. announced in July 1999 that they would not allow GE corn or soybeans in any of their baby foods;

- Archer Daniels Midland asked its grain suppliers in August 1999 to segregate their genetically engineered crops from conventional crops;

There is increasing scientific concern that genetically engineered agricultural products may be harmful to humans, animals, or the environment;

- The U.S. Department of Agriculture has acknowledged (July 13, 1999) the need to develop a comprehensive approach to evaluating long-term and secondary effects of GE products.

- As early as 1989, scientists reported that GE foods may pose risks to human health.

- Some GE crops have been engineered to have higher levels of toxins, such as Bacillus thuringiensis (Bt), to make them insect-resistant.

- In 1999, the European Union suspended approval of new genetically engineered organisms until a new safety law for genetically engineered organisms is implemented in 2002. This followed a new study that showed Bt corn pollen may harm monarch butterflies.

RESOLVED: Shareholders request the Board of Directors to adopt a policy of not marketing or distributing genetically-engineered agricultural products until long-term safety testing has shown that they are not harmful to humans, animals, and the environment.

SUPPORTING STATEMENT FROM STOCKHOLDER

     We believe that this technology involves significant social, economic, and environmental risks. Our company should take a leadership position in delaying market adoption of genetically engineered crops and foods. Failure to do so could leave our company financially liable, should detrimental effects to public health or the environment appear in the future.

                         ------------------------------

STATEMENT OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THE FOREGOING RESOLUTION FOR THE FOLLOWING REASONS:

     Pharmacia's subsidiary, Monsanto Company, is committed to the use of biotechnology in agriculture because it is a safe and useful tool to help meet the world's increasing need for food. Biotechnology provides many benefits to farmers and the environment and can benefit society as a whole by providing better nutrition, human disease protection, and even biodegradable industrial ingredients to replace petroleum-based material.

     Biotechnology is facilitating fundamental changes in agricultural production methods resulting in increased yield and reduced use of traditional pesticides. Indeed, the products produced from this technology have already brought important benefits to growers and the environment after just a few years of commercial application. Examples include Bollgard(R) cotton, which, in 1998 in the United States allowed growers to eliminate the use of more than 1.1 million liters of chemical insecticides. Also in 1998, field tests showed YieldGard(R) corn provided an overall yield advantage of three to seven bushels per acre over non-insect-protected corn-hybrid varieties, some of which were treated with chemical insecticides. Roundup-Ready(R) crops help facilitate implementation of soil-saving conservation tillage farming techniques and reduce the use of other herbicides.

     Genetically engineered agricultural products marketed by Monsanto have undergone rigorous testing to ensure that the foods produced from such products are as safe and nutritious to eat as products from other new plant varieties and that these crops are appropriate for environmental release. Over the past fifteen years we have worked with outside experts and with regulatory authorities worldwide to analyze the safety issues and potential risks of the technology using principles recommended by the World Health Organization, the Food and Agricultural Organization of the United Nations and the Organization for Economic Cooperation and Development. Our analysis and testing, together with that of many independent and governmental bodies, including the U.S. Environmental Protection Agency, the Food and Drug Administration and the Department of Agriculture shows that modern biotechnology is a safe, sustainable tool for farmers and an important contributor to the future success of agriculture in meeting the world's needs. These safety assessments have been built upon a tremendous body of knowledge regarding the safety of consumption and use of the specific crops that are now being modified. The breadth and depth of scientific knowledge in molecular biology, plant physiology and animal nutrition establish that there is no scientific basis for allegations of potential unknown effects or long-term harm that would result from the consumption of the registered genetically engineered crops.

     Safety information for our genetically enhanced soybean, corn, potato, canola and cotton products has been published in peer-reviewed scientific journals. Reviews by medical professionals including organizations such as the Council of Scientific Affairs of the American Medical Association have concluded that plant biotechnology is a safe, useful tool to enhance food safety, quality and nutrition. In addition, published reviews by nutrition and dietetic experts, such as the American Dietetic Association, have concluded that foods produced using biotechnology are as safe as traditional foods.

     We acknowledge that some individuals and organizations have questions and concerns regarding the safety of biotechnology and its implications for society. We are committed to listening to their concerns, providing answers to their questions, and participating in a societal discussion on the larger issues. Such questions and issues are also evaluated and taken into consideration as we develop new products and steward existing products. Our strong commitment to the production of safe and effective crops through biotechnology that maximize benefits and minimize any risks remains the foundation of our agricultural business.

     Stockholders and others interested in obtaining further information about biotechnology are encouraged to view some of the resources we have available at http://biotechknowledge.com and http://fooddialogue.com.

     Accordingly, we recommend that stockholders vote "AGAINST" this resolution.

                  STOCKHOLDER PROPOSAL TWO (PROXY ITEM NO. 3)

STATEMENT OF STOCKHOLDER PROPONENT

RESOLVED: That the shareholders of Pharmacia ("Company") request that the Board of Directors of the Company in conjunction with its Compensation Committee design and implement an executive compensation program for senior management that will focus management on the need to maximize the Company's long-term wealth generating capacity. The executive compensation program should establish specific qualitative and quantitative measurements of senior management's success in leading the Company as it seeks to provide superior long-term performance for its shareholders and other important corporate constituents.

SUPPORTING STATEMENT FROM STOCKHOLDER

     The long-term success of the Company depends on the development and implementation of a strategic plan by the Board of Directors and its management team. The Company's strategic plan should include a comprehensive discussion of the Company's long-term strategy and policies and programs established and implemented to fulfill the strategy. The strategic plan should clearly reflect the numerous Company constituents, including shareholders, employees, customers, suppliers, and the community, that significantly influence the Company's long-term success.

     The Company's executive compensation program must be a critical component of the Company's strategic plan for long-term success. It is imperative that the Company's executive compensation program creates the proper incentives that orient senior management to pursue and accomplish plan goals. Current executive compensation schemes often present the facade of a system of pay for performance. In reality, they lack appropriate performance benchmarks by which management's performance can be judged. Too often, peer or market level performance is rewarded with extraordinary compensation, which results in unearned transfers of wealth to senior management.

     Senior management should be judged and compensated according to defined qualitative and quantitative criteria established by the Board in consultation with its Compensation Committee. The Board should articulate its view of the appropriate mix of cash, stock, benefits and other perquisites that will motivate management to achieve superior long-term results. It should also outline what it considers to be the appropriate balance of short-term and long-term compensation that will allow the Company to attract and retain talented individuals.

     Qualitative measures of the executive compensation program should reflect that the Company's long-term success depends on its ability to meet the needs of the full range of corporate constituents. Companies that accomplish this balancing prosper over the long term, as do their shareholders. Appropriate qualitative measures may include such criteria as customer satisfaction indices, the level and breadth of employee stock ownership, injury incident rates, environmental performance measures, and other factors determined to be appropriate indicators of the Company's success in addressing its constituents interests and needs.

     The Board and its Compensation Committee should identify specific quantitative performance measures that incorporate a range of financial performance criteria. These financial performance benchmarks should be established at levels that promote and reward above average long-term Company performance. The financial performance measures utilized should be properly blended with the plans qualitative measures to produce an executive compensation regimen that provides clear incentives for senior management to pursue and accomplish the goals established in the Company's long-term strategic plan.

     We urge you to vote for this proposal.

                         ------------------------------

STATEMENT OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THE FOREGOING RESOLUTION FOR THE FOLLOWING REASONS:

     The Board of Directors believes that the Company's executive compensation plans already focus management on the need to maximize the Company's long-term performance. These principles are discussed in the Report of the Pharmacia Compensation Committee on Executive Compensation on page 16. The Compensation Committee, consisting of four directors of the Company, none of whom are or were ever employees or officers of the Company, is responsible for the establishment and oversight of executive compensation policies, practices and plans that encourage and reward those executive efforts that create long-term stockholder value through achievement of corporate objectives, business strategies and performance goals. The major portion of compensation for senior executive officers is composed of equity-based, at-risk, pay which is intended to instill and reward ownership, long-term strategic thinking and link compensation to corporate performance and the interests of stockholders generally.

     ACCORDINGLY, WE RECOMMEND THAT STOCKHOLDERS VOTE "AGAINST" THIS RESOLUTION.

                 STOCKHOLDER PROPOSAL THREE (PROXY ITEM NO. 4)

STATEMENT OF STOCKHOLDER PROPONENT

RESOLVED: The shareholders of Pharmacia Corporation (the "Company") hereby request that the Board of Directors take the necessary steps to develop a new Company election system that provides for the election of the entire slate of Company Board of Director nominees at every third annual meeting of shareholders. The proposed new election system should be developed in conformity with state law, stock listing requirements, and Company bylaws and articles, and should be presented for shareholder approval at the next annual meeting of shareholders.

SUPPORTING STATEMENT OF STOCKHOLDER

     The role of the Board of Directors and senior management is to develop and implement a long-term strategic plan that will maximize the long-term wealth generating capacity of the Company and ensure its success. In order to foster the proper environment for long-term strategic planning and action, terms of office for Board of Director members must be long enough to allow them to look beyond the upcoming quarter and focus on developing policies and programs that will ensure sustained corporate success.

     Annual elections of either the full slate or a single class of directors -- in conjunction with the market pressures--often promote a short-term perspective that undermines the Company's capacity to produce sustained long-term wealth. A company focused on the short-term may fail to invest in new capital investment projects, innovation advancements, employee enrichment programs, and community involvement activities that are integral to the long-term success of the company. In the absence of a long-term strategic plan with clear goals and tactical imperatives, managements and directors often are forced to resort to pursuing short-term stock price targets to the detriment of the corporation and its owners.

     Many shareholders consider the annual election of the entire slate of directors or a portion of the board as an important accountability measure. Providing the entire slate of directors three-year terms of office is not a step away from accountability. Rather, the longer director terms of office would establish a system in which the director elections are better aligned with the corporate goal of long-term success. The discipline of corporate elections would then be properly directed to rewarding good long-term corporate performance that best serves the interests of shareholders and the Company generally. Further, the accountability of the Board is promoted by requiring all the members of the Board to run as a team on a non-classified basis.

     Shareholders will be challenged to monitor and understand the strategic initiatives of the Company and then exercise their rights in an appropriate fashion. Non-election year annual meetings would provide opportunities to review the strategic plan of the Company, assess accomplishments and shortcomings, and provide for shareholder input on strategic changes. Triennial elections would effectively serve as a referendum for shareholders on the Company's long-term strategic plan and the Board's effectiveness in overseeing and implementing the plan.
                         ------------------------------

STATEMENT OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THE FOREGOING RESOLUTION FOR THE FOLLOWING REASONS:

     The Board believes that a classified Board is in the best interests of Pharmacia's stockholders because it ensures continuity in the composition of the Board. It is important that a majority of the directors have prior knowledge and understanding of Pharmacia's business in order to effectively oversee the strategic direction and management of the Company. Classification prevents sudden and disruptive changes in corporate policies by precluding election of an entirely new group of directors in any single year. This is particularly important in the pharmaceutical industry where the discovery and development of new products takes many years. At the same time, annual elections in which approximately one-third of the Board is elected each year offer stockholders a regular opportunity to renew and reinvigorate corporate decision-making while maintaining the basic integrity of the Board. The Board of Directors firmly believes that directors elected for staggered terms are just as accountable to stockholders as they would be if all were elected every three years.

     In addition, a classified Board reduces Pharmacia's vulnerability to certain potentially abusive takeover tactics. It encourages potential acquirers to initiate arm's length negotiations with Pharmacia. Since only approximately one-third of Pharmacia's directorships are filled at any annual meeting of stockholders, absent highly unusual circumstances, it is impossible to elect an entire new Board, or even a majority of the Board, at a single meeting. The classified Board does not preclude unsolicited acquisition proposals, but by reducing the threat of imminent removal, positions the incumbent Board to negotiate terms to maximize the value to all stockholders.

     Adoption of this proposal would not automatically eliminate the classified Board. Further action by the stockholders would be required to amend the By-laws and the Certificate of Incorporation of Pharmacia. Under these documents, an 80% vote of the outstanding shares would be required for approval. Under Delaware law, an amendment to the Certificate of Incorporation requires a recommendation from the Board of Directors prior to submission to stockholders. While the Board would consider such an amendment, it remains subject to its fiduciary duty to act in a manner it believes to be in the best interests of Pharmacia and its stockholders generally.

     ACCORDINGLY, WE RECOMMEND THAT STOCKHOLDERS VOTE "AGAINST" THIS RESOLUTION.

                  STOCKHOLDER PROPOSAL FOUR (PROXY ITEM NO. 5)

STATEMENT OF STOCKHOLDER PROPONENT

Whereas, Pharmacia has nomination procedures that make it DIFFICULT for stockholders to have their nominees elected to the Board of Directors.

Directors are now elected for a THREE-YEAR TERM (rather than one year terms as in 1997 and before) with ONE VOTE available for each nominee for each share voted.

BE IT RESOLVED THAT THE STOCKHOLDERS REQUEST PHARMACIA TO IMPLEMENT THE STOCKHOLDER'S PROPOSAL BELOW:

Change the election procedure for the Board of Directors TO ALLOW CUMULATIVE VOTING (total votes are equal to the number of shares times the number of directors to be elected). This proposal would only be effective for nominees for Director at meetings subsequent to the 2000 Annual Meeting and would, therefore, not affect the unexpired terms of the existing Directors.

If you agree with this proposal, please mark your proxy FOR. Otherwise, abstentions may have the same effect as "no" votes."

SUPPORTING STATEMENT OF PROPONENT

     This proposal would allow stockholders to have more influence on the election of THEIR (not management's) Board and, consequently, the future of THEIR company.

     Since cumulative voting allows stockholders to select the nominee(s) they want to vote for and to cast all their votes for a single (or several) candidate(s), it can allow election of nominee(s) that are receptive to stockholders' rights (such as better nomination procedures and annual terms for Directors). First, California law has required state pension and college funds to be voted in favor of cumulative voting proposals. Even many successful corporations, such as Merck (an outstanding pharmaceutical company), Lockheed-Martin, and Ingersoll-Rand, allow cumulative voting. Moreover, Allegheny Power Systems tried to take away cumulative voting, but their stockholders did not allow this change which would have reduced stockholder rights.

     Current procedures allow nominations to the Nominating Committee. However, this Committee rarely, if ever, approves any stockholder candidates and effectively becomes a "GATEKEEPER" for the Board. This pre-empts stockholder rights. Nomination at the Annual Meeting itself is A SHAM since only "TOKEN" votes will be counted, because most ballots are cast by proxy BEFORE THE MEETING. Cumulative voting would allow stockholders to remove these directors if the stockholders wanted to.

     "Corporate Democracy, Inc." supports cumulative voting.

This same proposal was presented at the last two (1998 and 1999) Pharmacia annual meetings by the same stockholder and received more than 20% of the vote both times. The stockholder strongly encourages you to mark FOR on your ballot. Thanks.
                         ------------------------------

STATEMENT OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THE FOREGOING RESOLUTION FOR THE FOLLOWING REASONS:

     The Board of Directors believes that the adoption of cumulative voting would reduce the effectiveness of Pharmacia's Board of Directors and would be detrimental to the best interests of Pharmacia and its stockholders. Each director is now elected by a plurality of the votes cast at an Annual Meeting of Stockholders. Pharmacia's directors are chosen for their accomplishments, commitment, integrity and diversity of backgrounds and experience, and share the common objective of advancing the best interests of all stockholders. Pharmacia's Nominating and Corporate Governance Committee selects Board nominees to represent all Pharmacia stockholders and not a special interest or a particular constituency.

     While cumulative voting might be thought to have the appearance of fairness, it could permit a stockholder or group of stockholders owning substantially less than a majority of a Company's stock to elect a director to advance a special interest. This could alter the proper balance, diversity and independence of the Board, introduce the likelihood of factionalism and discord within the Board, and undermine the Board's ability to work effectively on behalf of all stockholders.

     Adoption of this proposal would not automatically allow cumulative voting. Further action by the Board or stockholders would be required to amend the By-laws and Certificate of Incorporation of Pharmacia. If the stockholders were to vote on such an amendment, an 80% vote of the outstanding shares would be required for approval. While the Board would consider such an amendment, it remains subject to its fiduciary duty to act in a manner it believes to be in the best interests of Pharmacia and its stockholders generally.

     ACCORDINGLY, WE RECOMMEND THAT STOCKHOLDERS VOTE "AGAINST" THIS RESOLUTION.

RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

On May 18, 2000, the Company engaged PricewaterhouseCoopers LLP as principal independent accountants to report on its consolidated financial statements for the three years ended December 31, 1999, restated to give retroactive effect to the Merger which was accounted for as a pooling of interests. PricewaterhouseCoopers LLP replaced Deloitte & Touche LLP as principal independent accountants solely for the examination of the above mentioned consolidated financial statements.

The reports of Deloitte & Touche LLP on the financial statements of Monsanto for the past two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

In connection with such audits for the two most recent fiscal years and through May 15, 2000, there have been no disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Deloitte & Touche LLP would have caused them to make reference thereto in their report on the financial statements of Monsanto for such years.

Deloitte & Touche LLP has furnished a letter to the Company stating that it agrees with the above statements.

At its June 2000 meeting, the Audit and Finance Committee of the Company's Board of Directors will discuss proposals from Deloitte & Touche LLP and from PricewaterhouseCoopers LLP to serve as the Company's principal independent accountant with respect to the Company's current year financial statements and reports. It is expected that, at that meeting, the Audit and Finance Committee will either select one of these firms as the Company's principal independent accountant for the current year or agree on a process to be followed to select the Company's principal independent accountant for the current year.

Representatives from both PricewaterhouseCoopers LLP and Deloitte & Touche LLP will be present at the Annual Meeting of Stockholders and will be given an opportunity to make a statement, if so desired, and will be available to respond to appropriate questions.

GENERAL INFORMATION

The Board of Directors knows of no matter, other than those referred to in this Proxy Statement, which will be presented at the meeting. However, if any other matters properly come before the meeting or any adjournment, the person or persons voting the proxies will vote in accordance with their best judgment on such matters. Should any nominee for director be unwilling or unable to serve at the time of the meeting or any adjournment thereof, the persons named in the proxy will vote for the election of such other person for such directorship as the Board of Directors may recommend, unless, prior to the meeting, the Board has eliminated that directorship by reducing the size of the Board. The Board is not aware that any nominee herein will be unwilling or unable to serve as a director.

A stockholder who wishes to give a proxy to someone other than the Board's proxy committee may strike out the names appearing on the enclosed form of proxy, write in the name of any other person, sign the proxy, and deliver it to the person whose name has been substituted.

                                           DON SCHMITZ
                                           Secretary
May 22, 2000

                             PART II. ANNUAL REPORT

DESCRIPTION OF THE BUSINESS

     The Company is a global pharmaceutical group engaged in the research, development, manufacture and sale of pharmaceutical and healthcare products, and, through its subsidiary, Monsanto Company, of various agricultural products.

     The Company's core business is the development, manufacture and sale of pharmaceutical products, including both prescription and non-prescription products for humans and animals, bulk pharmaceuticals and contract manufacturing. The Company's major pharmaceutical brands include Celebrex(R), Xalatan(R), Detrol(R), Camptosar(R), Genotropin(R), Ambien(R), Nicorette(R) and Rogaine(R).

     Through its Monsanto subsidiary, the Company is engaged in the research, development, manufacture and sale of various agricultural products, including
(i) Roundup(R) herbicide; (ii) biotechnology products that produce crops which are tolerant to Roundup(R) herbicide and protect crops from certain viruses and insect pests; (iii) seeds, including corn, soybeans, alfalfa, sunflowers, barley, cotton and wheat; and (iv) Posilac(R) bovine somatotropin to increase milk production in dairy cows.

CORPORATE OFFICERS

The Company's current officers are:

Fred Hassan..........................  Chief Executive Officer
Richard U. De Schutter...............  Senior Executive Vice President and Chief Administrative
                                       Officer
Philip Needleman.....................  Senior Executive Vice President, Chief Scientific Officer,
                                       and Chairman, Research & Development
Hendrik A. Verfaillie................  Executive Vice President and CEO of Monsanto Agricultural
                                         Operations
Goran Ando...........................  Executive Vice President and President, Research &
                                       Development
Christopher Coughlin.................  Executive Vice President and Chief Financial Officer
Carrie Cox...........................  Executive Vice President and Head, Global Business
                                       Management
Alan L. Heller.......................  Executive Vice President and Head, G.D. Searle & Co.
                                       Operations
Tim Rothwell.........................  Executive Vice President and President, Global
                                       Pharmaceutical Operations
Steve MacMillan......................  Sector Vice President, Global Specialty Operations
Hakan Astrom.........................  Senior Vice President, Investor Relations and Strategy
Richard Collier......................  Senior Vice President and General Counsel
Birgitta Klasen......................  Senior Vice President, Information Technology
Paul Matson..........................  Senior Vice President, Human Resources
Ian McInnes..........................  Senior Vice President, Global Supply
Mats Pettersson......................  Senior Vice President, Mergers & Acquisitions
Robert Thompson......................  Senior Vice President and Corporate Controller
Joan H. Walker.......................  Senior Vice President, Public Affairs
Don Schmitz..........................  Vice President & Secretary
A.J. Shoultz.........................  Vice President, Taxes
Alexandra van Horne..................  Vice President & Treasurer

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

                                FINANCIAL REVIEW
                             PHARMACIA CORPORATION

OVERVIEW

On March 31, 2000 a subsidiary of Monsanto Company "Monsanto" and Pharmacia & Upjohn, Inc. "Pharmacia & Upjohn" or "P&U" merged and Monsanto was renamed Pharmacia Corporation ("Pharmacia" or "the company"). The tax-free reorganization has been accounted for as a pooling-of-interests. All prior period consolidated financial statements have been restated to reflect the combined results of operations, financial position and cash flows of both companies. There were no material transactions between Monsanto and Pharmacia & Upjohn prior to the combination. Certain reclassifications have been made to conform the respective financial statement presentations.

In the first quarter of 2000, the company recorded approximately $460 million of merger related costs. These costs were comprised, in part, of transaction costs including investment bankers, attorneys, registration and regulatory fees and other incentive and change-of-control costs directly associated with the merger. The latter includes a noncash charge of $232 million related to certain employee stock options that were repriced in conjunction with the merger pursuant to a change of control provision. Pursuant to the terms of these "premium options", at consummation of the merger, the original above-market exercise price was reduced to equal the fair market value on the date of grant. In addition to merger related costs, the company expects to incur restructuring charges as the combining and restructuring of Monsanto and Pharmacia & Upjohn takes place.

Pharmacia recorded sales and earnings for 1999 that showed significant growth over the prior year. Sales of $16.4 billion in 1999 reflected a 20 percent increase over 1998 sales of $13.7 billion which reflected a 9 percent increase over 1997 sales of $12.6 billion. Adjusting for the divestitures of the nutritional therapies business in 1998 and the biotech business of Pharmacia & Upjohn in 1997, the sales growth rates become more reflective of underlying business performance. On this basis, sales rose 22 percent during 1999 and 12 percent in 1998. Net earnings for 1999 were $1.4 billion compared with $362 million in 1998 and $711 million in 1997.

Consolidated Results                       1999      % Change     1998      % Change     1997
--------------------                       ----      --------     ----      --------     ----
                                               Dollars in millions, except per share data
Sales                                     $16,425       20%      $13,737        9%      $12,580
Earnings before income taxes                1,898      113           892       59           562
Net earnings from continuing operations     1,306      171           481       23           390
Net earnings                                1,378      281           362      (49)          711
Net earnings per common share (EPS):
  --Basic                                 $  1.10      279       $   .29      (50)      $   .58
  --Diluted                               $  1.07      282%      $   .28      (51)%     $   .57
                                          =======      ===       =======      ===       =======

Trademarks of Pharmacia Corporation and its subsidiaries are indicated in upper case letters. The term "the company" or "Pharmacia" may refer to Pharmacia Corporation, or to Pharmacia Corporation and its consolidated subsidiaries, as appropriate to the context.

Growth in earnings before income taxes and in net earnings are affected by a number of events and transactions that, because of their magnitude and relative infrequency of occurrence, warrant special reference. Throughout the discussion that follows, the company has identified such items that management believes had a noteworthy effect on the comparability of year-to-year performance measures. This was done to facilitate a better understanding of the company's reported earnings growth trends. Significant among these events and transactions were the following which are discussed more fully below: restructuring charges in each of the past three years; the divestitures referred to in the second paragraph above; a realignment of certain research and development (R&D) projects; settlement of certain lawsuits; termination of a licensing arrangement in Japan; and milestone payments on pharmaceutical licensing agreements.

In the second quarter of 1999, management committed to a plan to sell the company's artificial sweeteners and biogums businesses. The results of operations, financial position, and cash flows of these businesses, and of the alginates and ORTHO lawn-and-garden products businesses, the dispositions of which were approved by the company's board of directors in 1998, have been reclassified as discontinued operations.

During the third quarter of 1999, the company merged with SUGEN, Inc. (Sugen), a leader in target-driven drug discovery and development, to strengthen its R&D efforts in cell signaling and oncology. The merger was completed on August 31 and called for the exchange of approximately 12 million shares of Pharmacia stock for all the outstanding common stock of Sugen. Also during the third quarter, Pharmacia acquired 20 percent of Sensus Drug Development Corporation (Sensus), a privately held company focused on developing drugs to treat endocrine disorders. The Sensus investment, accounted for using the equity method, is expected to expand Pharmacia's leadership position in endocrinology.

Sugen and Sensus together represented incremental costs of approximately $162 million in 1999 compared to 1998. R&D expense comprised the majority of these costs totaling $104 million in 1999 for the two operations whereas Sugen spending in 1998 was $32 million. In connection with the merger with Sugen, the company recorded approximately $70 million in merger and restructuring expenses. The remaining incremental cost was principally interest expense.

At December 31, 1999, the company recorded a pretax charge of $64 million in income from continuing operations for items principally associated with costs related to the failed merger between the company and Delta & Pine Land Company (D&PL), combined with expenses to accelerate the integration of the company's agricultural chemical and seed operations. These net charges included the reversal of restructuring liabilities established in 1998 of $54 million and a gain of $35 million on the divestiture of the Stoneville Pedigreed Seed Co., a cottonseed business. The company recorded a pretax charge of $85 million for a termination fee and other expenses associated with the failed merger and a $67 million charge to continuing operations principally associated with actions related to the company's continued focus on improving operating efficiency through accelerated integration of the agricultural chemical and seed operations.

In 1998, the company made strategic acquisitions of several seed companies. In July 1998, the company acquired Plant Breeding International Cambridge (PBIC) for approximately $525 million and in October 1998 the company announced the acquisition of certain international seed operations of Cargill Inc. in Asia, Africa, Central and South America, and Europe, excluding certain operations in the United Kingdom, for approximately $1.4 billion. In December 1998, the company completed its acquisition of DEKALB Genetics Corporation (DEKALB) for approximately $2.3 billion. The company recorded the following pretax charges in 1998 for the write-off of acquired in-process research and development (R&D) related to these acquisitions: approximately $60 million for PBIC, approximately $150 million for DEKALB and approximately $190 million for certain Cargill Inc. seed operations.

At the time of and in connection with the 1998 seed company acquisitions, the company established a plan to integrate the acquired businesses by closing or rationalizing (consolidating, shutting down or moving facilities to achieve more efficient operations) certain assets or facilities and eliminating manufacturing and administrative functions, resulting in a pretax charge of $78 million in 1998. During 1999, the original reserve was adjusted to reflect the actual costs of these acquisitions.

In 1998, the company recorded net restructuring and other items of $340 million as part of Monsanto's overall strategy to reduce costs and continue the commitment to its core businesses. The former Pharmacia & Upjohn, Inc. recognized restructuring charges in 1998 and 1997 as well. Restructuring charges were $92 million in 1998 and $316 million in 1997. These restructuring efforts were associated with P&U's global turnaround program. This program was undertaken to achieve a simplified infrastructure, improved efficiency, and a global focus on the core pharmaceutical business.

In 1997, the company acquired the Asgrow Agronomics business, Holden's Foundation Seeds, Inc., Sementes Agroceres S.A., and Calgene Inc. which resulted in pretax charges of $633 million for the write-off of acquired in-process R&D. As a result of the 1997 and 1998 acquisitions, goodwill and other intangibles totaling $4 billion were recognized as part of the purchase accounting allocation. The resulting amortization expense of nearly $260 million in 1999 associated with these acquisitions and nearly $130 million in 1998 negatively impacted Agricultural Products segment earnings.

Also affecting earnings comparability, in 1998 P&U reached a settlement of $103 million in a federal class-action lawsuit originally filed in 1993 on behalf of retail pharmacies. As a consequence of the settlement, the company increased its litigation reserves by $61 million, a charge reported in selling, general and administrative (SG&A) expense in the second quarter of 1998. In 1997, the company terminated a sales and marketing arrangement in Japan related to one of its leading products, GENOTROPIN, recombinant human growth hormone. The contract termination and related inventory repurchase resulted in a charge of $115 million recorded in sales, cost of goods sold, and SG&A expense.

Pharmacia currently reports its operations within two reportable segments: pharmaceuticals and agricultural products. The pharmaceutical segment includes prescription products for humans and animals, bulk pharmaceuticals and contract manufacturing. The agricultural products segment is comprised of agricultural chemicals, primarily ROUNDUP, seeds and genomics, animal productivity and nutrition research. Additional information regarding segments is provided in
Note 19 to the consolidated financial statements.

As a result of the recent merger, management is in the process of redefining the segments and as a result, related disclosures may change in future periods.

NET SALES

Sales by Segment                        1999      % Change     1998      % Change     1997
----------------                        ----      --------     ----      --------     ----
                                                        Dollars in millions
Pharmaceuticals                        $11,177      20.3%     $ 9,289       4.3%     $ 8,907
Agricultural products                    5,248      18.0        4,448      21.1        3,673
                                       -------                -------                -------
          TOTAL CONSOLIDATED SALES     $16,425      19.6%     $13,737       9.2%     $12,580
                                       =======                =======                =======

Sales growth in 1999 of 20 percent was the result of volume increases of over 25 percent partly offset by impacts from lower prices and negative effects of currency exchange rates.

Sales in the U.S. continue to represent an increasingly significant percentage of worldwide sales, increasing to 52 percent in 1999 from 45 percent in 1998 and 43 percent in 1997. Despite increasing growth in the U.S. relative to non-U.S. markets, the company's geographic composition of sales will continue to result in significant exposure to the fluctuations of exchange rates in both translation of financial results and the underlying transactions that comprise the results.

PHARMACEUTICAL SEGMENT:

The increase in pharmaceutical segment sales in 1999 was due largely to new prescription product growth in the U.S. and Japan. The increase was led by the success of CELEBREX arthritis treatment which was launched in early 1999, making Pharmacia the No. 1 provider of branded arthritis treatments in the United States. Although new product growth was strong in 1998, sales that year included only partial year sales of continually growing products such as XALATAN, glaucoma treatment. New product growth was also strong in 1997. Sales that year were adversely affected, though, by intense generic competition and year-end 1996 trade inventory accumulations in the U.S. and across major markets in Europe. In Japan, mandatory price decreases in each of the last three years periods of negative exchange effects, and government restrictions in health care reimbursements have adversely affected pharmaceutical segment sales.

A year-to-year consolidated net sales comparison of the Pharmaceutical segment's top 20 products (including generic equivalents where applicable) is provided in the table below:

Sales of Top Products      1999     % Change     1998     % Change     1997
---------------------      ----     --------     ----     --------     ----
                                         Dollars in millions
CELEBREX                  $1,501       --       $  N/A       --       $  N/A
AMBIEN                       535       17%         458       16%         396
XALATAN                      507       53          332      102          165
GENOTROPIN                   461       17          395       13          349
ARTHROTEC                    344       (1)         346      236          103
CLEOCIN/DALACIN              343        9          314        5          299
DETROL/DETRUSITOL            329      163          125      N/A            1
XANAX                        320       --          321       15          279
MEDROL                       297       13          264       10          241
CAMPTOSAR                    293       52          194       26          154
DEPO-PROVERA                 252       11          227       16          196
NICORETTE                    234       10          213       27          168
DAYPRO                       227      (26)         308       (7)         331
SPIRO LINE                   225       13          200       (9)         220
FRAGMIN                      213       18          181       10          165
PHARMORUBICIN                206       16          177       (9)         196
ROGAINE/REGAINE              139        4          133        3          129
HEALON                       137       (3)         140       (9)         155
CYTOTEC                      118      (12)         134      (28)         185
COVERA-HS                     98       21           81       47           55
                          ------      ---       ------      ---       ------
          TOTAL           $6,779       49%      $4,543       20%      $3,787
                          ======      ===       ======      ===       ======

The company's performance in 1999 continues to be driven by sales of new prescription products that have been introduced within the last five years, such as CELEBREX, XALATAN, DETROL, CAMPTOSAR, and MIRAPEX which are making up an increasing percentage of the company's total sales. In addition, higher sales of Ambien short-term treatment for insomnia, and the Covera-HS and spironolactone lines of cardiovascular products, contributed to the strong sales performance. Growth has been especially strong in the U.S. and Japan, where sales of prescription drugs grew by 56 percent and 33 percent, respectively. According to IMS Health, Inc., the former Pharmacia & Upjohn was the fastest growing pharmaceutical company in Japan during 1999 as a result of expanding the sales force by one-third since 1998 and introducing three new products into the market.

CELEBREX arthritis treatment was launched early in 1999 and sales totaled more than $1.5 billion or 13% of pharmaceutical segment sales. Sales of CELEBREX were partially offset by a decrease in sales of DAYPRO and ARTHROTEC as market share shifted to CELEBREX. The company remained the No. 1 provider of prescription arthritis treatments in the United States, as CELEBREX, DAYPRO and ARTHROTEC arthritis treatments combined for 54 percent of the branded market share. With the launch of CELEBREX, the company achieved the No. 1 sales position in prescription arthritis treatments worldwide.

AMBIEN, a short-term treatment for insomnia, continues to be a leader in the U.S. hypnotic market and was the company's second largest selling drug in 1999. The company will receive a gradually declining share of AMBIEN profits until 2002, in accordance with the joint venture agreement amended in 1998, when its interest in the Lorex Pharmaceutical joint venture is expected to be purchased by its partner, Sanofi-Synthelabo, Inc.

In 1999 XALATAN, for the treatment of open-angle glaucoma and ocular hypertension, became the company's third largest selling drug with sales of $507 million. Since its introduction in 1996, and subsequent launch in 49 countries, XALATAN has become the leading glaucoma agent in the world on the basis of its 1999 sales. In May 1999, XALATAN was launched in Japan, the world's second largest glaucoma market, for the first-line treatment of patients with ocular hypertension. In preparation for the launch, Pharmacia tripled the size of its ophthalmology sales force in Japan. As a result, the XALATAN launch in Japan was the most successful to date. In December 1999, the company filed a New Drug Application (NDA) for XALCOM, a fixed-dose combination formulation containing XALATAN and timolol, which the U.S. Food and Drug Administration (FDA) has designated for priority review.

DETROL (DETRUSITOL outside the U.S.), the leading treatment for overactive bladder, reduces the symptoms of increased frequency and urge to urinate, as well as urge incontinence episodes. DETROL has been launched in 30 countries throughout the world, generating 1999 sales of $329 million, an increase of $204 million over 1998. Despite introduction of a new competitor in the U.S. market, DETROL has maintained its position as the dominant product in the market. A Supplemental New Drug Application (SNDA) was filed in December 1999 to strengthen the DETROL label for urge incontinence. Management filed with regulatory agencies in the U.S. and Europe for a once-daily version of DETROL in February 2000. With the recent merger, the promotional sales force for DETROL in the U.S. will consist of over 1,800 representatives.

In 1999, the company increased its efforts to build on its growing presence in oncology and to capitalize on new opportunities to expand its global cancer care franchise. Sales of CAMPTOSAR, the company's leading oncology agent, increased by approximately $100 million to a total of $293 million. Sales of CAMPTOSAR continue to benefit from new clinical data documenting its ability to improve survival in patients with colorectal cancer. Pharmacia markets CAMPTOSAR in the U.S. as a second-line treatment for metastatic colorectal cancer. In April 2000, the FDA approved CAMPTOSAR as a first-line therapy for the treatment of patients with colorectal cancer in combination with 5-fluorouracil/leucovorin.

In addition to CAMPTOSAR, the company also markets a number of other widely prescribed oncology agents including PHARMORUBICIN and ADRIAMYCIN, anthracycline preparations which are used in the treatment of breast cancer and other solid tumors.

In 1999, Pharmacia received U.S. FDA approval for two new breast cancer treatments, ELLENCE and AROMASIN. ELLENCE, the trade name for PHARMORUBICIN in the U.S., was launched shortly after its approval in September 1999. ELLENCE has been granted Orphan Drug Status by the FDA for the adjuvant treatment of patients with breast cancer following surgery or radiation therapy. AROMASIN, an oral hormonal drug that blocks the production of estrogen, was approved in 1999 for the treatment of patients with metastatic breast cancer. AROMASIN was launched during the first quarter 2000 in the U.S. and key markets in Europe and Latin America.

Central nervous system (CNS) products, including MIRAPEX, CABASER, and EDRONAX are also contributing to Pharmacia's new product sales growth. MIRAPEX sales grew 65 percent in 1999 to $81 million. In addition to MIRAPEX, Pharmacia also markets the dopamine agonist CABASER, for Parkinson's Disease, in Europe and Japan. In August 1999, CABASER was launched in Japan, the world's second largest market for Parkinson's Disease. CABASER is marketed in the U.S. under the trade name DOSTINEX for the treatment of patients with hyperprolactinemia; it is not approved for Parkinson's Disease in the U.S. EDRONAX, for the treatment of major depression, has been launched in eighteen European and Latin American countries since 1997. The FDA issued an approvable letter for VESTRA, the trade name for EDRONAX in the U.S., in July 1999. The FDA issued a second approvable letter in February 2000 which will require the completion of an additional U.S. clinical trial. In the U.S., VESTRA will be co-marketed by Janssen Pharmaceutica, a division of Johnson & Johnson.

The company also produces the CNS drugs XANAX, HALCION, and SERMION, which are subject to intense generic competition. XANAX sales remained steady at $320 million, while HALCION sales grew to $97 million on the basis of a 14 percent increase in non-U.S. markets. SERMION, a treatment for cognitive and behavioral disorders related to senile dementia, continued to decline in 1999 as it did in 1997 and 1998.

GENOTROPIN, the world's leading recombinant human growth hormone, is Pharmacia's fourth-largest selling drug. The company recorded GENOTROPIN sales of $461 million in 1999. GENOTROPIN promotes longitudinal bone growth in children and adults with growth hormone deficiency. Outside the U.S., GENOTROPIN is also used in the treatment of growth disturbances associated with Turner's Syndrome and chronic renal insufficiency. In the U.S., GENOTROPIN sales increased by 64 percent as the product is capturing one-third of all new patients who are using growth hormone therapy. Despite intense competition and declining volume in the growth hormone market due to government imposed prescribing restrictions, GENOTROPIN sales in Japan increased due to a positive price effect, a favorable currency impact, and an improving market share after recovery of full marketing rights in 1998. The launch of GENOTROPIN MiniQuick, a new delivery system, has resulted in strong growth of the brand in Europe. GENOTROPIN MiniQuick was launched on a wide-scale in the U.S. in early 2000.

FRAGMIN, a low-molecular-weight heparin product for the prevention of thrombosis that is available in more than fifty countries, generated sales of $213 million in 1999. Outside the U.S., FRAGMIN is also used for treatment of deep vein thrombosis and in hemodialysis. In 1999, the FRAGMIN label in the U.S. was strengthened with the addition of new indications for the treatment of unstable coronary artery disease and prevention of thrombosis following hip surgery. In 1999, Pharmacia and Centocor entered into a co-promotion agreement, whereby Centocor will promote FRAGMIN to cardiovascular specialists in the U.S. With the more competitive labeling and an increased presence in the institutional arena, FRAGMIN sales grew 53 percent in the U.S. FRAGMIN also outpaced the growth of the low-molecular-weight heparin market in Europe.

Pharmacia markets several hormonal products for women. DEPO-PROVERA Contraceptive Injection is the company's largest selling hormonal product with 1999 sales of $252 million. It is approved in over one hundred countries. Although the patents protecting DEPO-PROVERA have expired, no generic equivalents have been approved and the company does not foresee the introduction of a generic equivalent of DEPO-PROVERA in the U.S. within the next twelve months. LUNELLE (LUNELLA outside the U.S.), a monthly contraceptive injection, is expected to be approved in 2000. Because of its shorter duration of action and different drug profile, LUNELLE is targeted to a different patient population than DEPO-PROVERA and is not expected to cannibalize sales of DEPO-PROVERA. The company also markets PROVERA, an agent used in progesterone replacement and OGEN, an estrogen replacement product. In addition, Pharmacia acquired U.S. promotional rights to three FDA approved products for hormone replacement therapy: VAGIFEM, ACTIVELLA, and INNOFEM from Novo Nordisk A/S. The company will begin promotion of these products in 2000.

The company produces various forms of steroids under the trade names MEDROL, SOLU-MEDROL, and DEPO-MEDROL, which are used to treat a variety of inflammatory conditions. In 1999, Pharmacia reported sales of $297 million for the MEDROL family of products, a 13 percent increase compared to 1998.

Pharmacia acquired the rights to license two new products in the U.S. during 1999. PLETAL, generically known as cilostazol, is being co-promoted with Otsuka of America Pharmaceuticals Inc. PLETAL improves pain-free walking distance in patients who suffer from intermittent claudication, a form of peripheral arterial disease. GLYSET, a treatment for patients with Type-II diabetes, was licensed from Bayer AG and introduced in early 1999.

In April 2000, the U.S. Food and Drug Administration approved ZYVOX (ZYVOXA) for the treatment of hospitalized patients with severe Gram-positive infections. Approval in Europe is still pending. ZYVOX is the lead compound in the oxazolidinone class of antibiotics, the first new class of antibiotics to reach the market in over thirty years. ZYVOX will be an important addition to Pharmacia's existing line of antibiotics which includes CLEOCIN (or DALACIN), LINCOCIN, and VANTIN.

Generic price erosion has affected sales of older products including HEALON, PROVERA, MICRONASE/ GLYNASE, ADRIAMYCIN, and LINCOCIN. Competition from generic drugs is expected to continue to adversely affect future sales of these products, and may also negatively impact the sales of other products like XANAX, CLEOCIN and MEDROL, which also face generic competition. Brand name competitive products negatively influenced the sales of CAVERJECT and VANTIN in 1999.

In the consumer health care or over-the-counter (OTC) products business, the company's leading products are the NICORETTE line to treat tobacco dependency, and ROGAINE (REGAINE), the treatment for hereditary hair loss. During 1999, the company recorded $234 million in NICORETTE sales, an increase in local currency of 13 percent over 1998. Sales of ROGAINE increased 4 percent to $139 million. Sales of other OTC products in the U.S. declined in 1999 resulting in a net overall flat performance for the year in the global OTC business when compared with the prior year. Sales of NICORETTE in 1999 were led by Europe and Australia.

                                                              1999    1998    1997
                                                              ----    ----    ----
Cost of products sold                                         24.6%   29.4%   31.1%
Research and development                                      19.0    18.2    19.9
Selling, general and administrative                           38.2    36.4    35.4
Amortization of goodwill                                        .4      .5      .3
All other, net                                                (1.8)   (3.1)   (2.0)
EBIT *                                                        19.6    18.5    15.3

* Earnings before interest and taxes (EBIT) is presented here to provide additional information about the company's operations. This item should be considered in addition to, but not as a substitute for or superior to, net earnings, cash flows or other measures of financial performance prepared in accordance with Generally Accepted Accounting Principles. Determination of EBIT may vary from company to company.

Pharmaceutical segment earnings before interest and taxes (EBIT) in 1999 improved to $2.2 billion, a 27 percent increase over the 1998 EBIT of $1.7 billion and a 61 percent increase over an EBIT of $1.4 billion two years previously. Pharmaceutical segment operating expenses, stated as a percentage of net pharmaceutical sales, are provided in the table above.

COST OF PRODUCTS SOLD as a percent of sales improved significantly in 1999 compared to 1998 as a combined result of a number of favorable influences. There was an increasing percentage of the company's sales made up of higher margin products due to growth in certain products and divestiture of lower margin nutrition products. The company also experienced production efficiencies and cost reductions. Finally, currency exchange had a modest favorable effect. Similarly, a favorable comparison in product mix and production costs drove cost of products sold lower as a percentage of sales in 1998 as compared to 1997. New products, representing an increasing percentage of sales, contributed a higher gross profit than older products in price competition with generics. Improvements in production efficiencies, increased production volumes, and the favorable effect of currency exchange on costs more than offset the negative currency impact on sales, further reducing the percentage.

RESEARCH AND DEVELOPMENT EXPENSE increased as a percentage of sales to 19.0 percent surpassing the level experienced in the preceding year. In addition to strong commitments to the development of new products such as ZYVOX and a combination dosage form of XALATAN, significant investments were made in technology acquisitions and license agreements. Research spending was reduced by $260 million in 1998 for milestone payments from Pfizer as part of the Celebrex co-promotion agreement. Also, the Sugen merger and Sensus investment contributed to higher R&D expense. Approval was granted in the U.S. and is still being sought in Europe for ZYVOX, a new class of antibiotic active against Gram-positive bacteria. In December 1999, the company filed a NDA for a fixed-dose combination formulation containing XALATAN, for the treatment of open-angle glaucoma and ocular hypertension, and timolol. Sugen spending in 1999, combined with the Sensus investment and termination of certain other projects resulted in charges of $104 million, a $72 million increase over 1998. Savings from lower infrastructure costs in 1998 due to efficiencies generated by the 1997 restructuring were reinvested into strategic licensing agreements, other R&D collaborations to supplement the company's internal research base, and increased clinical spending on products in development. Key activities in 1998 included the acquisition of the rights to almotriptan, an anti-migraine compound; the licensing of two new compounds for the treatment of diabetes and anxiety; and the Hepatitis C virus and pharmacogenomics collaborations. Spending during 1998 also supported the product filings of CELEBREX arthritis treatment, anticancer therapies AROMASIN (exemestane) and epirubicin as well as the development activities related to filing a NDA for EDRONAX with the U.S. FDA for depression. Spending levels in 1997 were elevated due to final stage testing for CELEBREX, and significant transactions such as the purchase of rights to a research compound and the cancellation of future product rights under a research agreement.

SELLING, GENERAL AND ADMINISTRATIVE (SG&A) expense increased as a percent of sales in 1999 due primarily to sales and promotional efforts in the U.S. The U.S. sales force was expanded to accommodate new product launches and improve market penetration. Products such as CELEBREX, CAMPTOSAR, PLETAL, DETROL, FRAGMIN and GLYSET were the focus of such marketing efforts. Spending related to Celebrex included co-promotion costs associated with the Pfizer agreement partially offset by a $70 million milestone payment received in 1999. Outside the U.S., XALATAN was launched in Japan in May. Likewise, there was upward pressure in 1998 when compared to 1997 due primarily to sales force expansions and increased product promotion in the U.S., Europe, and Japan, particularly for the following brands: DETROL, EDRONAX, MIRAPEX, GENOTROPIN, and XALATAN. The comparative spending increase was somewhat mitigated by the favorable effects of exchange and a decrease in general and administrative expense.

AGRICULTURAL PRODUCTS SEGMENT:

Despite the unfavorable agricultural economy, net sales for the Agricultural Products segment set a record at $5.2 billion, an increase of 18 percent over the previous sales record of $4.4 billion set in 1998. The increase in net sales was led by higher seed sales, particularly in seed lines containing the ROUNDUP READY gene, with Monsanto branded ROUNDUP READY soybeans holding approximately 25 percent of the market for soybeans in the United States. Seed sales increased to over $1.3 billion in 1999 compared with $670 million in 1998 primarily because of the inclusion of a full year of results from seed companies acquired in 1998. In addition, ROUNDUP READY corn volume increased more than 100 percent from the prior year when the supply of ROUNDUP READY corn sold out in its introductory year in the United States. Excluding the 1998 seed company acquisitions and the divestiture of a tomato business, net sales increased 3 percent in 1999 compared with 1998. Net sales increased 21 percent in 1998 compared with 1997. Excluding seed company acquisitions in 1997 and 1998, net sales increased 17 percent. The commercial success of agricultural and food products developed through biotechnology will depend in part on government and public acceptance of their cultivation, distribution and consumption. The company continues to work with consumers, customers and regulatory bodies to encourage understanding of nutritional and agricultural biotechnology products.

Continued increased demand for crops developed through biotechnology especially ROUNDUP READY soybeans, corn and cotton, YIELDGARD insect-protected corn, and BOLLGARD with ROUNDUP READY cotton generated substantially higher technology fee revenues in 1999 compared with 1998. Technology fee revenues also increased significantly in 1998 compared with 1997. Worldwide acreage of crops developed through biotechnology increased by 48 percent to approximately 86 million acres for the 1999 crop season compared to 58 million acres in the 1998 crop season. In addition, the technology fee for ROUNDUP READY soybeans in the United States increased approximately 25 percent in 1999. As a result, technology fee revenues increased 51 percent over prior year revenues. Total cost to soybean farmers per acre decreased as lower ROUNDUP herbicide prices more than offset increases in technology fees for the 1999 crop season.

Contributing to the 1999 sales record was the ROUNDUP family of herbicides, which delivered volume growth in 1999 slightly above the historical 20 percent trend line. ROUNDUP family of herbicides volume growth in 1998 over 1997 was over 20 percent. Operations in the United States, Canada, Brazil, Argentina, and Australia posted record sales volumes of ROUNDUP in 1999. Lower selling prices, principally in the United States, made ROUNDUP more cost effective in a wide range of crop and industrial uses. The effect of generic competition in certain markets outside the United States required modestly lower selling prices. However, the effect of lower selling prices was more than offset by the increased sales volumes. The large gains in sales volumes of ROUNDUP were driven by lower selling prices, the continued adoption of conservation tillage (the practice of substituting the judicious use of herbicides for mechanical tillage), new applications, and increased use of ROUNDUP over the top of ROUNDUP READY soybeans, cotton, canola, and corn.

Patent protection for the active ingredient in ROUNDUP herbicide expires in the United States in September 2000. The company believes that it can compensate for increased generic competition both within and outside the United States and continue to increase revenues and profits from ROUNDUP through a combination of marketing strategy, pricing strategy, and decreased production costs.

Net sales for the Agricultural Products segment also benefited from record sales of POSILAC bovine somatotropin. Sales volumes of POSILAC bovine somatotropin increased 14 percent over volumes in the prior year, following a 26 percent increase in 1998 compared with 1997.

Declines in the U.S. dollar value of local currencies in certain Latin American and Eastern European countries negatively affected the translation to U.S. dollars of local currency-denominated operating results in 1999 compared with 1998. Poor economic conditions in certain world areas limited liquidity and lessened the demand for herbicides, especially in Eastern Europe, where volumes of ROUNDUP declined in 1999. Drought conditions in key areas of Brazil during the planting season lessened the demand for herbicides and resulted in sales volumes that fell short of expectations. In 1998, declines in the U.S. dollar value of local currencies in Indonesia, Australia and Malaysia negatively impacted the translation to U.S. dollars of local currency-denominated operating results in 1998 compared to 1997. Poor economic conditions in Asia lessened the demand for herbicides, especially in Southeast Asia, where volumes of ROUNDUP declined in 1998.

Revenues from the ROUNDUP lawn-and-garden products business declined 37 percent, or $86 million, to $146 million in 1999 compared with revenues of $232 million in 1998 and revenues of $214 million in 1997. The 1999 decrease in revenues was primarily because of a change in the distribution network. In connection with the change in distribution, the company chose to reduce inventory in the distribution channel during the year. In 1998, The Scotts Company (Scotts) paid $32 million for the exclusive right to sell and market ROUNDUP herbicide for lawn-and-garden uses. The $32 million was deferred and is being amortized over 20 years, the life of the contract. See Note 2 to consolidated financial statements. In 1999, ROUNDUP for residential use was marketed by Scotts along with its broad line of residential lawn-and-garden products. Under the current agreement, Scotts receives a commission for its services as agent based on a varying percentage of the earnings before interest and taxes (EBIT) for the ROUNDUP lawn-and-garden business. Scotts is also responsible for contributing annually towards the expenses of the ROUNDUP lawn-and-garden business. The company recognizes the amounts due to and from Scotts as marketing expenses as they are incurred.

Pretax items from continuing operations in 1999 for the Agricultural Products segment totaled $111 million and included an $85 million charge associated with the failed merger between the company and D&PL, and $61 million for the accelerated integration of the company's agricultural chemical and seed operations. These charges were offset by a $35 million gain from the divestiture of the Stoneville cotton seed business. In 1998, continuing operations included charges of $402 million for the write-off of in-process R&D and a $20 million charge for the cancellation of stock options in exchange for cash related to the acquisition of DEKALB. The in-process R&D charges were primarily associated with the acquisitions of DEKALB, PBIC and certain international seed operations of Cargill. In 1997, the pretax items included $633 million of charges for in-process R&D write-offs associated with several seed company acquisitions.

In-process R&D charges for the seed company acquisitions cover numerous seed breeding projects, no single one of which was significant, as is typical in the seed breeding industry. These projects consist of conventional breeding programs for corn, wheat and other hybrids; conventional breeding for soybean varieties; and the development of transgenic crops. The in-process R&D projects were valued by a discounted cash flow method with risk-adjusted discount rates, generally from 12 to 20 percent, which took into account the stage of development of each in-process R&D category. Successful commercialization of products developed through these projects is expected to occur five to nine years after program initiation. Although there are risks associated with the ultimate completion and commercialization of these research projects, the failure of any one project would not materially affect the total value of the research programs. The in-process projects were at various stages of completion at the dates of acquisition. In 1999, The company spent $82 million on biotechnology-related activities and $47 million on conventional breeding activities related to completing these in-process R&D projects. During the next eight years, management expects to spend approximately $250 million on biotechnology-related activities and approximately $180 million on conventional breeding activities to complete these in-process R&D projects; approximately $120 million in 2000, $100 million in 2001, $80 million in 2002, $60 million in 2003, and $70 million thereafter. The company intends to fund these costs, consisting primarily of salary and benefit expenses for R&D employees, with cash generated from existing businesses. Revenues from the in-process R&D projects related to the 1998 acquisitions began in 1999. Revenues from the in-process R&D projects related to the 1997 acquisitions began in 1998.

EBIT for the Agricultural Products segment in 1999 increased $296 million compared with 1998. EBIT totaled $496 million in 1999, compared with $200 million in 1998 and $21 million in 1997. The increase in 1999 was primarily associated with the absence of write-offs of in-process research and development partly offset by an increase in amortization expense related to the 1998 seed company acquisitions. SG&A expenses rose primarily because of the inclusion of a full year of SG&A costs from the seed companies acquired in 1998, higher seed integration costs, and higher information technology expenses. These increases were offset partially by $25 million of licensing fees for technical data on glyphosate. R&D expenses grew principally because of the inclusion of the acquired seed company R&D spending and additional biotechnology research. Depreciation and amortization increased $145 million, or 41 percent, primarily because of the seed company acquisitions in the prior year and the completion of additional manufacturing capacity for herbicides.

CORPORATE/GENERAL

Due to large restructuring charges in 1998 and 1997, corporate and other expenses, including restructuring costs, were comparatively lower in 1999. In 1998 the combined companies recorded $432 million of total restructuring expenses and in 1997 the total restructuring costs were $316 million. Excluding these costs, corporate expenses primarily relate to administrative costs not associated with the business operations.

Merger and restructuring charges recorded during 1999 were $55 million which consists of restructuring charges, integration costs, merger expenses and reversals of previous restructuring charges. Additional restructuring charges are expected to be incurred as the combining and restructuring of Monsanto and Pharmacia & Upjohn takes place.

Following is a description of the charges taken by the predecessor companies.

Pharmacia & Upjohn

During 1999, the company recorded $70 million in merger and restructuring expenses, which is comprised of $73 million of merger and restructuring charges net of a $3 million adjustment to the 1998 turnaround restructuring. The charge consisted of $16 million in merger transaction costs such as fees for investment bankers, attorneys, accountants, and other costs to effect the merger with Sugen, all of which were paid during 1999. The charge also included costs pertaining to reorganizations that will result in the elimination of certain R&D projects as well as the elimination of 375 employee positions, mainly impacting the pharmaceutical segment and corporate and administrative functions. The objective of the restructuring is to eliminate duplicate functions and investments in R&D as well as reorganize the sales force based on anticipated future requirements of the company. The adjustment to the prior restructuring liabilities was attributable to lower than anticipated employee separation costs.

Employee separation benefits included in the 1999 charge are for elimination of positions in research and development of $26 million, corporate and administration of $18 million and sales of $6 million. Project termination costs totaled $4 million and asset write-downs totaled $3 million. During 1999, $3 million was paid and charged against the liability. These amounts related to a portion of separation benefits for the approximately 50 employees severed prior to the end of the year. The company anticipates all activities associated with this restructuring to be substantially complete at the end of 2000. The remaining cash expenditures are expected during 2000 with some separation annuity payments being completed in 2001.

The anticipated savings resulting from 1999 restructuring activities are expected to be largely offset by increased spending, primarily in refocused R&D activities including Sugen.

In 1997, the company announced a comprehensive turnaround program that resulted in restructuring charges during 1997 and 1998. The company structured the turnaround program in two phases reflecting management development and approval of plans. The turnaround program was initiated in the third quarter 1997 and was materially complete by December 31, 1999. The objectives of the turnaround program were to significantly rationalize infrastructure, establish a global headquarters in New Jersey, and eliminate duplicate resources in manufacturing, administration, and R&D. The turnaround program mainly affected the company's pharmaceutical segment and corporate administration groups. In the third and fourth quarters of 1997, the company recorded phase one charges totaling $316 million. The second phase of the turnaround program was finalized in the fourth quarter of 1998, resulting in an additional restructuring charge of $92 million.

The charge of $92 million recorded in 1998 was comprised of employee separation costs of $68 million; write-downs of fixed assets and abandoned manufacturing projects of $8 million; and other costs of $16 million.

The 1997 restructuring charge of $316 million, for the first phase of the turnaround program, primarily related to employee separation costs of $134 million; write-downs of fixed assets and abandoned manufacturing projects of $162 million; and other costs of $20 million.

The total restructuring charges for 1998 and 1997 included involuntary employee separation costs for 580 and 1,320 employees worldwide, respectively. The 1998 charge included elimination of positions in marketing and administration of $55 million, R&D of $9 million, and manufacturing of $4 million. These amounts included an adjustment of $16 million of the phase one accruals, mainly attributable to lower employee separation costs and, to a lesser extent, changes in plan estimates. The 1997 charge included elimination of positions in marketing and administration of $81 million, R&D of $22 million, and manufacturing of $31 million. As of December 31, 1999, the company had paid $155 million in severance costs in connection with the 1998 and 1997 charges. The remaining balance for employee separation costs related to the turnaround program was $44 million at December 31, 1999 comprised mainly of charges related to the phase two charge and remaining annuity separation payments. The company expects some annuity payments to continue into 2001.

The 1998 and 1997 restructuring charges included asset write-downs for excess manufacturing, administration, and R&D facilities totaling $8 million and $162 million, respectively. The 1998 amount included an adjustment of $15 million of the phase one accruals, mainly attributable to changes in plan estimates, favorable outcomes on sales of facilities, and actual facility closure costs below the original estimates. At December 31, 1999, facilities presently being marketed had a net book value of $47 million. Fixed asset write-downs were based on appraisals less costs to sell.

Other costs included in the 1998 and 1997 restructuring charges of $16 million and $20 million, respectively, were primarily comprised of canceled contractual lease obligations and other costs. Offsetting 1998 charges in this grouping was an adjustment of $6 million related to all restructuring charges prior to 1997.

As a result of the turnaround restructuring, the company was able to reinvest the savings achieved into the organization in more strategic ways. Incremental spending on the sales force and product support was primarily funded by the savings achieved through the turnaround restructuring. This investment in the sales force, in conjunction with the efficiencies gained in the turnaround restructuring, contributed to the sales growth and double-digit earnings growth achieved by the company during both 1999 and 1998.

Monsanto

In 1999, the company recorded a pretax gain of $54 million from the reversal of restructuring liabilities established in 1998. The restructuring liability reversals were required as a result of lower actual severance and facility shut-down costs than originally estimated. Also during 1999, the company recorded a pretax charge of $67 million from continuing operations, principally associated with the company's continued focus on improving operating efficiency through accelerated integration of the agricultural chemical and seed operations. The charge of $67 million was comprised of facility shut-down charges of $39 million, workforce reduction costs of $18 million, and asset impairments of $10 million, and was recorded in the consolidated statement of earnings as cost of goods sold of $20 million, amortization of intangible assets of $8 million and merger and restructuring expense of $39 million.

In 1998, the company recorded net restructuring charges of $340 million as part of the company's overall strategy to reduce costs and continue the commitment to its core businesses. The 1998 net restructuring charges were taken in the second and fourth quarters of 1998 and were recorded in the consolidated statement of earnings in the following categories:

                                            Workforce     Facility       Asset
                                            Reductions    Closures    Impairments    Other    Total
                                            ----------    --------    -----------    -----    -----
Cost of goods sold                             $  6         $ 8          $ 84        $ --     $ 98
Amortization and adjustment of intangible
  assets                                         --           3            63          --       66
Merger and Restructuring                        103          64                       (14)     153
All other, net                                   --          --            43         (20)      23
                                               ----         ---          ----        ----     ----
          TOTAL                                $109         $75          $190        $(34)    $340
                                               ====         ===          ====        ====     ====

In December 1998, the board of directors approved a plan to close certain facilities, reduce the current workforce and exit nonstrategic businesses. The activities Monsanto planned to exit in connection with this plan principally comprised of a tomato business, and a business involved in the operation of membership-based health and wellness centers. This plan also contemplated exiting several small, embryonic business activities, none of which had a significant effect on the restructuring reserve. The company recorded restructuring charges of $327 million to cover the costs associated with these actions in 1998. The charges reflected the elimination of approximately 1,400 jobs, primarily in manufacturing and administrative functions. Included in these actions were approximately 190 positions that had been part of a restructuring plan approved in 1996. The affected employees are entitled to receive severance benefits pursuant to established severance policies or by governmentally mandated labor regulations. The charges also reflect pretax amounts for asset impairments, primarily for property, plant and equipment; intangible assets; and certain investments, totaling $130 million. The asset impairments were recorded primarily because of the company's decision to sell certain nonstrategic businesses. As a result, the net assets of these businesses were classified as assets held for sale and were carried at their net realizable value, estimated to be approximately $36 million at December 31, 1998. These businesses were sold during 1999.

Other impairment charges totaling $40 million were recorded in December 1998 because of management's decision to exit certain long-term investments. Fair values of the impaired assets and the businesses held for sale were recorded at their current market values or on estimated sale proceeds, based on either discounted cash flows or sales contracts. The December 1998 restructuring amounts also included pretax charges of $99 million for the shutdown or other rationalization of certain production and administrative facilities. Rationalization entails the consolidation, shutdown or movement of facilities to achieve more efficient operations. Approximately 80 facilities, located primarily in the United States, Europe and Latin America, were affected by these actions. Charges for these shutdowns included $21 million for property, plant and equipment, $15 million for intangible assets, $26 million for miscellaneous investments, and $6 million for inventories. Leasehold termination costs of $13 million and various facility closure costs of $18 million, principally for facilities shutdown costs, equipment dismantling and contract cancellation payments, were also included in the shutdown charges. The closure or rationalization of these facilities was completed by December 31, 1999. As of December 31, 1999, cash payments of $81 million were made to eliminate approximately 1,100 positions and deferred employee severance payment of $9 million were incurred and expected to be paid in January 2000. In addition, $20 million in facility shut-down costs were incurred in connection with the December 1998 restructuring plan.

As of December 31, 1999, the remaining reserve balance for employee severance related to the approximately 175 positions was $31 million, and $4 million for contractual obligations. The company expects these employee reduction obligations to be completed by June 2000. An additional 125 positions originally contemplated in the plan were eliminated through attrition. Cash payments to complete the 1998 plan will be funded from operations and are not expected to significantly impact Pharmacia's liquidity.

In May 1998, the company's board of directors approved a plan to exit Monsanto's optical products business, which included the Orcolite and Diamonex optical products business and the Diamonex performance products business (both reported in the pharmaceutical segment), and recorded net pretax charges of $48 million. The company recognized a $20 million pretax gain on the sale of the Orcolite business and recorded pretax charges of $68 million for the rationalization of the Diamonex business, primarily for severance costs and the write-off of manufacturing facilities and intangible assets. In connection with this rationalization, certain Diamonex product lines were sold, and others were shut down. In connection with the shutdown of the Diamonex business approximately 200 jobs, primarily in manufacturing and administrative functions, were eliminated at a total cost of $6 million. These actions, including workforce reductions and payment of severance, were complete by December 31, 1999. The sale of the remaining assets, which were classified as assets held for sale as of December 31, 1998 and carried at their net realizable value of $7 million, was completed during 1999. Fair values of the impaired assets and the businesses held for sale were recorded at their current market values, based on estimated cash flows, appraisals or sales contracts. Net income generated by the optical products businesses in 1998 and 1997 totaled $2 million, and $5 million, respectively. Also during the second quarter of 1998, Monsanto recognized a pretax gain of $35 million primarily related to the reversal of a restructuring reserve based on a decision not to rationalize a European pharmaceutical production facility. There were approximately 70 jobs scheduled to be eliminated as part of this rationalization plan. The decision was driven by changes in the business and regulatory environment, and successes in the R&D pipeline. The net result of the actions was a pretax charge of $13 million in the second quarter of 1998, recorded in the consolidated statement of earnings in the following categories:

                                            Workforce     Facility       Asset
                                            Reductions    Closures    Impairments    Other    Total
                                            ----------    --------    -----------    -----    -----
Cost of goods sold                              $6          $  2          $36        $ --      $44
Amortization and adjustment of intangible
  assets                                        --            --           24          --       24
Merger and Restructuring                        --           (26)          --          (9)     (35)
All other, net                                  --            --           --         (20)     (20)
                                                --          ----          ---        ----      ---
          TOTAL INCREASE IN LOSS FROM
            OPERATIONS BEFORE INCOME TAXES      $6          $(24)         $60        $(29)     $13
                                                ==          ====          ===        ====      ===

Also in 1998, the company acquired several seed companies, including Plant Breeding International Cambridge Limited (PBIC), DEKALB Genetics Corporation (DEKALB), and certain international seed operations of Cargill, Incorporated (Cargill), which are included in the Agricultural Products segment. The company recorded pretax charges of $422 million related to these acquisitions, of which $402 million related to the write-off of acquired in-process R&D and $20 million related to the cancellation of DEKALB stock options associated with that acquisition. Management believes that the technological feasibility of the acquired in-process R&D has not been established and that the research has no alternative future uses. Accordingly, the amounts allocated to in-process R&D are required to be expensed immediately under generally accepted accounting principles. The acquired in-process R&D was valued using a discounted cash flow method with risk-adjusted discount rates generally ranging from 12 percent to 20 percent. This valuation took into account the stage of completion and development cycle of each in-process R&D category. See further discussion under Agricultural Products segment and Note 7 to Financial Statements.

As part of restructuring actions approved prior to 1998, Monsanto reorganized U.S. staff operations, closed approximately 20 production, administrative and research facilities and made final payments to complete contractual commitments as part of a U. S. production facility shutdown. These actions eliminated approximately 1,020 positions.

DISCONTINUED OPERATIONS resulted in net sales decreases in 1999 to $980 million compared with 1998 net sales of $1.3 billion and $3.3 billion of net sales in 1997. Net sales in 1997 and 1998 included the ORTHO lawn-and-garden products business which was sold to Scotts in January 1999 exclusive of ROUNDUP lawn-and-garden products. Net sales and earnings from discontinued operations for 1997 also included nine months of sales of the chemicals business prior to its spinoff to shareholders in September 1997. Revenues for NUTRASWEET, the company's trademark aspartame product, and tabletop sweeteners declined in 1999 compared with 1998 reflecting increased competition. Biogum sales declined modestly as sales of xanthan and gellan gum products declined due to a recession in the oil field industry.

In 1999, income from discontinued operations was $92 million, compared with a loss of $119 million, in the prior year and net income of $321 million in 1997. The increase in 1999 of $211 million was primarily because 1998 discontinued operations included restructuring charges of $220 million aftertax ($298 million pretax), principally for the cost of facility shutdowns ($187 million pretax), asset impairments ($84 million pretax), and workforce reductions ($27 million pretax). One-time items in 1999 included a net gain of $2 million aftertax which included the reversal of $27 million aftertax of 1998 restructuring reserves and charges of $25 million aftertax associated with cost to exit the alginates business. The decrease of $440 million of net income from 1997 to 1998 was primarily because the chemical company results were no longer included in 1998 discontinued operations, and because of unusual charges which included pretax restructuring charges of $298 million. Unusual items in 1997 included $51 million of pretax charges for in-process R&D related to the acquisition of the Calgene oils business.

Income tax expense for discontinued operations for 1999 and 1998 exceeded the 35 percent U.S. federal statutory rate primarily because of a nondeductible write-off of intangible assets associated with the alginates business. Income tax expense for discontinued operations for 1997 exceeded the U.S. federal statutory amount primarily because of nondeductible exit costs incurred to separate the chemicals business.

In October 1999, the company completed the sale of the alginates business for proceeds of $40 million, which resulted in an aftertax loss of $25 million on the sale from discontinued operations. Offsetting this loss on disposal were restructuring liability reversals of $27 million aftertax, representing severance and facility shut-down costs originally estimated which were no longer required as a result of the sale of the business on terms more favorable than originally anticipated.

On February 4, 2000, the company announced the signing of a definitive agreement to sell the tabletop sweetener business, including the EQUAL, CANDEREL and NUTRASWEET tabletop brands, to Merisant Company. The sale closed in March 2000 and proceeds of $570 million from the sale were used to reduce debt. On February 22, 2000, the company announced the signing of a definitive agreement to sell the biogums business to a joint venture between Hercules Inc. and Lehman Brothers Merchant Banking Partners II, L.P. Expected proceeds are $685 million. On March 27, 2000, the company announced the signing of a definitive agreement to sell the artificial sweeteners business, including the NUTRASWEET brand, to J.W. Childs Equity Partners II, L.P. for $440 million. Proceeds of the divestiture will primarily be used to reduce debt. The company expects to recognize a small net gain on completion of these transactions.

INTEREST EXPENSE increased significantly over the three year period from $168 million in 1997 to $408 million in 1999 as the company made strategic investments in seed businesses and financed the acquisitions with long-term debt of various maturities and issued Adjustable Conversion-rate Equity Securities with a total book value of $700 million. The decline in interest income during 1999 as compared to 1998 was due to a change in investment composition and a decline in longer-term instruments.

ALL OTHER, NET expenses associated with merger activities were primarily responsible for the decrease in all other, net in 1999. The company recorded a pretax charge of $85 million for a termination fee and other expenses associated with the failed merger between the company and D&PL. The third quarter 1999 net gain on the sale of the nutrition business in Germany was largely offset by relocation costs associated with the establishment of the new corporate headquarters in New Jersey.

INCOME TAXES

The annual effective tax rate in 1999 returned to the 1997 rate of 31% after increasing to 46% in 1998. The rate increase in 1998 was largely due to nondeductible charges for acquired in-process R&D and goodwill from seed company acquisitions.

COMPREHENSIVE INCOME

Comprehensive income is defined as all non-owner changes in equity and equals net earnings plus other comprehensive income (OCI). For Pharmacia Corporation, OCI consists of currency translation adjustments, unrealized gains and losses on available-for-sale securities, and minimum pension liability adjustments. Comprehensive income (loss) in millions for 1999, 1998, and 1997 was $760, $351 and $141, respectively. Unfavorable currency movements in 1999 reduced comprehensive income by $617 million, resulting in an amount less than net earnings. Movements in the other components of OCI substantially offset each other resulting in a minimal unfavorable impact on comprehensive income. Comprehensive income was less than net earnings in 1998 because unrealized losses on available-for-sale securities, coupled with the minimum pension liability adjustments, more than offset favorable currency translation adjustments (CTA). Favorable CTA reflected the weaker U.S. dollar at December 31, 1998, relative to its general strength at the prior year-end. In 1997, the stronger U.S. dollar was responsible for large CTA losses which drove comprehensive income lower than net income that year.

Additional information regarding OCI is provided in Note 4 to the consolidated financial statements.

FINANCIAL CONDITION, LIQUIDITY, AND CAPITAL RESOURCES

                                                                   As of December 31,
                                                              -----------------------------
                                                               1999       1998       1997
                                                               ----       ----       ----
                                                                   Dollars in millions
Working capital                                               $ 3,508    $ 3,069    $ 1,958
Current ratio                                                  1.49:1     1.46:1     1.33:1
Debt to total capitalization                                     42.8%      43.5%      32.8%

Working capital and the current ratio for 1999 improved in comparison to the prior year due largely to an increase in cash and trade receivables offset partly by higher short term borrowings. The increase in short-term debt was due to larger current maturities and commercial paper positions at year-end. In 1997, both of these liquidity measures were significantly lower. Current asset balances were generally lower prior to the successful launch of CELEBREX and the acquisition of the seed companies.

The increase in the percentage of debt to total capitalization from 1997 to 1999 reflects the effect of higher long-term borrowing levels required to finance the seed company acquisitions in 1998. Significant merger and restructuring charges in 1998 combined with negative currency translation adjustments recorded in equity also contributed to the higher percentage.

Net cash provided by operations is a major source of funds to finance working capital, shareholder dividends, and capital expenditures. Cash from operations totaled $1.7 billion in 1999, $1.3 billion in 1998, and $1.4 billion in 1997. The increase in 1999 was largely attributable to increased earnings growth.

In addition to net cash flows provided by operations, two major sources of cash in 1999 and 1998 were the proceeds from the sale of investments and properties of $1,138 million in 1999 and $1,551 million in 1998.

Over the three-year period from 1997 to 1999, significant uses of cash included acquisitions of seed companies for $4.1 billion in 1998 and $1.3 billion in 1997, expenditures for property, plant, and equipment and the company's quarterly dividend payment to shareholders. Capital expenditures in billions were $1.6 in 1999, $1.5 in 1998, and $1.2 in 1997. Anticipated capital spending for 2000 includes expansion and improvements to research and manufacturing facilities in the U.S., Belgium, Puerto Rico, Brazil, and Sweden.

In November 1998, P&U announced a $1.0 billion stock repurchase program. Due to the merger with Sugen, this program was discontinued in August of 1999. Shares acquired prior to the merger were used for stock based plans with the balance being re-sold. Total shares acquired during this program were 3 million for a cost of $170 million. During the third quarter, approximately 1 million treasury shares were sold for total proceeds of approximately $50 million.

The company's future cash provided by operations and borrowing capacity is expected to cover normal operating cash flow needs, planned capital spending, and dividends for the foreseeable future. As of December 31, 1999, lines of credit available for company use totaled approximately $4.5 billion, of which $3.5 billion were committed. The company had A-1+ and P-1 ratings for its commercial paper and AA- and A1 general bond ratings from Standard & Poor's and Moody's, respectively, as of December 31, 1999.

MARKET RISK

Market risk represents the risk of a change in the value of a financial instrument, derivative or nonderivative, caused by fluctuations in interest rates, currency exchange rates, and commodity and equity prices. The company handles market risk in accordance with established policies and thereby enters into various derivative transactions. No such transactions are entered into for trading purposes.

Because the company's short and long-term debt exceeds cash and investments, the exposure to interest-rate risk relates primarily to the debt portfolio. The company is actively managing all portfolios to reduce its cost and increase its return on investment. To ensure liquidity, the company will only invest in instruments with high credit quality where a secondary market exists. The company is in a position to keep all investments until final maturity and maintains the majority of long-term debt at fixed rates.

The following sensitivity analysis presents the hypothetical change in fair value of those financial instruments held by the company at December 31, 1999, which are sensitive to changes in interest rates. Market risk is estimated as the potential change in fair value resulting from an immediate hypothetical one-percentage point parallel shift in the yield curve. The fair values of the company's investments and loans are based on quoted market prices or discounted future cash flows. As the carrying amounts on short-term loans and investments maturing in less than 180 days approximate the fair value, these are not included in the sensitivity analysis. The fair value of investments over 180 days is $226 million. The fair value of debt included in the analysis is $5,406 million and excludes Employee Stock Ownership Plan (ESOP) guaranteed debt and the Adjustable Conversion-rate Equity Securities (ACES). A one-percentage point change in the interest rates would change the fair value of investments over 180 days by $5 million and debt by $234 million.

The company's management of currency exposure is primarily focused on reducing the negative impact of currency fluctuations on consolidated cash flow and earnings. The company uses forward contracts, cross-currency swaps, and currency options to actively manage the net exposure in accordance with established hedging policies. The company hedges intercompany loans and deposits as well as a portion of both firm commitments and anticipated transactions. The company's largest contracted exposures involve the U.S. dollar, Swedish krona, British pound and the Japanese yen. For these contracts, unfavorable currency movements of ten percent would negatively impact the fair market values of the related derivatives by $139 million.

The company uses futures contracts to protect against commodity price increases mainly in the seeds business. The majority of these contracts hedge the purchases of soybeans and corn. A ten percent decrease in soybean and corn prices would have a negative impact on the fair value of those futures by $8 million and $3 million, respectively.

The company also has investments in equity securities. All such investments are classified as long term investments. The fair market value of these investments is $261 million. The majority of these investments are listed on a stock exchange or quoted in an over-the-counter market. If the market price of the traded securities would decrease by ten percent, the fair value of the equities would decrease by $23 million. The company issued publicly traded instruments called ACES. These instruments are classified as debt although their fair value is based on the market price of the company's stock. The fair market value of the ACES is $580 million. A ten percent increase in the company's stock price would have a negative impact on fair value of $58 million. Further discussion of financial instruments is provided in the notes to the consolidated financial statements.

LITIGATION AND CONTINGENT LIABILITIES

Various suits and claims arising in the ordinary course of business, including suits for personal injury alleged to have been caused by the use of the company's products, are pending against the company and its subsidiaries. The company also is involved in several administrative and judicial proceedings relating to environmental concerns, including actions brought by the U.S. Environmental Protection Agency (EPA) and state environmental agencies for remediation.

In April 1999, a jury verdict was returned against DEKALB GENETICS CORPORATION, a subsidiary of the company in a lawsuit filed in U.S. District Court in North Carolina. The lawsuit claims that a 1994 license agreement was induced by fraud stemming from nondisclosure of relevant information and that DEKALB did not have the right to license, make or sell products using the plaintiff's technology for glyphosate resistance under this agreement. The jury awarded $15 million in actual damages for unjust enrichment and $50 million in punitive damages. DEKALB has appealed this verdict, has meritorious grounds to overturn the verdict and intends to vigorously pursue all available means to have the verdict overturned. No provision has been made in the company's consolidated financial statements with respect to the award for punitive damages.

On March 20, 1998, a jury verdict was returned against the company in a lawsuit filed in the California Superior Court. The lawsuit claims that the company delayed providing access to certain gene technology under a 1989 agreement. The jury awarded $175 million in future damages. The company has filed an appeal and has no provision established in the company's consolidated financial statements with respect to this verdict. The company intends to defend itself vigorously against this action.

G.D. Searle & Co. and Pharmacia & Upjohn, Inc., subsidiaries of the company have been parties along with a number of other defendants (both manufacturers and wholesalers) in several federal civil antitrust lawsuits, some of which were consolidated and transferred to the Federal District Court for the Northern District of Illinois. These suits, brought by independent pharmacies and chains, generally allege unlawful conspiracy, price discrimination and price fixing and, in some cases, unfair competition. These suits specifically allege that the defendants violated the following: (1) the Robinson-Patman Act by giving substantial discounts to hospitals, nursing homes, mail-order pharmacies and health maintenance organizations ("HMOs") without offering the same discounts to retail drugstores, and (2) Section I of the Sherman Antitrust Act by entering into agreements with other manufacturers and wholesalers to restrict certain discounts and rebates so they benefited only favored customers. The Federal District Court for the Northern District of Illinois certified a national class of retail pharmacies in November 1994. A similar action is pending by a proposed retailer class in the state court of California. Eighteen class action lawsuits seeking damages based on the same alleged conduct have been filed in 14 states and the District of Columbia. The plaintiffs claim to represent consumers who purchased prescription drugs in those jurisdictions and four other states. Two of the lawsuits have been dismissed. Pharmacia & Upjohn announced in 1998 that it reached a settlement with the plaintiffs in the federal class action cases for $103 million; and Searle received a favorable verdict in 1999.

Based on information currently available and the company's experience with lawsuits of the nature of those currently filed or anticipated to be filed which have resulted from business activities to date, the amounts accrued for product and environmental liabilities are considered adequate. Although the company cannot predict and cannot make assurances with respect to the outcome of individual lawsuits, the ultimate liability should not have a material effect on its consolidated financial position. Unless there is a significant deviation from the historical pattern of resolution of such issues, the ultimate liability should not have a material adverse effect on the company's consolidated financial position, its results of operations, or liquidity.

The company's estimate of the ultimate cost to be incurred in connection with environmental situations could change due to uncertainties at many sites with respect to potential clean-up remedies, the estimated cost of clean-up, and the company's share of a site's cost. With regard to the company's discontinued industrial chemical facility in North Haven, Connecticut, the company may soon be required to submit a corrective measures study report to the EPA. As the corrective action process progresses, it may become appropriate to reevaluate the existing reserves designated for remediation in light of changing circumstances. It is reasonably possible that a material increase in accrued liabilities will be required. It is not possible, however, to estimate a range of potential losses. Accordingly, it is not possible to determine what, if any, exposure exists at this time or when the expenditures might be made.

In 1997, the company adopted American Institute of Certified Public Accountants' Statement of Position (SOP) 96-1, "Environmental Remediation Liabilities." SOP 96-1 provides additional guidance for recognizing, measuring and disclosing environmental remediation liabilities. The effect of initially applying the provisions of SOP 96-1 was not material to the consolidated financial statements. The company's estimated liability includes both direct and indirect costs associated with remediation and is reduced to reflect the anticipated participation of other potentially responsible parties where such parties are considered solvent and it is probable that they will pay their respective share of relevant costs. Such accruals are adjusted as further information develops or circumstances change. Costs of future expenditures do not reflect any claims for recoveries and are not discounted to their present value.

YEAR 2000 DATE RECOGNITION ISSUE

Through April 2000, the global operations of the company have had no material interruptions in services received or generated, related to the Year 2000 date recognition issue. Barring critical failures arising from factors beyond the company's direct control, management continues to believe that the date recognition problem should not have a material adverse effect on the company's consolidated financial position, its results of operations, or liquidity.

EURO CONVERSION

Effective January 1, 1999, several European countries began operating with a new common currency, the euro. The euro will completely replace these countries' national currencies by January 1, 2002. The conversion to the euro will require changes in the company's operations as systems and commercial arrangements are modified to deal with the new currency. Management created a project team to evaluate the impact of the euro conversion on the company's operations and develop and execute action plans, as necessary, to successfully effect the change. The cost of this effort is not expected to be material. While information technology systems are planned to be fully euro-compliant during the year 2000, a minimum of euro-compliance for strategic locations was achieved in 1999.

The conversion to the euro may have competitive implications on pricing and marketing strategies. However, any such impact is not known at this time. The introduction of the euro will not significantly change the currency exposure of the company, but will reduce the number of transactions performed in the market. At this point in its overall assessment, management believes the impact of the euro conversion on the company will not be significant. Still, uncertainty exists as to the effects the euro currency will have on the marketplace and, as a result, there is no guarantee that all problems will be foreseen and corrected, or that no material disruption of the company's business will occur.

NEW ACCOUNTING STANDARDS

In 1998 the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement requires companies to record derivatives on the balance sheet as assets and liabilities measured at fair value. The accounting treatment of gains and losses resulting from changes in the value of derivatives depends on the use of the derivative and whether it qualifies for hedge accounting. The company will adopt SFAS No. 133 as required no later than January 1, 2001, and is currently assessing the impact of adoption on its financial position, results of operation and liquidity.

In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin 101, "Revenue Recognition in Financial Statements" (SAB
101). SAB 101 provides guidance related to revenue recognition. SAB 101 allows companies to report any changes in revenue recognition related to adopting its provisions as an accounting change at the time of implementation in accordance with APB Opinion No. 20, "Accounting Changes." In response to a specific dialogue with the SEC, the company recorded a cumulative effect of a change in accounting principle, effective January 1, 1999, for revenue recognized in 1998 related to the sale of certain marketing rights. The effect on earnings in 1999 was an after-tax loss of $20 million. The pretax amount of $32 million will be amortized to income over twenty years. The proforma effect of this change on 1999 was immaterial.

The company is currently in the process of assessing whether or not there may be other revenue recognition issues to which SAB 101 applies and has not yet determined the effect, if any, that potential changes may have on consolidated financial position or results of operations. Companies must adopt SAB 101 no later than June 30, 2000, effective as of January 1, 2000.

FORWARD-LOOKING INFORMATION

Certain statements contained in this Report, and in statements and presentations made by representatives of the company, are "forward-looking statements". Forward-looking statements include statements regarding anticipated financial results, growth plans, product performance, development, regulatory approval and public acceptance of new products, the potential impact of currency fluctuations and other economic and business developments, and other matters that are not historical facts. Forward-looking statements often include the words "believes," "expects," "will," "intends," "plans," "estimates," or similar expressions.

The company's forward-looking statements are based on current expectations, currently available information and assumptions that the company believes to be reasonable. However, these statements are necessarily based on factors that involve risks and uncertainties, and actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that may cause or contribute to those differences include, among others: management's ability to integrate the operations of the historic Monsanto Company with those of the historic Pharmacia & Upjohn, Inc., to integrate earlier mergers and acquisitions involving those companies, and to implement strategic initiatives; the ability to fund research and development, the success of research and development activities and the speed with which regulatory authorizations and product roll-outs may be achieved; the ability to bring new products to market ahead of competition; the ability to successfully market new and existing products in new and existing domestic and international markets; the ability to meet generic competition after the expiration of the company's patents, including the expiration of its ROUNDUP herbicide patent in the United States; domestic and foreign social, legal and political developments, especially those relating to health care reform, governmental and public acceptance of products developed through biotechnology, and product liabilities; the ability to successfully negotiate pricing of pharmaceutical products with managed care groups, health care organizations and government agencies worldwide; the effect of seasonal conditions and of commodity prices on agricultural markets worldwide; exposure to product liability, antitrust and other lawsuits, and contingencies related to actual or alleged environmental contamination; the company's ability to protect its intellectual property, and its success in litigation involving its intellectual property; fluctuations in foreign currency exchange rates; general domestic and foreign economic and business conditions; the effects of the company's accounting policies and general changes in generally accepted accounting practices; the company's ability to attract and retain current management and other employees of the company; and other factors that may be described elsewhere in this Report or in other company filings with the United States Securities and Exchange Commission.

PHARMACIA CORPORATION AND SUBSIDIARIES

SELECTED FINANCIAL DATA

On March 31, 2000, the company completed a merger whereby a wholly owned subsidiary of Pharmacia Corporation (formerly Monsanto Company), merged with and into Pharmacia & Upjohn, Inc. Monsanto was a life sciences company committed to finding solutions to the growing global needs for food and health by applying common forms of science and technology among agriculture, nutrition and health. Monsanto manufactured, researched and marketed high-value agricultural products, pharmaceuticals and nutrition-based health products. Pharmacia & Upjohn was a global pharmaceutical group engaged in the research, development, manufacture and sale of pharmaceutical and health care products. The merger was accounted for as a pooling of interests under U.S. generally accepted accounting principles. All data prior to this date, except dividends, have been restated to reflect the combined operations of the two companies as if they had been merged during all prior periods.

                                                       Years Ended December 31
                                         ---------------------------------------------------
                                          1999       1998       1997       1996       1995
                                          ----       ----       ----       ----       ----
Dollar amounts in millions, except
  per-share data
Net sales..............................  $16,425    $13,737    $12,580    $12,066    $11,152
Earnings from continuing operations....    1,306        481        390        838      1,123
          Total assets.................   27,194     26,705     20,970     19,891     19,547
Long-term debt.........................    6,236      6,772      2,630      2,431      2,537
Diluted earnings per share from
  continuing operations................  $  1.01    $   .37    $   .31    $   .68    $   .92
Dividends declared per share(*)........  $    --    $    --    $    --    $    --    $    --

(*) Dividend information for Pharmacia & Upjohn, Inc. and Monsanto Company prior to the merger has not been presented because the information would not be meaningful.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Board of Directors of Pharmacia Corporation

In our opinion, based on our audits and the report of other auditors, the accompanying consolidated balance sheets and the related consolidated statements of earnings, shareholders' equity, and cash flows present fairly, in all material respects, the financial position of Pharmacia Corporation and its subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements give retroactive effect to the merger forming Pharmacia Corporation on March 31, 2000 in a transaction accounted for as a pooling of interests, as described in
Note 3 to the consolidated financial statements. We did not audit the financial statements of Monsanto Company, which statements reflect total assets of $16,535,000,000 and $ 16,385,000,000 as of December 31, 1999 and 1998,
respectively, and total revenues of $9,172,000,000, $6,979,000,000 and $5,994,000,000 for each of the three years in the period ended December 31, 1999. Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for Monsanto Company, is based solely on the report of the other auditors. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for the opinion expressed above.

PRICEWATERHOUSECOOPERS LLP

Florham Park, New Jersey
February 7, 2000, except as to the pooling of interests of Monsanto Company and Pharmacia & Upjohn, Inc. which is as of March 31, 2000

INDEPENDENT AUDITORS' REPORT

To the shareowners of Monsanto Company:

We have audited the statement of consolidated financial position of Monsanto Company and subsidiaries as of December 31, 1999 and 1998, and the related statements of consolidated income (loss), cash flow, shareowners' equity and comprehensive income (loss) for each of the three years in the period ended December 31, 1999 (not presented separately herein). These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Monsanto Company and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States of America.

/S/ DELOITTE & TOUCHE LLP

Deloitte & Touche LLP
St. Louis, Missouri

February 25, 2000

                      CONSOLIDATED STATEMENTS OF EARNINGS

                     PHARMACIA CORPORATION AND SUBSIDIARIES

                                                                     For The Years Ended December 31
                                                            --------------------------------------------------
                                                                 1999              1998              1997
                                                                 ----              ----              ----
                                                            Dollar amounts in millions, except per-share data
Net sales                                                       $16,425           $13,737           $12,580
Cost of products sold                                             5,319             5,004             4,444
Research and development                                          2,815             2,176             2,144
Selling, general and administrative                               5,859             4,875             4,540
Amortization of goodwill                                            248               233               134
Merger and restructuring charges                                     55               245               316
Interest income                                                    (110)             (125)             (147)
Interest expense                                                    408               236               168
Acquired in-process research and development                         --               402               633
All other, net                                                      (67)             (201)             (214)
                                                                -------           -------           -------
Earnings before income taxes                                      1,898               892               562
Provision for income taxes                                          592               411               172
                                                                -------           -------           -------
Earnings from continuing operations                               1,306               481               390
Income (loss) from discontinued operations, net of tax               57              (119)              321
Gain on sale of discontinued operations, net of tax                  35                --                --
                                                                -------           -------           -------
Earnings before cumulative effect of accounting change            1,398               362               711
Cumulative effect of accounting change, net of tax                  (20)               --                --
                                                                -------           -------           -------
NET EARNINGS                                                    $ 1,378           $   362           $   711
                                                                =======           =======           =======
NET EARNINGS PER COMMON SHARE:
  Basic
     Earnings from continuing operations                        $  1.04           $   .39           $   .31
     Net Earnings                                                  1.10               .29               .58
  Diluted
     Earnings from continuing operations                           1.01               .37               .31
     Net Earnings                                               $  1.07           $   .28           $   .57

Consolidated results for all periods presented have been restated for the effects of the March 31, 2000 merger involving a subsidiary of Monsanto Company and Pharmacia & Upjohn, Inc. accounted for as a pooling of interests. The accompanying notes are an integral part of the consolidated financial statements.

                          CONSOLIDATED BALANCE SHEETS

                     PHARMACIA CORPORATION AND SUBSIDIARIES

                                                                     December 31
                                                              --------------------------
                                                                 1999           1998
                                                                 ----           ----
                                                              Dollar amounts in millions
CURRENT ASSETS:
Cash and cash equivalents                                       $ 1,600        $   970
Short-term investments                                              138            384
Trade accounts receivable, less allowance of $271 (1998:
  $190)                                                           4,131          3,536
Inventories                                                       2,905          2,754
Deferred income taxes                                               842            843
Other                                                             1,066          1,237
                                                                -------        -------
       Total Current Assets                                      10,682          9,724
Long-term investments                                               476            610
Properties, net                                                   6,825          6,257
Goodwill, net of accumulated amortization of $493 (1998:
  $307)                                                           4,265          5,066
Other intangible assets, net of accumulated amortization of
  $641 (1998: $560)                                               1,531          1,453
Other noncurrent assets                                           1,858          1,671
Net assets of discontinued operations                             1,557          1,924
                                                                -------        -------
       Total Assets                                             $27,194        $26,705
                                                                =======        =======
CURRENT LIABILITIES:
Short-term debt                                                 $ 1,992        $ 1,401
Accounts payable                                                  1,272          1,334
Compensation and compensated absences                               677            704
Dividends payable                                                   145            141
Income taxes payable                                                255            354
Other                                                             2,833          2,721
                                                                -------        -------
       Total Current Liabilities                                  7,174          6,655
Long-term debt                                                    5,966          6,463
Guarantee of ESOP debt                                              270            309
Postretirement benefit cost                                       1,578          1,212
Deferred income taxes                                               364            242
Other noncurrent liabilities                                        931          1,265
                                                                -------        -------
       Total Liabilities                                         16,283         16,146
                                                                -------        -------
SHAREHOLDERS' EQUITY:
Preferred stock, $0.01 par value; authorized 10,000,000
  shares, issued Series B convertible 6,692 shares value
  (1998: 6,863 shares)                                              270            277
Common stock, $2 par value; authorized 3,000,000,000 shares,
  issued 1,465,381,000 shares (1998: 1,464,296,000)               2,931          2,929
Capital in excess of par value                                    1,791          1,690
Retained earnings                                                10,696          9,963
ESOP-related accounts                                              (330)          (360)
Treasury stock                                                   (2,432)        (2,543)
Accumulated other comprehensive loss:
    Currency translation adjustments                             (1,979)        (1,362)
    Unrealized investment gains, net                                 30             19
    Minimum pension liability adjustment                            (66)           (54)
                                                                -------        -------
       Total Shareholders' Equity                                10,911         10,559
                                                                -------        -------
       Total Liabilities and Shareholders' Equity               $27,194        $26,705
                                                                =======        =======

The consolidated financial position for all periods presented has been restated for the effects of the March 31, 2000 merger involving a subsidiary of Monsanto Company and Pharmacia & Upjohn, Inc. accounted for as a pooling of interests. The accompanying notes are an integral part of the consolidated financial statements.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                     PHARMACIA CORPORATION AND SUBSIDIARIES

                                                              For the Years Ended December 31
                                                              --------------------------------
                                                                1999        1998        1997
                                                                ----        ----        ----
                                                                 Dollar amounts in millions
PREFERRED STOCK:
  Balance at beginning of year                                $   277     $   282     $   287
  Redemptions and conversions                                      (7)         (5)         (5)
                                                              -------     -------     -------
    Balance at end of year                                        270         277         282
                                                              -------     -------     -------
COMMON STOCK:
  Balance at beginning of year                                  2,929       2,877       2,873
  Issuance of shares                                                2          52           4
                                                              -------     -------     -------
    Balance at end of year                                      2,931       2,929       2,877
                                                              -------     -------     -------
CAPITAL IN EXCESS OF PAR VALUE:
  Balance at beginning of year                                  1,690         672         404
  Stock option, incentive and dividend reinvestment plans         106         118         115
  Offering to the public                                           --         894         147
  Retirements, conversions and other                               (5)          6           6
                                                              -------     -------     -------
    Balance at end of year                                      1,791       1,690         672
                                                              -------     -------     -------
RETAINED EARNINGS:
  Balance at beginning of year                                  9,963      10,234      10,377
  Net earnings                                                  1,378         362         711
  Dividends declared                                             (632)       (620)       (841)
  Dividends on preferred stock (net of tax)                       (13)        (13)        (13)
                                                              -------     -------     -------
    Balance at end of year                                     10,696       9,963      10,234
                                                              -------     -------     -------
ESOP-RELATED ACCOUNTS:
  Balance at beginning of year                                   (360)       (383)       (440)
  Third-party debt repayment                                       39          35          33
  Spinoff of Chemical business                                     --          --          31
  Other                                                            (9)        (12)         (7)
                                                              -------     -------     -------
    Balance at end of year                                       (330)       (360)       (383)
                                                              -------     -------     -------
TREASURY STOCK:
  Balance at beginning of year                                 (2,543)     (2,618)     (2,669)
  Stock options and incentive plans                               234         192         145
  Purchases of treasury stock                                    (170)       (117)        (94)
  Sales of treasury stock                                          47          --          --
                                                              -------     -------     -------
    Balance at end of year                                     (2,432)     (2,543)     (2,618)
                                                              -------     -------     -------
ACCUMULATED OTHER COMPREHENSIVE LOSS:
  Balance at beginning of year                                 (1,397)     (1,386)       (816)
  Other comprehensive loss                                       (618)        (11)       (570)
                                                              -------     -------     -------
    Balance at end of year                                     (2,015)     (1,397)     (1,386)
                                                              -------     -------     -------
         Total Shareholders' Equity                           $10,911     $10,559     $ 9,678
                                                              =======     =======     =======
COMPREHENSIVE INCOME (NET OF TAX):
  Currency translation adjustments                            $  (617)    $    64     $  (581)
  Unrealized investment gains (losses)                             11         (37)         27
  Minimum pension liability adjustments                           (12)        (38)        (16)
                                                              -------     -------     -------
  Other comprehensive loss                                       (618)        (11)       (570)
  Net earnings                                                  1,378         362         711
                                                              -------     -------     -------
         Total Comprehensive Income                           $   760     $   351     $   141
                                                              =======     =======     =======

Consolidated results for all periods presented have been restated for the effects of the March 31, 2000 merger involving a subsidiary of Monsanto Company and Pharmacia & Upjohn, Inc. accounted for as a pooling of interests. The accompanying notes are an integral part of the consolidated financial statements

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                     PHARMACIA CORPORATION AND SUBSIDIARIES

                                                               For the Years Ended December 31,
                                                              ----------------------------------
                                                                1999        1998         1997
                                                                ----        ----         ----
                                                                  Dollar amounts in millions
CASH FLOWS FROM OPERATIONS:
Earnings from continuing operations, net of tax                $1,306      $   481      $   390
Adjustments to net earnings:
    Depreciation                                                  666          609          569
    Amortization                                                  479          398          237
    Deferred income taxes                                         (22)        (390)        (415)
    Acquired in-process R&D expenses                               --          402          633
    Other                                                         125          351          333
Changes in:
    Accounts receivable                                          (655)        (765)         (34)
    Inventories                                                  (221)        (314)        (247)
    Accounts payable and accrued liabilities                      135         (118)        (237)
    Other non-trade receivables                                  (109)         180         (232)
    Other liabilities                                               9           53          189
Other items                                                       (67)         336          101
                                                               ------      -------      -------
Cash provided by continuing operations                          1,646        1,223        1,287
Cash provided by discontinued operations                          171          198          215
                                                               ------      -------      -------
NET CASH PROVIDED BY OPERATIONS                                 1,817        1,421        1,502
                                                               ------      -------      -------
CASH FLOWS (REQUIRED) PROVIDED BY INVESTMENT ACTIVITIES:
  Purchases of Property Plant & Equipment                      (1,678)      (1,595)      (1,254)
  Seed company acquisitions and investments                       (86)      (4,061)      (1,325)
  Other acquisitions and investments                             (217)        (922)      (1,392)
  Investment and property disposal proceeds                       982        1,182        1,243
  Proceeds from sale of properties                                156          369           70
  Other                                                          (145)          (3)         (48)
  Discontinued operations                                         288         (143)        (365)
                                                               ------      -------      -------
NET CASH REQUIRED BY INVESTMENT ACTIVITIES                       (700)      (5,173)      (3,071)
                                                               ------      -------      -------
CASH FLOWS PROVIDED (REQUIRED) BY FINANCING ACTIVITIES:
  Proceeds from issuance of debt <91 days                         135        3,938          266
  Repayment of debt <91 days                                     (526)        (328)        (214)
  Debt qualified for net reporting <91 days                       434         (285)       2,398
  Issuance of stock                                               202        1,090          140
  Treasury stock purchases                                       (170)        (117)         (94)
  Dividend payments                                              (641)        (639)        (861)
  Other financing activities                                      123          177           61
                                                               ------      -------      -------
NET CASH (REQUIRED) PROVIDED BY FINANCING ACTIVITY               (443)       3,836        1,696
                                                               ------      -------      -------
Effect of exchange rate changes on cash                           (44)         (47)         (26)
                                                               ------      -------      -------
Increase in cash and equivalents                                  630           37          101
                                                               ------      -------      -------
Cash and equivalents, beginning of year                           970          933          832
                                                               ------      -------      -------
Cash and cash equivalents, end of year                         $1,600      $   970      $   933
                                                               ======      =======      =======
Cash paid during the year for:
  Interest (net of amounts capitalized)                        $  386      $   353      $   240
  Income taxes                                                 $  494      $   398      $   415
Noncash investing activity:
  Assets disposed of in exchange for equity securities         $   --      $    54      $    --

Consolidated results for all periods presented have been restated for the effects of the March 31, 2000 merger involving a subsidiary of Monsanto Company and Pharmacia & Upjohn, Inc. accounted for as a pooling of interests. The accompanying notes are an integral part of the consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In the notes that follow, all dollar amounts are stated in millions except per-share data. Per-share amounts are presented on a diluted, after-tax basis. Trademarks of Pharmacia Corporation and its subsidiaries are indicated in all upper case letters.

The term "the company" and "Pharmacia" are used to refer to Pharmacia Corporation or to Pharmacia Corporation and its consolidated subsidiaries, as appropriate to the context.

1  SIGNIFICANT ACCOUNTING POLICIES AND OTHER

BASIS OF PRESENTATION

The consolidated financial statements are presented on the basis of accounting principles that are generally accepted in the United States (U.S.). All professional accounting standards that are effective as of December 31, 1999 have been taken into consideration in preparing the financial statements. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported earnings, financial position and various disclosures. Actual results could differ from those estimates.

On March 31, 2000, a subsidiary of Monsanto Company (Monsanto) and Pharmacia & Upjohn (P&U) consummated a merger agreement to form Pharmacia Corporation (Pharmacia). The merger, a U.S. tax-free reorganization, was accounted for as a pooling of interests under APB Opinion No. 16. As a result, all prior-period consolidated financial statements presented have been restated to include the combined results of operations, financial position, and cash flows of both companies as if they had always been merged. Reclassifications were made to conform the companies' financial statement presentations. See Note 3 for further detail of this transaction.

On August 31, 1999, Pharmacia & Upjohn, Inc., a subsidiary of the Pharmacia Corporation, completed a merger with SUGEN, Inc. (Sugen). The merger was accounted for as a pooling of interests. Accordingly, all prior-period consolidated financial statements presented had been restated to include the combined results of operations, financial position, and cash flows of both companies as if Sugen had always been a part of P&U.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the company and all majority-owned subsidiaries. All material intercompany transactions and balances have been eliminated in consolidation. Investments in affiliates which are not majority owned are reported using the equity method and are recorded in other noncurrent assets. Gains and losses resulting from the issuance of subsidiaries' stock are recognized in shareholders' equity.

CURRENCY TRANSLATION

The results of operations for non-U.S. subsidiaries, other than those located in highly inflationary countries, are translated into U.S. dollars using the average exchange rates during the year, while assets and liabilities are translated using period-end rates. Resulting translation adjustments are recorded as currency translation adjustments in shareholders' equity. For subsidiaries in highly inflationary countries, currency gains and losses resulting from translation and transactions are determined using a combination of current and historical rates and are reported directly in the consolidated statements of earnings.

REVENUE RECOGNITION

Revenues are recognized when title to products is transferred and goods are shipped to customers. Where right of return exists, revenues are reduced at the time of sale to reflect expected returns that are estimated based on historical experience. License revenues and revenues from the sale of product rights are recognized when the rights have been contractually conferred to the licensee or purchaser. Revenue is not recognized unless the collection of sales proceeds is reasonably assured and the company has no further performance obligations under the sale or license agreement (see Note
2).

CASH EQUIVALENTS

The company considers all highly liquid debt instruments with an original maturity of 91 days or less to be cash equivalents.

INVESTMENTS

The company has investments in debt securities that are classified in the consolidated balance sheet as short-term (restricted bank deposits and securities that mature in more than 91 days but not more than one year and securities with maturities beyond one year which management intends to sell within one year) or long-term (maturities beyond one year). The company also has investments in equity securities, all of which are classified as long-term investments.

Investments are further categorized as being available-for-sale or expected to be held-to-maturity. Investments categorized as available-for-sale are marked to market based on quoted market values of the securities, with the resulting adjustments, net of deferred taxes, reported as a component of other comprehensive income in shareholder's equity until realized (see Note 4). Investments categorized as held-to-maturity are carried at amortized cost, without recognition of gains or losses that are deemed to be temporary, because the company has both the intent and the ability to hold these investments until they mature. When a decline in market value is deemed to be other than temporary, the reduction to the investment in a security is charged to expense.

INVENTORIES

Inventories are valued at the lower of cost or market. Cost is determined by the last-in, first-out (LIFO) method for most U.S. inventories and the first-in, first-out (FIFO) method for substantially all non-U.S. inventories.

PROPERTIES

Property, plant and equipment are recorded at acquisition cost. Depreciation is computed using weighted average periods for each classification principally on the straight-line method for financial reporting purposes, while accelerated methods are used for income tax purposes where permitted. Maintenance and repair costs are charged to earnings as incurred including repair costs associated with the year 2000 date recognition issue. Costs of renewals and improvements are capitalized. Upon retirement or other disposition of property, any gain or loss is included in earnings.

Impairment tests of long-lived assets are made when conditions indicate a possible loss. Such impairment tests are based on a comparison of undiscounted cash flows to the recorded value of the asset. If an impairment is indicated, the asset value is written down to its fair market value or expected cash flows at an appropriate discount rate, if fair market value is not readily determinable.

GOODWILL AND OTHER INTANGIBLES

Goodwill represents the excess of the purchase cost over the fair value of net assets acquired and is presented net of accumulated amortization. Amortization of goodwill is recorded on a straight-line basis over various periods not exceeding 30 years. The company assesses the recoverability of goodwill and other intangibles when events or changes in circumstances indicate that the carrying amount may be impaired. If an impairment indicator exists, an estimate of future cash flows is developed and compared to the carrying amount of the goodwill. If the expected undiscounted cash flows are less than the carrying amount of the goodwill, an impairment loss is recognized for the difference between the carrying amount of the goodwill and discounted cash flows.

Rights acquired under patent are reported at acquisition cost. Amortization is calculated on a straight-line basis over the remaining legal lives of the patents. Other intangible assets are amortized over the useful lives of those assets.

PRODUCT LIABILITY

The company is self-insured for product liability exposures up to reasonable risk retention levels where excess coverages have been obtained. Liability calculations take into account such factors as specific claim amounts, past experience with such claims, number of claims reported and estimates of claims incurred but not yet reported. In addition to this base level of reserves, individually significant contingent losses are accrued for in compliance with applicable guidance. Product liability accruals are not reduced for expected insurance recoveries.

INCOME TAXES

The company applies an asset and liability approach to accounting for income taxes. Deferred tax liabilities and assets are recognized for the expected future tax consequences of temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the years in which the differences are expected to reverse. The company records deferred income taxes on subsidiaries' earnings that are not considered to be permanently invested in those subsidiaries.

DERIVATIVE CONTRACTS

Forward currency exchange contracts, cross-currency interest-rate swaps, currency options and commodity futures (hereafter referred to as contracts) are held for purposes other than trading. The company holds certain contracts to hedge anticipated transactions and others to hedge recorded assets and liabilities. Contracts hedging anticipated transactions are also marked to market with the resulting gains and losses recognized in earnings. Contracts that hedge recorded assets and liabilities are valued at the month-end exchange rate with resulting exchange gains and losses recognized in earnings, offsetting the respective losses and gains recognized on the underlying recorded exposure. Generally, any premium or discount is amortized over the life of the contract although in some cases the amount is deferred until the realization of the underlying transaction. The carrying values of all contracts are generally reported with other current assets or other current liabilities. Gains or losses from currency transactions that are designated and effective as hedges of currency net investments are classified as currency translation adjustments in shareholders' equity.

ENVIRONMENTAL REMEDIATION LIABILITIES

The company accrues for environmental remediation liabilities when they are probable and reasonably estimable based on current law and existing technologies. The estimated liability is reduced to reflect the anticipated participation of other potentially responsible parties where such parties are considered solvent and it is probable that they will pay their respective share of relevant costs. The accruals are adjusted as further information develops or circumstances change. Costs of future expenditures do not reflect any claims for recoveries and are not discounted to their present value. Accruals for environmental liabilities are classified in the consolidated balance sheets primarily as other noncurrent liabilities.

STOCK BASED COMPENSATION

Employee stock options are accounted for pursuant to Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees" (see Note 17 for SFAS No. 123 disclosures).

RECLASSIFICATIONS

Certain reclassifications have been made to conform prior periods' data to the current presentation.

2  NEW ACCOUNTING STANDARDS

In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin 101, "Revenue Recognition in Financial Statements" (SAB
101). SAB 101 provides guidance related to revenue recognition. SAB 101 allows companies to report any changes in revenue recognition related to adopting its provisions as an accounting change at the time of implementation in accordance with APB Opinion No. 20, "Accounting Changes." In response to a specific dialogue with the SEC, the company recorded a cumulative effect of a change in accounting principle, effective January 1, 1999, for revenue recognized in 1998 related to the sale of certain marketing rights. The effect on earnings in 1999 was an after-tax loss of $20 ($0.02 per share), net of taxes of $12. The pretax amount of $32 will be amortized to income over twenty years. The pro forma effect of this change in 1999 was immaterial.

The company is currently in the process of assessing whether or not there may be other revenue recognition issues to which SAB 101 applies and has not yet determined the effect, if any, that potential changes may have on its consolidated financial position or results of operations. Companies must adopt SAB 101 no later than June 30, 2000, effective as of January 1, 2000.

In 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133). This statement requires companies to record derivatives on the balance sheet as assets and liabilities measured at fair value. The accounting treatment of gains and losses resulting from changes in the value of derivatives depends on the use of the derivative and whether it qualifies for hedge accounting. The company will adopt SFAS No. 133 as required, no later than January 1, 2001, and is currently assessing the impact of adoption on its consolidated financial statements.

3  MERGER OF MONSANTO AND PHARMACIA & UPJOHN

On March 31, 2000, the company completed a merger accounted for as a pooling interests. The merger was accomplished according to an Agreement and Plan of Merger dated December 19, 1999 as amended on February 18, 2000, whereby a wholly owned subsidiary of formerly Monsanto Company merged with and into Pharmacia & Upjohn and Monsanto Company changed its name to Pharmacia Corporation. Monsanto was a life sciences company, committed to finding solutions to the growing global needs for food and health by applying common forms of science and technology among agriculture, nutrition and health. Monsanto manufactured, researched and marketed high-value agricultural products, pharmaceuticals and nutrition-based health products. Pharmacia & Upjohn (P&U) was a global pharmaceutical group engaged in the research, development, manufacture and sale of pharmaceutical and healthcare products.

Pursuant to the merger agreement, each share of common stock of Pharmacia & Upjohn issued and outstanding was converted into 1.19 shares of common stock of Pharmacia Corporation and each share of Series A Convertible Perpetual Preferred Stock of Pharmacia & Upjohn issued and outstanding was converted into one share of a new series of convertible preferred stock of Pharmacia Corporation designated as Series B Convertible Perpetual Preferred Stock. The Series B preferred shares have a conversion ratio into common shares of 1,725.5:1. Approximately 620 million shares of common stock were issued and approximately 6,640 shares of preferred stock were issued.

The merger, a U.S. tax-free reorganization, was accounted for as a pooling of interests under APB Opinion No. 16 "Business Combinations". As a result, all prior period consolidated financial statements presented have been restated to include the combined results of operations, financial position, and cash flows of both companies as if they had always been a combined organization.

There were no material transactions between Monsanto Company and Pharmacia & Upjohn, Inc. prior to the combination. Certain reclassifications have been made to conform the respective financial statement presentations.

The results of operations for the separate companies and the combined amounts presented in the consolidated financial statements for the periods prior to the merger follow. The reclassifications of sales represent certain types of revenue and income transactions reclassified to conform the presentation of the two combining companies. The adjustments to net income from continuing operations represent adjustments to income tax expense as a result of assuming the companies had always been combined.

                                                        Years Ended December 31,
                                                      -----------------------------
                                                       1999       1998       1997
                                                       ----       ----       ----
Net Sales:
  Monsanto                                            $ 9,146    $ 7,237    $ 6,058
  Pharmacia & Upjohn                                    7,253      6,758      6,586
  Reclassifications                                        26       (258)       (64)
                                                      -------    -------    -------
  Combined                                            $16,425    $13,737    $12,580
                                                      =======    =======    =======
Net income from continuing operations:
  Monsanto                                            $   503    $  (131)   $   149
  Pharmacia & Upjohn                                      803        631        258
  Adjustments                                              --        (19)       (17)
                                                      -------    -------    -------
Combined                                              $ 1,306    $   481    $   390
                                                      =======    =======    =======

4  OTHER COMPREHENSIVE INCOME

Effective January 1, 1998, the company adopted SFAS No. 130, "Reporting Comprehensive Income." The statement establishes standards for reporting comprehensive income and its components. Comprehensive income is defined as all nonowner changes in equity and is equal to net earnings plus other comprehensive income (OCI). OCI for the company includes three components: changes in currency translation adjustments, unrealized gains and losses on available-for-sale securities, and minimum pension liability adjustments. The following table shows the changes in each OCI component. Reclassification adjustments represent items that are included in net earnings in the current period but previously were reported in OCI. To avoid double counting these items in comprehensive income, gains are subtracted from OCI, while losses are added.

                                                                           Tax
                                                                         Expense
                                                              Before       or        Net of
                                                               Tax      (Benefit)     Tax
                                                              ------    ---------    ------
FOR THE YEAR ENDED DECEMBER 31, 1999
Currency translation adjustments                              $(617)      $ --       $(617)
                                                              -----       ----       -----
Unrealized investment gains                                      32          7          25
  Less: reclassification adjustments for gains realized in
     net earnings                                                21          7          14
                                                              -----       ----       -----
Net unrealized investment gains                                  11         --          11
                                                              -----       ----       -----
Minimum pension liability adjustments                           (28)       (16)        (12)
                                                              -----       ----       -----
Other comprehensive (loss)                                    $(634)      $(16)      $(618)
                                                              =====       ====       =====

FOR THE YEAR ENDED DECEMBER 31, 1998
Currency translation adjustments                              $  63       $ (1)      $  64
                                                              -----       ----       -----
Unrealized investment (losses)                                  (53)       (22)        (31)
  Less: reclassification adjustments for gains realized in
     net earnings                                                 8          2           6
                                                              -----       ----       -----
Net unrealized investment (losses)                              (61)       (24)        (37)
                                                              -----       ----       -----
Minimum pension liability adjustments                           (57)       (19)        (38)
                                                              -----       ----       -----
Other comprehensive (loss)                                    $ (55)      $(44)      $ (11)
                                                              =====       ====       =====

                                                                           Tax
                                                                         Expense
                                                              Before       or        Net of
                                                               Tax      (Benefit)     Tax
                                                              ------    ---------    ------
FOR THE YEAR ENDED DECEMBER 31, 1997
Currency translation adjustments                              $(584)      $ --       $(584)
  Less: reclassification adjustments for (losses) realized
     in net earnings from the sales of subsidiaries              (3)        --          (3)
                                                              -----       ----       -----
Net currency translation Adjustments                           (581)        --        (581)
                                                              -----       ----       -----
Unrealized investment gains                                      73         36          37
  Less: reclassification adjustments for gains realized in
     net earnings                                                23         13          10
                                                              -----       ----       -----
Net unrealized investment gains                                  50         23          27
                                                              -----       ----       -----
Minimum pension liability adjustments                           (27)       (11)        (16)
                                                              -----       ----       -----
Other comprehensive (loss) income                             $(558)      $ 12       $(570)
                                                              =====       ====       =====

5  RESTRUCTURINGS

The company recorded merger and restructuring charges of $55 [$70 P&U and $(15) Monsanto], $245 [$92 P&U and $153 Monsanto], and $316 [P&U] during 1999, 1998 and 1997, respectively. The company recorded additional charges throughout the consolidated statement of earnings. These charges are included in the discussion below. The following is a description of each plan and related charge taken by the indicated predecessor companies.

During 1999, Monsanto incurred $39 related to the integration of the agricultural chemical and seed operations and P&U incurred $16 related to the merger with Sugen. See discussion of these charges in Note 7.

MONSANTO

In 1999, the company recorded a pretax gain of $54 from the reversal of restructuring liabilities established in 1998. The restructuring liability reversals were required as a result of lower actual severance and facility shut-down costs than originally estimated.

In October 1999, the company completed the sale of the alginates business, which resulted in the recording of discontinued operations. Included in the accounting for the discontinued operations are the reversals of restructuring liabilities established in 1998 of $27 aftertax which were no longer required as a result of the sale of the alginates business on terms more favorable than originally anticipated.

In 1998, the company recorded net restructuring charges of $340 as part of the company's overall strategy to reduce costs and continue the commitment to its core businesses. The 1998 net restructuring charges were taken in the second and fourth quarters of 1998 and were recorded in the consolidated statement of earnings in the following categories:

                                                Workforce     Facility       Asset
                                                Reductions    Closures    Impairments    Other    Total
                                                ----------    --------    -----------    -----    -----
Cost of goods sold                                 $  6         $ 8          $ 84        $ --     $ 98
Amortization and adjustment of intangible
  assets                                             --           3            63          --       66
Merger and Restructuring                            103          64            --         (14)     153
All other, net                                       --          --            43         (20)      23
                                                   ----         ---          ----        ----     ----
     Total                                         $109         $75          $190        $(34)    $340
                                                   ====         ===          ====        ====     ====

In December 1998, the board of directors approved a plan to close certain facilities, reduce the current workforce and exit nonstrategic businesses. The activities Monsanto planned to exit in connection with this plan principally comprised of a tomato business, and a business involved in the operation of membership-based health and wellness centers. This plan also contemplated exiting several small, embryonic business activities, none of which had a significant effect on the restructuring reserve. The company recorded restructuring charges of $327 to cover the costs associated with these actions in 1998. The charges reflected $103 for the elimination of approximately 1,400 jobs, primarily in manufacturing and administrative functions. Included in these actions were approximately 190 positions that had been part of a restructuring plan approved in 1996. The affected employees are entitled to receive severance benefits pursuant to established severance policies or by governmentally mandated labor regulations. The charges also reflect pretax amounts for asset impairments, primarily for property, plant and equipment; intangible assets; and certain investments, totaling $130. The asset impairments were recorded primarily because of the company's decision to sell certain nonstrategic businesses. As a result, the net assets of these businesses were classified as assets held for sale and were carried at their net realizable value, estimated to be approximately $36 ($33 in the agricultural products segment, and $3 in the pharmaceutical segment) at December 31, 1998. These businesses were sold during 1999.

Other impairment charges totaling $40 were recorded in December 1998 because of management's decision to exit certain long-term investments. Fair values of the impaired assets and the businesses held for sale were recorded at their current market values or on estimated sale proceeds, based on either discounted cash flows or sales contracts. The December 1998 restructuring amounts also included pretax charges of $99 for the shutdown or other rationalization of certain production and administrative facilities. Rationalization entails the consolidation, shutdown or movement of facilities to achieve more efficient operations. Approximately 80 facilities, located primarily in the United States, Europe and Latin America, were affected by these actions. Charges for these shutdowns included $21 for property, plant and equipment, $15 for intangible assets, $26 for miscellaneous investments, and $6 for inventories. Leasehold termination costs of $13 and various facility closure costs of $18, principally for facilities shutdown costs, equipment dismantling and contract cancellation payments, were also included in the shutdown charges. The closure or rationalization of these facilities was completed by December 31, 1999. As of December 31, 1999, cash payments of $81 million were made to eliminate approximately 1,100 positions and deferred employee severance payment of $9 were incurred and expected to be paid in January 2000. In addition, $20 in facility shut-down costs were incurred in connection with the December 1998 restructuring plan.

As of December 31, 1999, the remaining reserve balance for employee severance related to the approximately 175 positions was $31, and $4 for contractual obligations. The company expects these employee reduction obligations to be completed by June 2000. An additional 125 positions originally contemplated in the plan were eliminated through attrition. Cash payments to complete the 1998 plan will be funded from operations and are not expected to significantly impact Pharmacia's liquidity.

In May 1998, the company's board of directors approved a plan to exit Monsanto's optical products business, which included the Orcolite and Diamonex optical products business and the Diamonex performance products business (both reported in the pharmaceutical segment), and recorded net pretax charges of $48. The company recognized a $20 pretax gain on the sale of the Orcolite business and recorded pretax charges of $68 for the rationalization of the Diamonex business, primarily for severance costs and the write-off of manufacturing facilities and intangible assets. In connection with this rationalization, certain Diamonex product lines were sold, and others were shut down. In connection with the shutdown of the Diamonex business approximately 200 jobs, primarily in manufacturing and administrative functions, were eliminated at a total cost of $6. These actions, including workforce reductions and payment of severance, were complete by December 31, 1999.

The sale of the remaining assets, which were classified as assets held for sale as of December 31, 1998 and carried at their net realizable value of $7, was completed during 1999. Fair values of the impaired assets and the businesses held for sale were recorded at their current market values, based on estimated cash flows, appraisals or sales contracts. Net income generated by the optical products businesses in 1998 and 1997 totaled $2, and $5, respectively. Also during the second quarter of 1998, Monsanto recognized a pretax gain of $35 primarily related to the reversal of a restructuring reserve based on a decision not to rationalize a European pharmaceutical production facility. There were approximately 70 jobs scheduled to be eliminated as part of this rationalization plan. The decision was driven by changes in the business and regulatory environment, and successes in the R&D pipeline. The net result of the actions was a pretax charge of $13 in the second quarter of 1998, recorded in the consolidated statement of earnings in the following categories:

                                               Workforce     Facility       Asset
                                               Reductions    Closures    Impairments    Other    Total
                                               ----------    --------    -----------    -----    -----
Cost of goods sold                                 $6          $  2          $36        $ --     $ 44
Amortization and adjustment of intangible
  assets                                           --            --           24          --       24
Merger and Restructuring                           --           (26)          --          (9)     (35)
All other, net                                     --            --           --         (20)     (20)
                                                   --          ----          ---        ----     ----
     Total increase in loss from operations
       before income taxes                         $6          $(24)         $60        $(29)    $ 13
                                                   ==          ====          ===        ====     ====

Activity related to the 1998 and 1996 restructuring plans were as follows:

                                              Workforce     Facility       Asset
               Restructuring:                 Reductions    Closures    Impairments    Other    Total
               --------------                 ----------    --------    -----------    -----    -----
JAN. 1, 1997 RESERVE BALANCE                     $224         $ 41         $ --        $ --     $ 265
Costs charged against reserves                    (76)         (39)          --          --      (115)
DEC. 31, 1997 RESERVE BALANCE                     148            2           --          --       150
Reversal of reserves related to 1996 plan         (48)          --           --          --       (48)
Costs charged against reserves                    (21)          (2)          --          --       (23)
1998 Restructuring:
     May 1998                                       6            2           60          --        68
     Dec. 1998                                    103           99          130          28       360
Reclassification of reserves to other
  balance sheet accounts:
     Property                                      --          (21)         (73)         --       (94)
     Investments                                   --           --          (40)         --       (40)
     Intangible assets                             --          (14)         (66)         --       (80)
     Inventory                                     --           (6)         (15)         --       (21)
     Receivables                                   --          (26)          --          --       (26)
     Other Assets                                  --           --            4         (28)      (24)
DEC. 31, 1998 RESERVE BALANCE                     188           34           --          --       222
Costs charged against reserves:
     1998 Plan                                    (81)         (20)          --          --      (101)
Reversal of reserves related to 1998 plan         (44)         (10)          --          --       (54)
Reclassification of reserves to other
  balance sheet accounts:
     1998 Plan -- other liabilities               (23)          --           --          --       (23)
                                                 ----         ----         ----        ----     -----
DEC. 31, 1999 RESERVE BALANCE                    $ 40         $  4         $ --        $ --     $  44
                                                 ====         ====         ====        ====     =====

In 1998, $33 of restructuring reserves were reversed due to a reduction of approximately 120 job eliminations and $15 because of a decision not to rationalize a European pharmaceutical production facility both of which had been part of the 1996 restructuring plan.

Approximately $85 of workforce reduction costs originally accrued as part of the 1996 plan were delayed, principally as a result of the failed merger with American Home Products. Monsanto remained committed to accomplishing these workforce reductions and transferred the remaining accrual to the 1998 plan.

Total 1998 restructuring plan of $428 was partially offset by $68 from reversal of prior year restructuring reserves no longer needed and $20 gain from the sale of Orcolite business, resulting in a net charge to earnings of $340.

Restructuring liability reversals were required in 1999 as a result of lower actual severance and facility shut-down costs than originally estimated.

As part of restructuring actions approved prior to 1998, Monsanto reorganized U.S. staff operations, closed approximately 20 production, administrative and research facilities and made final payments to complete contractual commitments as part of a U. S. production facility shutdown. These actions eliminated approximately 1,020 positions.

PHARMACIA & UPJOHN

During 1999, the company recorded $54 in restructuring expenses which is comprised of $57 of restructuring charges net of a $3 adjustment to the 1998 turnaround restructuring. The charge included costs pertaining to reorganizations that will result in the elimination of certain research and development (R&D) projects as well as the elimination of 375 employee positions, mainly impacting the pharmaceutical segment and corporate and administrative functions. The objective of the restructuring is to eliminate duplicate functions and investments in R&D as well as reorganize the sales force based on anticipated future requirements of the company. The adjustment to the prior restructuring liabilities was attributable to lower than anticipated employee separation costs.

Employee separation benefits included in the 1999 charge are for elimination of positions in research and development of $26, corporate and administration of $18 and sales of $6. Project termination costs totaled $4 and asset write-downs totaled $3. During 1999, $3 was paid and charged against the liability. These amounts related to a portion of separation benefits for the approximately 50 employees severed prior to the end of the year. The company anticipates all activities associated with this restructuring to be substantially complete at the end of 2000. The remaining cash expenditures are expected during 2000 with some separation annuity payments being completed in 2001.

In 1997, the company announced a comprehensive turnaround program that resulted in restructuring charges during 1997 and 1998. The company structured the turnaround program in two phases reflecting management development and approval of plans. The turnaround program was initiated in the third quarter 1997 and was materially complete by December 31, 1999. The objectives of the turnaround program were to significantly rationalize infrastructure, establish a global headquarters in New Jersey, and eliminate duplicate resources in manufacturing, administration, and R&D. The turnaround program mainly affected the company's pharmaceutical segment and corporate administration groups. In the third and fourth quarters of 1997, the company recorded phase one charges totaling $316. The second phase of the turnaround program was finalized in the fourth quarter of 1998, resulting in an additional restructuring charge of $92.

The charge of $92 recorded in 1998 was comprised of employee separation costs of $68; write-downs of fixed assets and abandoned manufacturing projects of $8; and other costs of $16.

The 1997 restructuring charge of $316, for the first phase of the turnaround program, primarily related to employee separation costs of $134; write-downs of fixed assets and abandoned manufacturing projects of $162; and other costs of $20.

The total restructuring charges for 1998 and 1997 included involuntary employee separation costs for 580 and 1,320 employees worldwide, respectively. The 1998 charge included elimination of positions in marketing and administration of $55, R&D of $9, and manufacturing of $4. These amounts included an adjustment of $16 of the phase one accruals, mainly attributable to lower employee separation costs and, to a lesser extent, changes in plan estimates. The 1997 charge included elimination of positions in marketing and administration of $81, R&D of $22, and manufacturing of $31. As of December 31, 1999, the company had paid $155 in severance costs in connection with the 1998 and 1997 charges. The remaining balance for employee separation costs related to the turnaround program was $44 at December 31, 1999 comprised mainly of charges related to the phase two charge and remaining annuity separation payments. The company expects some annuity payments to continue into 2001.

The 1998 and 1997 restructuring charges included asset write-downs for excess manufacturing, administration, and R&D facilities totaling $8 and $162, respectively. The 1998 amount included an adjustment of $15 of the phase one accruals, mainly attributable to changes in plan estimates, favorable outcomes on sales of facilities, and actual facility closure costs below the original estimates. At December 31, 1999, facilities presently being marketed had a net book value of $47. Fixed asset write-downs were based on appraisals less costs to sell.

Other costs included in the 1998 and 1997 restructuring charges of $16 and $20, respectively, were primarily comprised of canceled contractual lease obligations and other costs. Offsetting 1998 charges in this grouping was an adjustment of $6 related to all restructuring charges prior to 1997.

The following table displays a roll-forward of the liabilities for business restructurings from December 31, 1996 to December 31, 1999:

                                                            Employee
                                                           Separation
                                                             Costs       Other    Total
                                                           ----------    -----    -----
Balance December 31, 1996                                    $ 201       $ 25     $ 226
Additions                                                      134         20       154
Deductions                                                    (182)       (25)     (207)
                                                             -----       ----     -----
Balance December 31, 1997                                      153         20       173
Additions                                                       68         16        84
Deductions                                                    (113)       (12)     (125)
                                                             -----       ----     -----
Balance December 31, 1998                                      108         24       132
                                                             -----       ----     -----
Additions                                                       50          4        54
Deductions                                                     (67)       (17)      (84)
                                                             -----       ----     -----
Balance December 31, 1999                                    $  91       $ 11     $ 102
                                                             =====       ====     =====

6  INCOME TAXES

The components of earnings before income taxes were:

                                                           Years Ended December 31
                                                           -----------------------
                                                            1999     1998    1997
                                                            ----     ----    ----
U.S                                                        $  768    $(37)   $(211)
Non-U.S                                                     1,130     929      773
                                                           ------    ----    -----
Earnings Before Income Taxes                               $1,898    $892    $ 562
                                                           ======    ====    =====

The provision for income taxes included in the consolidated statements of earnings consisted of:

                                                             Years Ended December 31
                                                            -------------------------
                                                            1999      1998      1997
                                                            ----      ----      ----
CURRENTLY PAYABLE:
  U.S                                                       $215     $ 380     $ 131
  Non-U.S                                                    394       422       488
                                                            ----     -----     -----
     Total currently payable                                 609       802       619
                                                            ----     -----     -----
DEFERRED:
  U.S                                                         48      (276)     (176)
  Non-U.S                                                    (65)     (115)     (271)
                                                            ----     -----     -----
     Total deferred                                          (17)     (391)     (447)
                                                            ----     -----     -----
PROVISION FOR INCOME TAXES                                  $592     $ 411     $ 172
                                                            ====     =====     =====

Differences between the company's effective tax rate and the U.S. statutory tax rate were as follows:

Percent of Pretax Income                                      1999    1998    1997
------------------------                                      ----    ----    ----
Statutory tax rate                                            35.0%   35.0%    35.0%
Lower rates in other jurisdictions, net                       (4.0)   (6.2)   (16.6)
U.S. R&D tax credit                                           (2.1)   (3.8)    (4.1)
Non-deductible goodwill                                        3.8     6.7      6.7
Acquired in-process R&D                                        0.3     8.0      1.2
Valuation allowances                                           0.0     5.5      8.5
All other, net                                                (1.9)    0.9     (0.2)
                                                              ----    ----    -----
Effective Tax Rate                                            31.1%   46.1%    30.5%
                                                              ====    ====    =====

The lower rates in other jurisdictions are principally attributable to manufacturing operations in jurisdictions subject to more favorable tax rates.

Deferred income taxes are in the consolidated balance sheets as follows:

                                                                December 31
                                               ----------------------------------------------
                                                1999        1999         1998        1998
                                               Assets    Liabilities    Assets    Liabilities
                                               ------    -----------    ------    -----------
Components of deferred taxes were:
  Property, plant and Equipment                $   --       $594        $   --       $423
  Inventory                                       404         --           257         --
  Compensation and retirement plans               501         45           461         60
  Swedish tax deferrals                            --         49            --         31
  Tax loss and tax credit carryforwards           801         --           597         --
  Environmental and product liabilities            46         --            59         --
  Restructuring and discontinued operations       130         --           297         --
  Tax on unremitted earnings                       --        106            --        108
  Intangibles                                     120         --           180         --
  All other                                       508        169           456        234
                                               ------       ----        ------       ----
Subtotal                                        2,510        963         2,307        856
Valuation allowances                             (240)        --          (161)        --
                                               ------       ----        ------       ----
     Total deferred taxes                      $2,270       $963        $2,146       $856
                                               ------       ====        ------       ====
Net deferred tax assets                        $1,307                   $1,290
                                               ======                   ======

Valuation allowances have been provided for certain deferred tax assets that are not likely to be realized. The increase in the valuation allowance in 1999 was primarily attributable to the establishment of a valuation allowance in Brazil due to the weakening of the Brazilian economy against the U.S. dollar. The valuation allowance related to Brazil had no effect on the 1999 effective tax rate because it was recorded in other comprehensive income (loss) as an accumulated currency adjustment.

As of December 31, 1999, Pharmacia had tax loss carryforwards of approximately $797, of which $367 have various expiration dates through 2018. At December 31, 1999, undistributed earnings of subsidiaries considered permanently invested, for which deferred income taxes have not been provided, were approximately $5,300.

7  MERGERS, ACQUISITIONS AND DIVESTITURES

In December 1999, the company withdrew its filing for U.S. antitrust clearance of its proposed merger with Delta and Pine Land Company (D&PL) in light of the U.S. Department of Justice's unwillingness to approve the transaction on commercially reasonable terms. On January 3, 2000, the company paid D&PL $80 in cash, equal to the amount of a termination fee set forth in the merger agreement, plus reimbursement of $1 in expenses. In addition, the company recognized $4 of related expenses in 1999 in connection with the failed merger with D&PL, resulting in a total charge of $85.

On August 31, 1999, the company completed its merger with Sugen by exchanging approximately 12 million shares of its common stock for all of the common stock of Sugen. Each share of Sugen common stock was exchanged for .7248 of one share of Pharmacia common stock. In addition, terms of outstanding Sugen stock options, stock warrants, convertible debt, and warrants on convertible debt were changed to convert Sugen shares to Pharmacia shares using the same exchange ratio.

In connection with the merger, the company recorded $16 in merger transaction costs such as fees for investment bankers, attorneys, accountants, and other costs to effect the merger with Sugen, all of which were paid during 1999. These charges were recorded in merger and restructuring on the consolidated statement of earnings.

ACQUISITIONS

In 1998, the company's agricultural segment made strategic acquisitions of several seed companies. In July 1998, Pharmacia acquired Plant Breeding International Cambridge Limited (PBIC) for approximately $525. In October 1998, Pharmacia announced the acquisition of certain international seed operations of Cargill, Incorporated in Asia, Africa, Central and South America, and Europe, excluding certain operations in the United Kingdom, for approximately $1,400. In December 1998, Pharmacia completed its acquisition of DEKALB Genetics Corporation (DEKALB) for approximately $2,300. Pharmacia recorded the following pretax charges in 1998 for the write-off of acquired in-process R&D related to these acquisitions: approximately $60 for PBIC, approximately $150 for DEKALB and approximately $190 for certain Cargill international seed operations. Management believed that the technological feasibility of the acquired in-process R&D had not been established and that it had no alternative future uses. Accordingly, the amounts allocated to in-process R&D are required to be expensed immediately under generally accepted accounting principles.

Pharmacia accounted for the 1998 acquisitions as purchases. On October 20, 1999, Pharmacia and Cargill reached an agreement that resolves outstanding issues related to Pharmacia's purchase of certain international seed operations of Cargill. Under terms of the agreement, Cargill made a cash payment of $335 to Pharmacia for the lost use of certain germplasm and damages caused by the delay in integrating certain international seed operations and legal expenses. Additionally, Pharmacia and Pioneer Hi-Bred International, Inc. (Pioneer) announced a resolution of the litigation between them stemming from Pharmacia's purchase of Cargill's international seed operations. Under terms of this agreement, Pharmacia was required to destroy genetic material derived from Pioneer's seed lines and pay damages of $42 to Pioneer. As a result, the purchase price for certain international seed operations of Cargill was reduced by $265. The company's final purchase price allocations for the principal acquisitions made during 1998 are to goodwill, $2,686; germplasm and core technology, $505; trademarks, $222; in-process research and development, $402; exit costs and employee termination liabilities, ($64); inventories and other individually insignificant tangible assets and liabilities, $212. The final purchase price allocations were based on final valuation studies. The net balance of $28 from the Cargill and Pioneer settlements was recorded in the 1999 Statement of Consolidated Earnings as reimbursement of incremental cost incurred.

At the time of and in connection with the 1998 seed company acquisitions, Pharmacia established a plan to integrate the acquired business. Pharmacia is in the process of closing, or rationalizing (consolidating, shutting down or moving facilities to achieve more efficient operations), certain assets or facilities and eliminating approximately 1,400 jobs, primarily in manufacturing and administrative functions, as part of this integration plan. Approximately 300 of these positions were related to Pharmacia's existing seed operations and were therefore included in the December 1998 restructuring plan. The costs related to 1,000 of the positions and the other actions, were originally estimated to be $78,and were recognized as liabilities in 1998. As of December 31, 1999, over 900 positions have been eliminated at a cost of approximately $50. The remaining

200 positions (including an estimated 100 additional positions identified in 1999) are expected to be eliminated by the third quarter of 2000 at a cost of $14 which will complete the original plan. In addition, the original liability established in 1998 was reduced by $14 as a result of lower actual severance costs and attrition and was recorded as an adjustment to the final purchase price allocations to goodwill.

During 1999, the company recorded a pretax charge of $67 from continuing operations, principally associated with the company's continued focus on improving operating efficiency through accelerated integration of the agricultural chemical and seed operations. The charge of $67 was comprised of facility shut-down charges of $39, workforce reduction costs of $18, and asset impairments of $10, and was recorded in the consolidated statement of earnings as cost of goods sold of $20, amortization of intangible assets of $8 and merger and restructuring expense of $39. The affected employees are entitled to receive severance benefits pursuant to established severance policies or by governmentally mandated labor regulations.

The in-process R&D charges for the 1998 and 1997 seed company acquisitions cover numerous seed breeding projects, no single one of which was significant, as is typical in the seed industry. These projects consist of conventional breeding programs for corn, wheat and other hybrids; conventional breeding for soybean varieties; and, the development of transgenic crops. Successful commercialization of products developed through these projects is expected to occur five to nine years after program initiation. The in-process projects were at various stages of completion at the dates of acquisition. Revenues from the in-process R&D projects related to the 1997 acquisitions began in 1998. Revenues from the in-process R&D projects related to the 1998 acquisitions began in 1999. On average, a new seed technology is in the research process or developmental stage for eight years before it is launched in a commercial product. Additionally, based on historical experience, Pharmacia assumed that one eighth of the products in the 'in-process pipeline' would be released or launched each year for the next eight years. From this information, a weighted-average percent complete was computed. The present value of future cash flows was then multiplied by the estimated percentage complete as of the valuation date to determine the value of the acquired in-process R&D. The in-process R&D projects were valued using a discounted cash flow method with risk-adjusted discount rates generally ranging from 12 percent to 20 percent, which took into account the stage of completion and the appropriate development cycle of each in-process R&D category.

DIVESTITURES

On July 1, 1999, Pharmacia announced its intention to sell the artificial sweetener and biogum businesses. In addition, Pharmacia has transferred the remaining ROUNDUP lawn-and-garden and nutrition research operations to the agricultural products segment. In 1998, the company committed to a plan to sell the alginates and ORTHO lawn-and-garden products businesses. In September 1997, the company spun off its chemical businesses to shareholders by distributing shares of a newly formed company called Solutia, Inc. The financial results of these businesses have been reclassified as discontinued operations and, for all periods presented, the consolidated financial statements and notes have been reclassified to conform to this presentation. Previously reported amounts have also been reclassified to make them consistent with the current presentation. See Notes to Financial Statements, Note 20 -- Discontinued Operations for further details.

In 1999, Pharmacia completed the sale of Stoneville Pedigreed Seed Company (Stoneville). Proceeds were $92, resulting in a pretax gain of $35. Proceeds from the sale were used to reduce debt. In April 1999, Pharmacia completed the sale of NSC Technologies Company to Great Lakes Chemical Corporation for proceeds of $125. Proceeds from the sale were primarily used to reduce debt and resulted in a pretax gain of approximately $40.

In December 1998, the company sold substantially all of P & U's nutritional therapies business to Fresenius AG for a loss of $52. To comply with antitrust regulations in Germany, operations there were not sold to Fresenuis. In the third quarter of 1999, the company completed the sale of the nutrition business in Germany to Baxter Deutschland GmbH for a gain. The consummation of the disposal of the final component of the business, the China operations, was concluded in the first quarter of 2000 at a small gain.

The earnings statement effects of these events and activities are reported in "All other, net."

8  EARNINGS PER SHARE

Basic earnings per share is computed by dividing the net earnings measure by the weighted average number of shares of common stock outstanding. Diluted earnings per share is computed assuming the exercise of stock options, conversion of preferred stock, and the issuance of stock as incentive compensation to certain employees. Under these assumptions, the weighted-average number of common shares outstanding is increased accordingly, and net earnings is reduced by an incremental contribution to the Employee Stock Ownership Plan (ESOP). This contribution is the after-tax difference between the income the ESOP would have received in preferred stock dividends and the dividend on the common shares assumed to have been outstanding.

The following table reconciles the numerators and denominators of the basic and diluted earnings per share computations:

                                                                Years Ended December 31
                                              -----------------------------------------------------------
                                               1999      1999       1998      1998       1997      1997
                                              Basic     Diluted    Basic     Diluted    Basic     Diluted
                                              -----     -------    -----     -------    -----     -------
EPS numerator:
  Earnings from continuing operations         $1,306    $1,306     $  481    $  481     $  390    $  390
  Less: Preferred stock dividends, net of
     tax                                         (13)       --        (13)       --        (13)       --
  Less: ESOP contribution, net of tax             --        (5)        --        (5)        --        (5)
  Interest effects -- convertible
     instruments                                  --        --         --         1         --        --
                                              ------    ------     ------    ------     ------    ------
Earnings from continuing operations
  available to common shareholders            $1,293    $1,301     $  468    $  477     $  377    $  385
                                              ======    ======     ======    ======     ======    ======
EPS denominator:
  Average common shares outstanding            1,249     1,249      1,219     1,219      1,204     1,204
  Effect of dilutive securities:
     Stock options and stock warrants             --        23         --        34         --        28
     Convertible instruments and incentive
       compensation                               --        12         --        13         --        13
                                              ------    ------     ------    ------     ------    ------
          Total shares                         1,249     1,284      1,219     1,266      1,204     1,245
                                              ======    ======     ======    ======     ======    ======
Earnings per share from continuing
  operations                                  $ 1.04    $ 1.01     $  .39    $  .37     $  .31    $  .31
                                              ======    ======     ======    ======     ======    ======

9  ACCOUNTS RECEIVABLE AND INVENTORIES

The following table displays a roll-forward of allowances for doubtful trade accounts receivable for the three years ended December 31, 1999:

Balance December 31, 1996                                       $129
Additions -- charged to expense                                   41
Deductions                                                       (28)
                                                                ----
Balance December 31, 1997                                        142
Additions -- charged to expense                                   77
Deductions                                                       (29)
                                                                ----
Balance December 31, 1998                                        190
Additions -- charged to expense                                  110
Deductions                                                       (29)
                                                                ----
Balance December 31, 1999                                       $271
                                                                ====

Inventories valued on the LIFO method had an estimated replacement cost (FIFO basis) of $1,038 at December 31, 1999, and $903 at December 31, 1998.

                                                                December 31,
                                                              ----------------
                                                               1999      1998
                                                               ----      ----
Estimated replacement cost (FIFO basis):
  Finished products                                           $1,281    $1,622
  Raw materials, supplies and work in process                  1,794     1,321
                                                              ------    ------
  Inventories (FIFO basis)                                     3,075     2,943
  Less reduction to LIFO cost                                   (170)     (189)
                                                              ------    ------
  Inventories                                                 $2,905    $2,754
                                                              ======    ======

10  INVESTMENTS

                                                              December 31
                                                              ------------
                                                              1999    1998
                                                              ----    ----
Short-Term Investments:
  Available-for-sale:
     Certificates of deposit                                  $ 38    $  5
     Kingdom of Sweden debt instruments                         23     242
     Corporate notes                                            15      15
     U.S. Treasury securities and other U.S. Government
      obligations                                               14       6
     Corporate commercial paper                                 --      17
     Other                                                       2       9
                                                              ----    ----
          Total available-for-sale                              92     294
  Held-to-maturity                                              46      90
                                                              ----    ----
          Total short-term investments                        $138    $384
                                                              ====    ====

Amortized cost of short-term investments classified as available-for-sale approximates fair market value. Short-term investments classified as held-to-maturity consist primarily of bank certificates of deposit with amortized cost approximating fair market value.

                                                            Unrealized    Unrealized    Carrying
                                                    Cost      Gains        (Losses)      Value
                                                    ----    ----------    ----------    --------
Long Term Investments:
December 31, 1999
  Available-for-sale:
     Equity securities                              $221       $53           $(13)        $261
     Mortgage-backed securities-- guaranteed by
       the U.S. Government                           114        --             (1)         113
     Other                                            16        --             --           16
                                                    ----       ---           ----         ----
            Total available-for-sale                $351       $53           $(14)        $390
                                                    ====       ===           ====
  Held-to-maturity                                                                          86
                                                                                          ----
            Total Long-Term Investments                                                   $476
                                                                                          ====
December 31, 1998
  Available-for-sale:
     Equity securities                              $216       $66           $(37)        $245
     Mortgage-backed securities-- guaranteed by
       the U.S. Government                           144         4             --          148
                                                    ----       ---           ----         ----
            Total available-for-sale                $360       $70           $(37)        $393
                                                    ====       ===           ====
  Held-to-maturity                                                                         217
                                                                                          ----
            Total Long-Term Investments                                                   $610
                                                                                          ====

The total of unrealized gains (net of deferred taxes) included in shareholders' equity amounted to $30 at December 31, 1999, compared to $19 and $56 at December 31, 1998 and 1997, respectively.

The proceeds realized from the sale of available-for-sale debt securities were $349, $254 and $942 for 1999, 1998 and 1997, respectively. Profits realized on these sales are recorded as interest income. During 1999, 1998 and 1997, the proceeds realized from the sale of available-for-sale equity securities amounted to $48, $53 and $4. Profits realized on these sales are recorded in "All other, net." Based on original cost, gains and losses of $25, $(16) and $23 were realized on all sales of available-for-sale securities in 1999, 1998 and 1997, respectively.

Long-term investments held-to-maturity are summarized as follows:

                                                                         December 31
                                                           ----------------------------------------
                                                           1999       1999       1998       1998
                                                           Fair     Amortized    Fair     Amortized
                                                           Value      Cost       Value      Cost
                                                           -----    ---------    -----    ---------
Guaranteed by the U.S. Government                           $51        $51       $111       $111
Corporate notes                                              30         30         --         --
Commonwealth of Puerto Rico debt instruments                  5          5         35         35
Bank obligations:
  Certificates of Deposit                                    --         --         42         42
  Other                                                      --         --         29         29
                                                            ---        ---       ----       ----
Long-term investments held to maturity                      $86        $86       $217       $217
                                                            ===        ===       ====       ====

At December 31, 1999, long-term mortgage-backed securities available for sale had scheduled maturities ranging from 2001 to 2024. Scheduled maturities of long-term securities to be held to maturity were from 2000 to 2022.

11  PROPERTIES, NET

                                                                 December 31,
                                                              ------------------
                                                               1999       1998
                                                               ----       ----
Land                                                          $   195    $   235
Buildings and improvements                                      3,189      3,103
Equipment                                                       6,670      6,333
Construction in process                                         1,704      1,471
Less allowance for depreciation                                (4,933)    (4,885)
                                                              -------    -------
Properties, net                                               $ 6,825    $ 6,257
                                                              =======    =======

12  LINES OF CREDIT AND DEBT

The company has committed borrowing facilities amounting to $3,500 that were unused as of December 31, 1999. Expiration periods occur as follows: $2,000 in 2000, $1,000 in 2001 and $500 in 2004. The facilities exist largely to support commercial paper borrowings. While there are no related compensating balances, the facilities are subject to various fees. The company also has uncommitted lines of credit amounting to $1,022 available with various U.S. and international banks, of which $62 were used at December 31, 1999.

SHORT TERM DEBT

                                                                December 31,
                                                              ----------------
                                                               1999      1998
                                                               ----      ----
Commercial paper                                              $1,253    $  659
Current maturities of long-term debt                             442       165
Notes payable to banks                                           177       416
Bank overdrafts                                                  120       161
                                                              ------    ------
          Total Short-Term Debt                               $1,992    $1,401
                                                              ======    ======

LONG TERM DEBT

                                                                December 31,
                                                              ----------------
                                                               1999      1998
                                                               ----      ----
Commercial paper                                              $1,000    $1,000
Adjustable conversion-rate equity security units due 2003        700       700
6.6% debentures due 2028                                         697       694
5.75% notes due 2005                                             599       596
5 3/8% notes due 2001                                            500       498
6.5% debentures due 2018                                         498       496
Variable -- rate notes due 2003                                  480       575
Industrial revenue bond obligations, 5.7% average rate at
  December 31, 1999, due 2001 to 2028                            324       337
5 7/8% notes due 2008                                            199       199
6.75% debentures due 2027                                        199       198
Medium-term notes, 7.0% average rate at December 31, 1999,
  due 2001 to 2018                                               165       165
8.2% debentures due 2025                                         150       150
8.7% debentures due 2021                                         100       100
8 7/8% debentures due 2009                                        99        99
5.6% yen note due 2016                                            99        86
6% notes due 2000                                                 --       150
Other                                                            157       420
                                                              ------    ------
          Total Long-Term Debt                                $5,966    $6,463
                                                              ======    ======

Annual aggregate maturities of long-term debt during the next five years are:
2001-$622; 2002-$193; 2003-$1,086; 2004-$38 and 2005-$694. The company has guaranteed three ESOP related notes for original principal amounts of $275 (9.79%), $80 (8.13%) and $80 (7.09%) with maturities ranging between 2000 and 2006. At December 31, 1999, the balance of the guarantee was $309 of which $39 was classified as current. Principal payments cause the recognition of compensation expense (see Note 16). Annual aggregate maturities of guaranteed debt through expiration are: 2001-$46; 2002-$57; 2003-$66; 2004-$72.

In November 1998, the company issued 17,500,000 units of 6.50 percent Adjustable Conversion-rate Equity Security (ACES) units at a stated value of $40.00 per unit, for an aggregate initial offering price of $700. Each unit consists of a purchase contract for the company's common stock and a junior subordinated deferrable debenture. Under the purchase contracts, in November 2001 the unit holders will purchase for $40 not more than one share and not less than 0.8197 of one share of the company's common stock per unit, depending on the average trading price of the common stock during a specified period in November 2001. In addition, the company pays quarterly deferrable contract fees to the unit holders at 0.55 percent of the stated amount. The junior subordinated deferrable debentures have a principal amount equal to the stated amount of the units, an interest rate of 5.95 percent, and mature in 2003 subject to a call option granted to a third party.

Information regarding interest expense and weighted average interest rates follows:

                                                               Years Ended December 31
                                                              -------------------------
                                                               1999     1998      1997
                                                               ----     ----      ----
Interest cost incurred......................................  $ 463    $ 286     $ 212
Less: Capitalized on construction...........................    (55)     (50)      (44)
                                                              -----    -----     -----
Interest expense............................................  $ 408    $ 236     $ 168
                                                              -----    -----     -----
Weighted average interest rate on short-term borrowings at
  end of period.............................................   6.79%    6.79%     6.43%
                                                              -----    -----     -----

13  COMMITMENTS, CONTINGENT LIABILITIES AND LITIGATION

Future minimum payments under noncancellable operating leases, and unconditional purchase obligations at December 31, 1999 (approximately 65 percent real estate, 17 percent research and development alliances and, 18 percent equipment and inventory purchases) are as follows: 2000-$190; 2001-$142; 2002-$114; 2003-$60;
2004-$53 and later years $193. Capital asset spending committed for construction and equipment but unexpended at December 31, 1999, was approximately $280. Pharmacia was contingently liable as a guarantor for bank loans and for discounted customers' receivables totaling approximately $77 as of December 31, 1999, and $158 as of December 31, 1998.

The consolidated balance sheets include accruals for estimated product and intellectual property litigation and environmental liabilities. The latter includes exposures related to discontinued operations, including the industrial chemical facility referred to below and several sites which, under the Comprehensive Environmental Response, Compensation, and Liability Act, are commonly known as Superfund sites. The company's ultimate liability in connection with Superfund sites depends on many factors, including the number of other responsible parties and their financial viability and the remediation methods and technology to be used. Actual costs to be incurred may vary from the estimates given the inherent uncertainties in evaluating environmental exposures.

With regard to the company's discontinued industrial chemical facility in North Haven, Connecticut, the company will soon be required to submit a corrective measures study report to the U.S. Environmental Protection Agency (EPA). It now appears likely that this report will need to be submitted for EPA review in the latter part of 2000, at which time it may become appropriate to reevaluate the existing reserves designated for remediation in light of changing circumstances. It is reasonably possible that a material increase in accrued liabilities will be required. It is not possible, however, to estimate a range of potential losses. Accordingly, it is not possible to determine what, if any, additional exposure exists at this time.

In April 1999, a jury verdict was returned against DEKALB GENETICS CORPORATION, a subsidiary of the company in a lawsuit filed in U.S. District Court in North Carolina. The lawsuit claims that a 1994 license agreement was induced by fraud stemming from nondisclosure of relevant information and that DEKALB did not have the right to license, make or sell products using the plaintiff's technology for glyphosate resistance under this agreement. The jury awarded $15 in actual damages for unjust enrichment and $50 in punitive damages. DEKALB has appealed this verdict, has meritorious grounds to overturn the verdict and intends to vigorously pursue all available means to have the verdict overturned. No provision has been made in the company's consolidated financial statements with respect to the award for punitive damages.

On March 20, 1998, a jury verdict was returned against the company in a lawsuit filed in the California Superior Court. The lawsuit claims that the company delayed providing access to certain gene technology under a 1989 agreement. The jury awarded $175 in future damages. The company has filed an appeal and has no provision established in the company's consolidated financial statements with respect to this verdict. The company intends to defend itself vigorously against this action.

G.D. Searle & Co. and Pharmacia & Upjohn, Inc., subsidiaries of the company have been parties along with a number of other defendants (both manufacturers and wholesalers) in several federal civil antitrust lawsuits, some of which were consolidated and transferred to the Federal District Court for the Northern District of Illinois. These suits, brought by independent pharmacies and chains, generally allege unlawful conspiracy, price discrimination and price fixing and, in some cases, unfair competition. These suits specifically allege that the defendants violated the following: (1) the Robinson-Patman Act by giving substantial discounts to hospitals, nursing homes, mail-order pharmacies and health maintenance organizations ("HMOs") without offering the same discounts to retail drugstores, and (2) Section I of the Sherman Antitrust Act by entering into agreements with other manufacturers and wholesalers to restrict certain discounts and rebates so they benefited only favored customers. The Federal District Court for the Northern District of Illinois certified a national class of retail pharmacies in November 1994. A similar action is pending by a proposed retailer class in the state court of California. Eighteen class action lawsuits seeking damages based on the same alleged conduct have been filed in 14 states and the District of Columbia. The plaintiffs claim to represent consumers who purchased prescription drugs in those jurisdictions and four other states. Two of the lawsuits have been dismissed. Pharmacia & Upjohn announced in 1998 that it reached a settlement with the plaintiffs in the federal class action cases for $103; and Searle received a favorable verdict in 1999.

Although the results of litigation cannot be predicted with certainty, management's belief is that any potential remaining liability that might exceed amounts already accrued will not have a material adverse effect on the company's consolidated financial position, profitability or liquidity.

14  FINANCIAL INSTRUMENTS

FINANCIAL INSTRUMENT FAIR VALUES

The carrying amounts and estimated fair values of the company's financial instruments were as follows:

                                                           1999       1999      1998       1998
                                                         Carrying     Fair    Carrying     Fair
                                                          Amount     Value     Amount     Value
                                                         --------    -----    --------    -----
Financial Assets:
  Short-term investments                                  $  138     $  138    $  384     $  384
  Long-term investments                                      476        476       610        610
  Forward currency exchange contracts:
     Hedges of loans and deposits                            (19)       (19)       (1)        (1)
     Hedges of anticipated transactions                       (2)        (1)      (13)       (12)
  Currency/Interest swaps hedges of loans and deposits        (3)        (3)       --         --
Commodity futures                                             (3)        (3)       (6)        (6)
Interest rate swaps                                           --         (2)       --         (7)
Financial Liabilities:
  Short-term debt                                          1,992      1,992     1,401      1,401
  Long-term debt                                           5,966      5,678     6,463      6,781
  Guaranteed ESOP debt                                    $  270     $  283    $  309     $  344

Because maturities are short-term, fair value approximates carrying amount for cash and cash equivalents, short-term investments, accounts receivable, short-term debt, and accounts payable. Fair values of derivative contracts, long-term investments, long-term debt, and guaranteed ESOP debt were estimated based on quoted market prices for the same or similar instruments or on discounted cash flows.

Because the contract amounts on derivative instruments are stated as notional amounts, the amount of contracts disclosed above is not a direct measure of the exposure of the company through its use of derivatives. These contracts generally have maturities that do not exceed twelve months and require the company to exchange currencies at agreed-upon rates at maturity. The counterparties to the contracts consist of a limited number of major international financial institutions. The company does not expect any losses from credit exposure related to these instruments

FOREIGN CURRENCY RISK MANAGEMENT

The company is exposed to currency exchange rate fluctuations related to certain intercompany and third party transactions. The exposures and related hedging programs are managed centrally using forward currency contracts, cross-currency swaps and currency options to hedge a portion of both net recorded currency transaction exposures on the balance sheet as well as net anticipated currency transactions. During 1999, several European countries began using the euro. This reduces the number of currencies in which contracts are denominated although increasing the company's concentration in a particular currency. The company also has hedged part of its net investment in Japan. Financial instruments for trading purposes are neither held nor issued by the company.

The company's program to hedge net anticipated currency transaction exposures is designed to protect cash flows from potentially adverse effects of exchange rate fluctuations. At December 31, 1999, the contract amount of the company's outstanding contracts used to hedge net transaction exposure was $730. The aggregate net transaction losses included in net earnings for the years ended December 31, 1999, 1998 and 1997 related to foreign currency transaction hedges were $(33), $(7), and $(34), respectively.

Gains and losses on hedges of intercompany loans and deposits offset the currency exchange gains and losses of the underlying loans and deposits. At December 31, 1999, the contract amount of forward exchange and currency swap contracts held for balance sheet financial exposure hedging program was $1,446.

INTEREST RATE MANAGEMENT

Interest-rate swap agreements are used to reduce interest rate risks and to manage interest expense. By entering into these agreements, the company changes the fixed/variable interest-rate mix of its debt portfolio. As of December 31, 1999, the company was party to interest-rate swap agreements with an aggregate notional principal amount of $90 related to existing debt. The agreements effectively convert floating-rate debt into fixed-rate debt, and the agreements end in 2000. This reduces the company's risk of incurring higher interest costs in periods of rising interest rates.

COMMODITY RISK MANAGEMENT

Commodity futures and options contracts are used to hedge the price volatility of certain commodities, primarily soybeans and corn. This hedging activity is intended to manage the price paid to production growers for corn and soybean seeds. As of December 31, 1999, the company had futures contracts of $78, $28, $9 for soybeans, corn and lean hogs, respectively.

CREDIT RISK MANAGEMENT

The company invests excess cash in deposits with major banks throughout the world and in high quality short-term liquid debt instruments. Such investments are made only in instruments issued or enhanced by high quality institutions. At December 31, 1999, the company had no financial instruments that represented a significant concentration of credit risk. The amounts invested in any single institution are limited to minimize risk. The company has not incurred credit risk losses related to these investments.

The company sells a broad range of pharmaceutical and agricultural products to a diverse group of customers operating throughout the world. In the United States, Latin America and Japan, the company makes substantial sales to relatively few large wholesale customers. The company's agricultural products business is highly seasonal. It is subject to weather conditions and natural disasters that affect commodity prices and seed yields. Credit limits, ongoing credit evaluation, and account-monitoring procedures are utilized to minimize the risk of loss. Collateral is generally not required.

15  SHAREHOLDERS' EQUITY

PREFERRED STOCK

The Series B Convertible Perpetual Preferred Stock is held by the Employee Stock Ownership Trust (ESOP Trust). The per-share stated value is $40,300.00 and the preferred stock ranks senior to the company's common stock as to dividends and liquidation rights. Each share is convertible, at the holder's option, into 1,725.5 shares of the company's common stock and has voting rights equal to 1,725.5 shares of common stock. The company may redeem the preferred stock at any time or upon termination of the ESOP at a minimum price of $40,300.00 per share. Dividends, if declared and at the rate of 6.25 percent, are cumulative, paid quarterly, and charged against retained earnings.

COMMON STOCK

The number of common shares outstanding at December 31, 1999, 1998, and 1997 was 1,254,637,000; 1,245,858,000; and 1,209,989,000, respectively. Individually,
Monsanto Company and Pharmacia & Upjohn, Inc. declared dividends at a rate of $0.12 and $1.08, $0.12 and 1.08, and $0.50 and $1.08, for 1999, 1998, and 1997,
respectively. Common stock dividends payable were $141 and $137 at December 31, 1999 and 1998, respectively.

CAPITAL IN EXCESS OF PAR VALUE

Amounts of paid-in capital that exceed the par value ($2.00 per share) of the company's common stock are recorded in this account. The tax benefit related to the exercise of certain stock options reduces income taxes payable and is reflected as capital in excess of par. Offsetting this is the difference between the cost of treasury shares and cash received for them, if any, when used to satisfy stock option exercises and other employee stock awards.

ESOP-RELATED ACCOUNTS

Upon recognition of the company's guarantee of the debt of the ESOP trusts, offsetting amounts were recorded in shareholders' equity. As guaranteed debt is repaid, this amount diminishes correspondingly (see Notes 12 and 16). In addition, the company has extended various loans to the ESOP trusts. The guarantees and the company loans constitute charges to shareholders' equity. Finally, to the extent the company recognizes expense more rapidly than the corresponding cash contributions are made to the preferred stock ESOP, this shareholders' equity balance is reduced.

TREASURY STOCK

The balance at December 31, 1999 and 1998 was $2,432 and $2,543, respectively, carried at cost.

ACCUMULATED OTHER COMPREHENSIVE INCOME

Accumulated other comprehensive income reflects the cumulative balance of (1) currency translation adjustments, the adjustments of translating the financial statements of non-U.S. subsidiaries from local currencies into U.S. dollars (see
Note 1); (2) unrealized gains and losses on investments categorized as available-for-sale, net of deferred taxes and reclassifications (see Note 4); and (3) minimum pension liability adjustments, net of deferred tax.

SHAREHOLDER RIGHTS PLAN

Pursuant to the company's Shareholder Rights Plan, in December 1999, the company's board of directors declared a dividend, effective as of February 5, 2000, of one preferred stock purchase right on each then-outstanding share of the company's common stock. The February 5, 2000 dividend replaced the preferred stock purchase rights, which were granted in 1990 and set to expire on February 5, 2000 under the company's 1990 Shareholder Rights Plan. Pursuant to the current Shareholder Rights Plan, if a person or group acquires beneficial ownership of 20 percent or more, or announces a tender offer that would result in beneficial ownership of 20 percent or more of the company's outstanding common stock, the rights become exercisable. And, for every right held, the owner will be entitled to purchase one one-thousandth of a share of a Series A preferred stock for $250. If Pharmacia is acquired in a business combination transaction while the rights are outstanding, for every right held, the holder will be entitled to purchase, for $250, common shares of the acquiring company having a market value of $500. In addition, if a person or group acquires beneficial ownership of 20 percent or more of the company's outstanding common stock, for every right held, the holder (other than such person or members of such group) will be entitled to purchase, for $250, a number of shares of the company's common stock having a market value of $500. At any time prior to the acquisition of such a 20 percent position, the company can redeem each right for $0.001. The board of directors also is authorized to reduce the aforementioned 20 percent thresholds to not less than 10 percent. The rights expire in the year 2010.

ADJUSTABLE CONVERSION-RATE EQUITY SECURITIES

In November 1998, the company issued 17,500,000 units of 6.50 percent Adjustable Conversion-rate Equity Security Units (ACES) at a stated value of $40.00 per unit. For further information, see the Notes to Financial Statements, Note 12 Lines of Credit and Debt.

16  EMPLOYEE STOCK OWNERSHIP PLANS (ESOP)

The company operates two Employee Stock Ownership Plans that serve as the funding vehicles for certain employee savings plans. Pursuant to these plans, the company matches, in part, employee contributions -- one plan utilizing common stock and the other, preferred stock of the company.

The common stock plan held 14.7 million shares of stock as of December 31, 1999. At its inception, the ESOP acquired shares by using proceeds from the issuance of long-term notes and debentures guaranteed by the company, and the ESOP also borrowed $50 from the company. A portion of the ESOP shares is allocated each year to employee savings accounts as matching contributions. In 1999, 1,302,590 shares were allocated to participants under the plan. An additional 634,548 shares were released in 1999 awaiting allocation to participants, leaving 7.3 million unallocated shares as of December 31, 1999. Allocated shares held by the ESOP are considered outstanding for earnings-per-share calculations; unallocated shares are not. Compensation expense is equal to the cost of the shares allocated to participants, less cash dividends paid on the shares held by the ESOP. Dividends on the common stock owned by the ESOP are used to repay the ESOP borrowings, which were $100 as of December 31, 1999. Common shares released during 1999, 1998 and 1997 were 1,937,138; 944,215 and 954,778, respectively.

The preferred stock ESOP was created in 1989. As the ESOP Trust makes debt principal and interest payments, a proportionate amount of preferred stock is released for allocation to plan participants. The preferred shares are allocated to participants' accounts based upon their respective savings plan contributions and the dividends earned on their previously allocated preferred shares. As of December 31, 1999, 2,097 preferred shares had been released and allocated; 383 shares were released but unallocated; and 4,212 shares remained unreleased, of which 61 shares are committed to be released. Preferred shares released during 1999, 1998 and 1997 were 421, 391 and 346, respectively. Eventual conversion of all preferred shares is assumed in the earnings per share computations.

Under the agreement whereby the company guaranteed third-party debt of the ESOP Trust, the company is obligated to provide sufficient cash annually to the Trust to enable it to make required principal and interest payments. The company satisfies this annual cash flow requirement through payment of dividends on all preferred shares outstanding, loans and cash contributions. The company has fully and unconditionally guaranteed the ESOP Trust's payment obligations whether at maturity, upon redemption, upon declaration of acceleration, or otherwise. The holders of the debt securities have no recourse against the assets of the ESOP Trust except in the event that the Trust defaults on payments due and the company also fails to make such payments. In that event, the holders may have recourse against unallocated funds held by the Trust. At December 31,1999, assets of the ESOP trust consisted primarily of $270 of Pharmacia Corporation Perpetual Preferred Stock.

Expense of the preferred stock ESOP is determined by a formula that apportions debt service to each year of the plan based on shares allocated to participants and deducts dividends paid on all preferred stock held by the trust.

ESOP expense represents a fringe benefit and, as such, it attaches to payroll costs that comprise a portion of all functional expense captions in the earnings statement.

Combined measures of the ESOP plans are presented in the table that follows.

                                                              Years Ended December 31
                                                              ------------------------
                                                               1999     1998     1997
                                                               ----     ----     ----
Interest expense of ESOP Trust                                 $ 34     $ 37     $ 40
Dividend income of ESOP Trusts:
  Preferred                                                      17       17       18
  Common                                                          2        2        8
Company contribution to ESOP Trusts                              59       32       18
Company ESOP expense                                           $ 45     $ 34     $ 32

17  STOCK COMPENSATION

The former Monsanto Company granted stock options under two fixed plans. Key officers and management employees were granted stock-based awards, including stock options, of up to 87.6 million shares of common stock under the Monsanto Management Incentive Plan of 1996. The exercise price of each option equaled no less than the market price of the company's stock on the date of grant. An option's maximum term was ten years and generally vested upon the achievement of certain performance targets or the ninth anniversary of the grant or upon change of control of the company. Certain options to senior management vested upon the attainment of pre-established prices within specified time periods and were re-priced upon a changed in control of the company. Under the former Monsanto Shared Success Stock Option Plan, most regular full-time and regular part-time employees of the company were granted options on 330 shares of common stock in 1997, 500 shares in 1998 and 300 shares in 1999. The maximum number of shares for which options could be granted under this plan was 27.3 million. The exercise price of each option was generally equal to the price of the company's stock on the date of grant, with a maximum term of 10 years.

Incentive and nonqualified stock options were granted to certain former Pharmacia & Upjohn employees. Options granted in 1999 were to have vested at the end of three to five years or vest pro rata over three years. However, these options vested upon change of control. All options have an exercise price equal to the market value of the underlying stock at date of grant and a maximum term of ten years. Upon a stock-for-stock exercise of an option, an active former Pharmacia & Upjohn employee will receive a new, nonqualified "reloaded" option at the then-current market price for the number of shares surrendered to exercise the option. The "reloaded" option will have an exercise term equal to the remaining term of the original exercised option.

Information concerning option activity and balances follows:

                                                                 Weighted         Number
                                                             Average Exercise    Of Shares
                                                             Price Per Share       (000)
                                                             ----------------    ---------
Balance outstanding, January 1, 1997                              $21.29           78,720
     Granted                                                       33.19           33,546
     Exercised                                                     19.60          (14,003)
     Canceled                                                      34.22           (3,757)
                                                                  ------          -------
Balance outstanding, December 31, 1997                             25.25           94,506
     Granted                                                       46.49           53,791
     Exercised                                                     19.50          (15,508)
     Canceled                                                      35.12           (3,744)
                                                                  ------          -------
Balance outstanding, December 31, 1998                             34.51          129,045
     Granted                                                       46.86           17,950
     Exercised                                                     22.05          (11,527)
     Canceled                                                      46.80           (5,575)
                                                                  ------          -------
Balance Outstanding, December 31, 1999                            $36.79          129,893
                                                                                  =======

                                                Composition of the December 31, 1999 Balance:
                                                ---------------------------------------------
                                                                   Weighted
                                                 Weighted          Average
                                                 Average           Exercise          Number
                                                Remaining           Price           Of Shares
Options Having a Per-Share Exercise Price of:      Life           Per Share           (000)
---------------------------------------------   ---------         ---------         ---------
$ 0.51- 9.99                                    3.13 years          $ 9.24            5,577
$10.00-19.99                                    3.85 years           14.30           14,782
$20.00-29.99                                    5.71 years           25.89            9,552
$30.00-39.99                                    6.96 years           33.88           44,338
$40.00-54.99                                    8.22 years           48.69           51,244
$55.00-75.00                                    8.70 years           61.87            4,400

As of December 31, 1999, 1998 and 1997, Pharmacia had exercisable options of 65,889,000, 65,112,000 and 58,814,000, respectively, with weighted average exercise prices of $27.78, $26.26 and $20.49, respectively.

As permitted by SFAS No. 123, "Accounting for Stock-Based Compensation," Pharmacia Corporation has elected to continue following the guidance of APB 25, "Accounting for Stock Issued to Employees" for measurement and recognition of stock-based transactions with employees. In accordance with APB 25, no compensation cost has been recognized for the company's option plans. Had the determination of compensation cost for these plans been based on the fair market value at the grant dates of the awards under these plans, consistent with the method of SFAS No. 123, Pharmacia Corporation's earnings from continuing operations would have been reduced by approximately $239 or $.19 per share for 1999 $264 or $.21 per share for 1998, and $143 or $.11 per share for 1997.

In computing the pro forma compensation expense, the fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

                                                        1999       1998       1997
                                                        ----       ----       ----
Expected dividend yield                                  0.34%      0.25%      0.29%
Expected volatility                                     39.50%     30.00%     27.00%
Risk-free interest rate                                  4.40%      5.60%      6.40%
Expected option lives (years)                             4.1        4.0        4.3

18  RETIREMENT BENEFITS

The company has various pension plans covering substantially all employees. Benefits provided under the defined benefit pension plans are primarily based on years of service and the employee's compensation. The company also provides nonpension benefits to eligible retirees and their dependents, primarily in the form of medical and dental benefits. The following tables summarize the changes in benefit obligations and plan assets during 1998 and 1999.

                                                                      Other Retirement
                                                  Pension Benefits        Benefits
                                                  ----------------    ----------------
                                                   1999      1998      1999      1998
                                                   ----      ----      ----      ----
Change in Benefit Obligation:
  Benefit obligation at beginning of year         $4,110    $3,877     $809      $776
  Service cost                                       124       114       26        23
  Interest cost                                      264       261       55        54
  Benefits paid                                     (459)     (355)     (43)      (45)
  Actuarial (gain) loss                              (97)      199       --        (4)
  Plan amendment and other adjustments                26        14        1         5
                                                  ------    ------     ----      ----
Benefit obligation at end of year                 $3,968    $4,110     $848      $809
                                                  ======    ======     ====      ====

                                                   1999      1998     1999    1998
                                                   ----      ----     ----    ----
Change In Plan Assets:
  Fair value of plan assets at beginning of year  $3,623    $3,416    $211    $170
  Actual return on plan assets                       620       494      41      40
  Employer contribution                               69        55      26      18
  Plan Participant Contributions                       3         3
  Benefits paid                                     (459)     (355)    (27)    (19)
  Other adjustments                                   (2)        4       1       2
  Currency exchange effects                            5         6      --      --
                                                  ------    ------    ----    ----
Fair value of plan assets at end of year          $3,859    $3,623    $252    $211
                                                  ======    ======    ====    ====

                                                         At December 31,
                                                 --------------------------------
                                                 1999     1998     1999     1998
                                                 ----     ----     ----     ----
Funded status                                    $(109)   $(487)   $(596)   $(598)
Unrecognized net gains                            (433)      11     (112)     (84)
Unamortized net transition asset                   (40)     (60)      --       --
Unrecognized prior service cost                    120      135      (35)     (44)
                                                 -----    -----    -----    -----
Accrued Liability                                $(462)   $(401)   $(743)   $(726)
                                                 =====    =====    =====    =====

The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets were, $730, $661, and $118 as of December 31, 1999, and $2,446, $2,291, and $2,090 as of December 31, 1998, respectively.

                                                         At December 31,
                                                 --------------------------------
                                                 1999     1998     1999     1998
                                                 ----     ----     ----     ----
Postretirement liabilities                       $(822)   $(715)   $(714)   $(698)
Other current liabilities                           --       --      (29)     (28)
Prepaid balances                                   231      215       --       --
Minimum pension liability offsets:
  Intangible assets                                 16       15       --       --
  Shareholders' equity (pretax)                    113       84       --       --
                                                 -----    -----    -----    -----
Accrued Benefit Cost                             $(462)   $(401)   $(743)   $(726)
                                                 =====    =====    =====    =====

                                                   Weighted-Average Assumptions
                                                        As Of December 31,
                                             -----------------------------------------
                                                1999           1998           1997
                                                ----           ----           ----
Discount rate                                       7.43%          6.72%          6.98%
Salary growth rate                           3.67 - 4.50    3.68 - 4.00    4.00 - 4.20
Return on plan assets                               9.51           9.38           9.41
Health care cost rate -- initially           5.25 - 5.62    5.75 - 5.83    6.33 - 7.00
  trending down to                           5.00 - 5.25    4.75 - 5.00           5.00

In connection with the classification of the former nutrition and consumer products segment of Monsanto Company as discontinued operations (see Note 20), no postretirement benefit liabilities, pension liabilities or related assets were allocated or assumed by the discontinued businesses for their active employees or for certain former employees. The company has retained the pension liability, postretirement liability and related assets for the employees of the former Nutrition and Consumer Products segment now classified as discontinued operations in the consolidated financial statements because it is uncertain, at this time, whether the pension liabilities, postretirement liabilities and retained assets will be assumed by the buyers of these businesses. In connection with the spin-off of Monsanto's chemical business as Solutia Inc., Solutia assumed the pension liabilities, postretirement liability and received related assets for its active employees and for certain former employees of the chemical business.

The consolidated net expense amounts in the following table are exclusive of curtailments, settlements, and termination benefit costs associated with restructurings related to former Pharmacia & Upjohn business. Net amounts of $4 and $5 before tax were recorded in 1998 and 1997, respectively, within restructuring charges.

                                         Pension Benefits        Other Retirement Benefits
                                       ---------------------    ---------------------------
                                       1999    1998    1997      1999      1998      1997
                                       ----    ----    ----      ----      ----      ----
Components of Net Periodic Benefit
  Cost:
  Service cost                         $ 124   $ 114   $ 113     $  26     $  23     $  19
  Interest cost                          264     261     238        55        54        53
  Expected return on plan assets        (320)   (265)   (269)      (20)      (15)      (12)
  Amortization of transition amount       (8)     (9)     (9)       --        --        --
  Amortization of prior service cost       4       5       4        (3)       (3)       (4)
  Recognized actuarial loss (gain)        52      25      17        11        (3)       (4)
                                       -----   -----   -----     -----     -----     -----
  Net periodic benefit cost              116     131      94        69        56        52
  Settlement/curtailment loss (gain)       3      (3)     --        --        --        --
                                       -----   -----   -----     -----     -----     -----
Net Benefit Cost                       $ 119   $ 128   $  94     $  69     $  56     $  52
                                       =====   =====   =====     =====     =====     =====

The assumption concerning health care cost trend rate has a significant effect on the amounts reported. Increasing the rate by one percentage point in each year would increase the postretirement benefit obligation as of December 31, 1999 by $56 and the total of service and interest cost components of net postretirement benefit cost for the year by $15. Conversely, decreasing the rate by one percentage point in each year would decrease the postretirement benefit obligation as of December 31, 1999 by $50 and the total of service and interest cost components of net postretirement benefit cost for the year by $16.

The company has recorded an additional minimum liability of $128 for underfunded plans at December 31, 1999. This liability represents the amount by which the accumulated benefit obligation exceeds the sum of the fair market value of plan assets and accrued amounts previously recorded. An intangible asset ($15) to the extent of previously unrecognized prior service cost offsets the additional liability. The remaining amount ($113) is recorded, net of tax benefits, as a reduction to shareholders' equity within accumulated other comprehensive income.

19  SEGMENT INFORMATION

The company operates in two primary segments: pharmaceuticals and agricultural products. The pharmaceutical segment includes prescription products for humans and animals, bulk pharmaceuticals and contract manufacturing.

The agricultural products segment is comprised of agricultural chemicals, primarily ROUNDUP, seeds and genomics, animal productivity and nutrition research.

The following tables show revenues and earnings for the company's operating segments and reconciling items necessary to total to the amounts reported in the consolidated financial statements. Information about segment interest income and expense, and income taxes is not provided on a segment level as the segments are reviewed based on earnings before interest and income taxes (EBIT). Corporate support functions and restructuring charges also are not allocated to segments. There are no inter-segment revenues. Depreciation is not available on a segmental basis.

SEGMENTS FOR YEAR ENDED DECEMBER 31, 1999:

                                                                           Corporate
                                         Pharmaceutical    Agricultural    and Other     Total
                                         --------------    ------------    ---------     -----
Sales                                       $11,177           $5,248         $  --      $16,425
Earnings from equity affiliates                  34              (18)          (12)           4
Amortization                                     82              317            80          479
EBIT *                                      $ 2,189           $  496         $(489)       2,196
Interest expense, net                                                                       298
Earnings before income taxes                                                            $ 1,898

SEGMENTS FOR YEAR ENDED DECEMBER 31, 1998

                                                                           Corporate
                                         Pharmaceutical    Agricultural    and Other     Total
                                         --------------    ------------    ---------     -----
Sales                                       $ 9,289           $4,448         $  --      $13,737
Earnings from equity affiliates                  57              (26)           (9)          22
Amortization                                     95              201           102          398
EBIT *                                      $ 1,721           $  200         $(918)       1,003
Interest expense, net                                                                       111
Earnings before income taxes                                                            $   892

SEGMENTS FOR YEAR ENDED DECEMBER 31, 1997

                                                                           Corporate
                                         Pharmaceutical    Agricultural    and Other     Total
                                         --------------    ------------    ---------     -----
Sales                                       $ 8,907           $3,673         $  --      $12,580
Earnings from equity affiliates                 (68)               6            --          (62)
Amortization                                     85               60            92          237
EBIT *                                      $ 1,360           $   21         $(798)         583
Interest expense, net                                                                        21
Earnings before income taxes                                                            $   562

As a result of the merger involving a subsidiary of Monsanto Company and Pharmacia & Upjohn, management reporting methodologies will tend to evolve and segment definition and related disclosures may change in future periods.

* Earnings before interest and taxes (EBIT) is presented here to provide additional information about the company's operations. This item should be considered in addition to, but not as a substitute for or superior to, net earnings, cash flow or other measures of financial performance prepared in accordance with generally accepted accounting principles. Determination of EBIT may vary from company to company.

Corporate and all other amounts represent general and administrative expenses of corporate support functions, corporate items such as restructuring charges and litigation accruals, and nonoperating income and expenses.

The company's products are sold throughout the world to a wide range of customers including pharmacies, hospitals, chain warehouses, governments, physicians, wholesalers, and other distributors. No single customer accounts for 10 percent or more of the company's consolidated sales.

The top selling 20 products in 1999 represent approximately 63 percent of total sales with no one product constituting more than 15 percent of total sales. The following table shows the company's sales geographically.

                                                  Geographic Sales for Years Ended December 31
                                                  ---------------------------------------------
                                                     1999             1998             1997
                                                     ----             ----             ----
Sales to customers in:
United States                                       $ 8,611          $ 6,298          $ 5,402
Europe/Africa                                         3,963            4,306            4,129
Asia Pacific                                          1,850            1,547            1,713
Latin America                                         1,480            1,183              991
Canada                                                  521              403              345
                                                    -------          -------          -------
          Total Sales                               $16,425          $13,737          $12,580
                                                    =======          =======          =======

Long-lived assets include property, plant and equipment, goodwill and other intangibles, all net of depreciation or amortization.

                                                               Long-Lived Assets,
                                                                  December 31
                                                              --------------------
                                                               1999         1998
                                                               ----         ----
United States                                                 $ 7,848      $ 7,641
Europe/Africa                                                   3,254        3,624
Asia Pacific                                                      313          374
Latin America                                                   1,179        1,106
Canada                                                             27           31
                                                              -------      -------
          Total Long-Lived Assets                             $12,621      $12,776
                                                              =======      =======

20.  DISCONTINUED OPERATIONS

On July 1, 1999, the company announced its intention to sell the artificial sweetener (bulk aspartame and tabletop sweeteners) and biogum businesses. Pharmacia expects to sell these businesses for a net gain by July 2000. The results of operations, financial position, and cash flows of these businesses, and of the alginates and ORTHO lawn-and-garden products businesses, the divestitures of which were approved by the companys' Board of Directors in 1998, have been reclassified as discontinued operations; and, for all periods presented, the consolidated financial statements and notes have been reclassified to conform to this presentation. In addition, the company transferred the ROUNDUP lawn-and-garden and nutrition research operations of the former Nutrition and Consumer Products segment to the Agricultural Products and Corporate segments, respectively.

Net sales and income from discontinued operations in 1999 include one month of the ORTHO lawn-and-garden products business, and nine months of the alginates business for 1999. Net sales, income and net assets from discontinued operations include the ORTHO lawn-and-garden products, alginates, artificial sweeteners, and biogums businesses for 1998. Net sales and income from discontinued operations in 1997 also include eight months of the chemicals business which was spun off to shareholders Sept. 1, 1997.

                                                               1999      1998      1997
                                                               ----      ----      ----
Net Sales                                                     $  980    $1,288    $3,279
                                                              ------    ------    ------
Income (Loss) from Discontinued Operations Before Income Tax  $  150    $ (158)   $  506
Income Tax Expense (Benefit)                                      58       (39)      185
                                                              ------    ------    ------
Net Income (Loss) from Discontinued Operations                $   92    $ (119)   $  321
                                                              ======    ======    ======
Net Assets of Discontinued Operations:
  Current Assets                                              $  545    $  994
  Non-Current Assets                                           1,240     1,269
                                                              ------    ------
          Total Assets                                        $1,785    $2,263
                                                              ------    ------
Current Liabilities                                           $  213    $  272
Non-Current Liabilities                                           15        67
                                                              ------    ------
          Total Liabilities                                   $  228    $  339
                                                              ------    ------
Net Assets of Discontinued Operations                         $1,557    $1,924
                                                              ======    ======

Interest expense charged to discontinued operations was $96 million in 1999, $103 million in 1998, and $74 million in 1997, based on working capital requirements and expected proceeds from the discontinued Nutrition and Consumer Products segment and debt assumed by the spun-off chemical business. Historically, the company did not allocate any debt to the Nutrition and Consumer Products or Chemicals businesses because the company centrally manages cash requirements for its operations.

Net assets of the Nutrition and Consumer Products segment do not include pension liabilities, pension assets, and post retirement benefit liabilities associated with its active employees or former employees. Expenses related to pension and post retirement benefits have been allocated to discontinued operations based on payroll costs. The company has not revised its existing retirement plans for any employment status changes associated with the divestiture of the Nutrition and Consumer Products segment. In 1997, the chemical company assumed the pension liability and related pension assets for its active employees and certain former employees of the chemical business.

In January 1999, the company completed the sale of the ORTHO lawn-and-garden products business. Proceeds of $340 million were used to reduce debt in 1999 and for general corporate purposes. On September 7, 1999, the company announced the sale of the alginates business to International Specialty Products (ISP). Proceeds of $40 million from the sale were used to reduce debt. The closing of this transaction occurred on Oct. 15, 1999, which resulted in an aftertax loss of $25 million from discontinued operations. Offsetting this loss on disposal were restructuring liability reversals of $27 million aftertax, which were required as severance and facility shut-down costs were no longer required as a result of the sale on terms more favorable than originally anticipated.

On February 4, 2000, the company announced the signing of a definitive agreement to sell the tabletop sweetener business, including the EQUAL, CANDEREL and NUTRASWEET tabletop brands, to Merisant Company. The sale closed in March 2000 and proceeds of $570 million from the sale were used to reduce debt. On February 22, 2000, the company announced the signing of a definitive agreement to sell the biogums business to a joint venture between Hercules Inc. and Lehman Brothers Merchant Banking Partners II, L.P. Expected proceeds are $685 million. On March 27, 2000, the company announced the signing of a definitive agreement to sell the artificial sweeteners business including the NUTRASWEET brand, to J.W. Childs Equity Partners II, L.P. for $440 million. Proceeds of the divestiture will primarily be used to reduce debt. The company expects to recognize a small net gain on completion of these transactions.

                                 QUARTERLY DATA
                     PHARMACIA CORPORATION AND SUBSIDIARIES

                                                                        1999 (Unaudited)
                                                       ---------------------------------------------------
                                                         First        Second        Third         Fourth
                                                        Quarter      Quarter       Quarter       Quarter
                                                        -------      -------       -------       -------
                                                        Dollar amounts in millions, except per-share data
Net sales                                                $4,100       $4,359        $3,738        $4,228
Gross Profit                                              2,723        3,002         2,494         2,887
Earnings before cumulative effect of accounting
  change                                                    344          536           234           284
Net income                                                  324          536           234           284
Basic earnings per share -earnings before cumulative
  effect of accounting change                               .27          .43           .19           .23
Diluted earnings per share -earnings before
  cumulative effect of accounting changes                   .27          .42           .18           .22
Basic earnings per share -net earnings                      .25          .43           .19           .23
Diluted earnings per share -net earnings                    .25          .42           .18           .22
Market Price: *
  High                                                   $50.75       $50.13        $45.44        $47.50
  Low                                                     37.38        38.25         32.75         33.56

                                                                        1998 (Unaudited)
                                                       ---------------------------------------------------
                                                         First        Second        Third         Fourth
                                                        Quarter      Quarter       Quarter       Quarter
                                                        -------      -------       -------       -------
                                                        Dollar amounts in millions, except per-share data
Net sales                                                $3,209       $3,738        $3,265        $3,525
Gross Profit                                              2,073        2,403         2,104         2,153
Earnings before cumulative effect of accounting
  change                                                    365          383            99          (485)
Net earnings                                                365          383            99          (485)
Basic earnings (loss) per share -earnings before
  cumulative effect of accounting change                    .30          .31           .08          (.40)
Diluted earnings (loss) per share -earnings before
  cumulative effect of accounting changes                   .29          .30           .07          (.40)
Basic earnings (loss) per share -net earnings               .30          .31           .08          (.40)
Diluted earnings (loss) per share -net earnings             .29          .30           .07          (.40)
Market Price:*
  High                                                   $53.06       $60.38        $63.94        $55.88
  Low                                                     38.31        51.31         50.50         33.75

* Amounts calculated on a pre-merger basis

                        RECONCILIATION OF QUARTERLY DATA
              (DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER-SHARE DATA)

                                                                     Income Before
                                                                   Cumulative Effect
                                            Net        Gross         of Accounting         Net
                                           Sales       Profit           Change            Income
                                           -----       ------      -----------------      ------
1999 (unaudited)
First Quarter
  Monsanto                                 $2,310      $1,439            $ 132            $ 112
  Pharmacia & Upjohn                        1,774       1,281              212              212
  Adjustments                                  16           3               --               --
                                           ------      ------            -----            -----
          Total                            $4,100      $2,723            $ 344            $ 324
                                           ======      ======            =====            =====
Second Quarter
  Monsanto                                 $2,572      $1,722            $ 344            $ 344
  Pharmacia & Upjohn                        1,760       1,313              192              192
  Adjustments                                  27         (33)              --               --
                                           ------      ------            -----            -----
          Total                            $4,359      $3,002            $ 536            $ 536
                                           ======      ======            =====            =====
Third Quarter
  Monsanto                                 $1,922      $1,193            $  49            $  49
  Pharmacia & Upjohn                        1,776       1,295              185              185
  Adjustments                                  40           6               --               --
                                           ------      ------            -----            -----
          Total                            $3,738      $2,494            $ 234            $ 234
                                           ======      ======            =====            =====
Fourth Quarter
  Monsanto                                 $2,342      $1,520            $  70            $  70
  Pharmacia & Upjohn                        1,943       1,471              214              214
  Adjustments                                 (57)       (104)              --               --
                                           ------      ------            -----            -----
          Total                            $4,228      $2,887            $ 284            $ 284
                                           ======      ======            =====            =====
1998 (unaudited)
First Quarter
  Monsanto                                 $1,719      $1,069            $ 196            $ 196
  Pharmacia & Upjohn                        1,586       1,100              174              174
  Adjustments                                 (96)        (96)              (5)              (5)
                                           ------      ------            -----            -----
          Total                            $3,209      $2,073            $ 365            $ 365
                                           ======      ======            =====            =====
Second Quarter
  Monsanto                                 $2,079      $1,237            $ 257            $ 257
  Pharmacia & Upjohn                        1,654       1,161              131              131
  Adjustments                                   5           5               (5)              (5)
                                           ------      ------            -----            -----
          Total                            $3,738      $2,403            $ 383            $ 383
                                           ======      ======            =====            =====
Third Quarter
  Monsanto                                 $1,706      $1,083            $(100)           $(100)
  Pharmacia & Upjohn                        1,669       1,153              204              204
  Adjustments                                (110)       (132)              (5)              (5)
                                           ------      ------            -----            -----
          Total                            $3,265      $2,104            $  99            $  99
                                           ======      ======            =====            =====
Fourth Quarter
  Monsanto                                 $1,733      $  936            $(603)           $(603)
  Pharmacia & Upjohn                        1,849       1,313              122              122
  Adjustments                                 (57)        (96)              (4)              (4)
                                           ------      ------            -----            -----
          Total                            $3,525      $2,153            $(485)           $(485)
                                           ======      ======            =====            =====

On March 30, 2000, the company completed the merger with Pharmacia & Upjohn. Certain reclassifications and adjustments have been made between accounts pursuant to this transaction.

                            STOCKHOLDER INFORMATION

TRANSFER AGENT, REGISTRAR AND DIVIDEND DISBURSING AGENT

EquiServe Trust Company, N.A.
P.O. Box 2500
Jersey City, New Jersey
07303-2500
1-888-312-8333 (Toll Free in
  the U.S. and Canada
1-781-575-2016 (Collect outside
  the U.S. and Canada)

STOCK EXCHANGE
Shares of the Company are listed on the New York Stock Exchange and the Stockholm Stock Exchange under the symbol PHA
REPORTS TO THE SECURITIES
AND EXCHANGE COMMISSION
For copies of the Company's Form 10-K and 10-Q filings, please call:
1-877-768-6973
INVESTOR RELATIONS
Security analysts, investment professionals and shareholders should direct their business-related inquiries to:
Craig Tooman
Pharmacia Corporation
100 Route 206 North
Peapack, New Jersey
07977
U.S.A.
908-901-8853
INTERNET ADDRESS
Pharmacia & Upjohn's Internet address is:
http://www.pharmacia.com

                                [PHARMACIA LOGO]


                                                                                                                              |
    PLEASE MARK YOUR                                                                                                          | 2314
[X] VOTES AS IN THIS                                                                                                          |___
    EXAMPLE.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS
GIVEN, THIS PROXY WILL BE  VOTED "FOR" ITEM 1 AND "AGAINST" ITEMS 2, 3, 4, AND 5.


1. Election of        FOR  WITHHELD  2. STOCKHOLDER      FOR    AGAINST  ABSTAIN  4. STOCKHOLDER PROPOSAL     FOR    AGAINST ABSTAIN
   Directors for      [ ]    [ ]        PROPOSAL ONE.    [ ]      [ ]      [ ]       THREE.                   [ ]      [ ]      [ ]
   Terms expiring in
   2003.
   (See reverse)
For, except vote withheld from the   3. STOCKHOLDER      [ ]      [ ]      [ ]    5. STOCKHOLDER PROPOSAL     [ ]      [ ]      [ ]
following Nominee(s):                   PROPOSAL TWO.                                FOUR.

---------------------------------

                                                                                                        I plan to attend the    [ ]
                                                                                                        meeting.

                                                                                  Please sign your name or names exactly as printed
                                                                                  hereon. When shares are held by joint tenants,
                                                                                  both should sign. Trustees and other fiduciaries
                                                                                  should so indicate when signing.



                                                                                  --------------------------------------------------

The signer(s) hereby revokes all proxies heretofore given by the                  --------------------------------------------------
signer(s) to vote at said meeting or any adjournment thereof.                     SIGNATURE(S)                          DATE

------------------------------------------------------------------------------------------------------------------------------------
                                                    /\  FOLD AND DETACH HERE  /\



                                                       PHARMACIA CORPORATION

Dear Stockholder:

We encourage you to vote your shares either by telephone or via the Internet. This will eliminate the need to return your proxy card. You will need your proxy card and Social Security Number (where applicable) when voting your shares electronically. The Voter
Control Number that appears in the box above, just below the perforation, must be used in order to vote by telephone or via the
Internet.

The EquiServe Vote by Telephone and Vote by Internet systems can be accessed 24-hours a day, seven days a week up until the day prior to the meeting.

TO VOTE BY TELEPHONE:                                                        1-877-PRX-VOTE (1-877-779-8683)
Using a touch-tone phone call (in U.S.) toll-free:

From outside the United States, call direct:                                 1-201-536-8073

TO VOTE BY INTERNET:
Log on to the Internet and go to the website: HTTP://WWW.EPROXYVOTE.COM/PHA
NOTE: If you vote over the Internet, you may incur costs such as telecommunication and Internet access charges for which you will be responsible.


                                                 THANK YOU FOR VOTING YOUR SHARES.
                                                      YOUR VOTE IS IMPORTANT!


DO NOT RETURN THIS PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR THE INTERNET.


                                     PROXY

                             PHARMACIA CORPORATION
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                         ANNUAL MEETING OF STOCKHOLDERS

                              THE ORIENTAL THEATER
                               24 RANDOLPH STREET
                               CHICAGO, ILLINOIS
                     1:30 P.M. (LOCAL TIME), JUNE 23, 2000

The undersigned hereby appoints Robert Shapiro and Fred Hassan, and each of them, with full power of substitution, as Proxies to vote all shares of stock of Pharmacia Corporation which the undersigned is entitled to vote at the 2000 Annual Meeting of Stockholders, and at any adjournments thereof, as indicated on the reverse side hereof and in their discretion on any other matters properly coming before the meeting.

If the undersigned is a participant in the Dividend Reinvestment Plan or in any employee compensation or benefit plan that allocates stock to a participant's plan account, then this card will also provide voting instructions with respect to the stock held in the undersigned's plan account.

Election of Directors:
Nominees: (01) F.C. Carlucci; (02) M. Kantor; (03) G.S. King; (04) O. Lund; (05) J.E. Robson; and (06) B. Samuelsson

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED BUSINESS REPLY ENVELOPE (NO POSTAGE REQUIRED) OR, IF YOU CHOOSE, YOU MAY VOTE YOUR SHARES BY TELEPHONE OR VIA THE INTERNET. PLEASE SEE REVERSE SIDE FOR INSTRUCTIONS.

                         (PLEASE SIGN ON REVERSE SIDE)
--------------------------------------------------------------------------------
                           /\ FOLD AND DETACH HERE /\